UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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WEIGHT WATCHERS INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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WEIGHT WATCHERS INTERNATIONAL, INC.

675 Avenue of the Americas, 6th Floor

New York, New York 10010

Corporate Website: corporate.ww.com

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 7, 2019

The 2019 Annual Meeting of Shareholders of Weight Watchers International, Inc. (the “Company”) will be held at the Company’s corporate headquarters at 675 Avenue of the Americas, 6th Floor, New York, New York 10010 on Tuesday, May 7, 2019 at 10:00 a.m. Eastern Time (the “2019 Annual Meeting”), to consider and act upon each of the following matters:

1.	The election of the four nominees named in the attached Proxy Statement as members of the Board of Directors to serve for a three-year term as Class III directors;

2.	The election of the one nominee named in the attached Proxy Statement as a member of the Board of Directors to serve for a one-year term as a Class I director;

3.	The election of the one nominee named in the attached Proxy Statement as a member of the Board of Directors to serve for a two-year term as a Class II director;

4.	The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2019;

5.	The advisory vote to approve named executive officer compensation; and

6.	Such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

These items of business are more fully described in the attached Proxy Statement. Only shareholders of record at the close of business on March 21, 2019, the record date, are entitled to notice of, and to vote at, the 2019 Annual Meeting and at any and all adjournments or postponements of the 2019 Annual Meeting. Due to a scheduling conflict, Ms. Oprah Winfrey, a director of the Company, will not be in attendance at the 2019 Annual Meeting.

By Order of the Board of Directors

Michael F. Colosi

General Counsel and Secretary

New York, New York

April 5, 2019

WHETHER OR NOT YOU EXPECT TO ATTEND THE 2019 ANNUAL MEETING OF SHAREHOLDERS, PLEASE VOTE BY USING THE INTERNET OR TELEPHONE BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT AND ON THE ENCLOSED PROXY CARD OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

WEIGHT WATCHERS INTERNATIONAL, INC.

675 Avenue of the Americas, 6th Floor

New York, New York 10010

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 7, 2019

The Board of Directors of Weight Watchers International, Inc. is soliciting proxies for the company’s 2019 Annual Meeting of Shareholders to be held at the company’s corporate headquarters at 675 Avenue of the Americas, 6th Floor, New York, New York 10010 on Tuesday, May 7, 2019, at 10:00 a.m. Eastern Time, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying proxy card contain information about the items shareholders will vote on at the 2019 Annual Meeting of Shareholders, and at any and all adjournments or postponements thereof. It is anticipated that this Proxy Statement and the accompanying proxy card will first be mailed to shareholders on or about April 5, 2019.

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BASIS OF PRESENTATION

Weight Watchers International, Inc. is a Virginia corporation with its principal executive offices in New York, New York. In this Proxy Statement unless the context indicates otherwise: “we”, “us”, “our”, “WW” and the “Company” refer to Weight Watchers International, Inc. and all of its operations consolidated for purposes of its financial statements; “Americas” refers to our United States, Canadian, Brazilian and Mexican Company-owned operations; “North America” refers to our United States and Canadian Company-owned operations; “CE, ANZ and UK” refers to our Continental European, Australian, New Zealand and United Kingdom Company-owned operations; “Artal” refers to Artal Group S.A. together with its parents and its subsidiaries; and “Artal Luxembourg” refers to Artal Luxembourg S.A. Our fiscal year ends on the Saturday closest to December 31st and consists of either 52- or 53-week periods. In this Proxy Statement:

•	“fiscal 2015” refers to our fiscal year ended January 2, 2016;

•	“fiscal 2016” refers to our fiscal year ended December 31, 2016;

•	“fiscal 2017” refers to our fiscal year ended December 30, 2017;

•	“fiscal 2018” refers to our fiscal year ended December 29, 2018;

•	“fiscal 2019” refers to our fiscal year ended December 28, 2019; and

•	“fiscal 2020” refers to our fiscal year ended January 2, 2021 (includes a 53rd week).

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INFORMATION ABOUT THE 2019 ANNUAL MEETING OF SHAREHOLDERS AND VOTING

The Board of Directors of Weight Watchers International, Inc. is soliciting proxies for the Company’s 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”) to be held at our corporate headquarters at 675 Avenue of the Americas, 6th Floor, New York, New York 10010 on Tuesday, May 7, 2019, at 10:00 a.m. Eastern Time, and at any and all adjournments or postponements thereof. You may obtain directions to the 2019 Annual Meeting by contacting our investor relations representative at (212) 601-7569. This Proxy Statement and the accompanying proxy card contain information about the items shareholders will vote on at the 2019 Annual Meeting, and at any and all adjournments or postponements thereof. It is anticipated that this Proxy Statement and the accompanying proxy card will first be mailed to shareholders on or about April 5, 2019.

Due to a scheduling conflict, Ms. Oprah Winfrey, a director of the Company, will not be in attendance at the 2019 Annual Meeting.

Who is entitled to vote?

As of the close of business on March 21, 2019 (such date and time, the “Record Date”), there were 66,975,962 shares of common stock, no par value per share, of the Company (the “Common Stock”) outstanding. If you are a shareholder of record or a beneficial owner of Common Stock on the Record Date, you are entitled to receive notice of and to vote at the 2019 Annual Meeting and at any and all adjournments or postponements of the 2019 Annual Meeting. You are entitled to one vote for each share of Common Stock you hold as a shareholder of record or as beneficial owner for each matter presented for vote at the 2019 Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by or on behalf of the Company. As the shareholder of record, you have the right to grant your proxy to the persons named in the enclosed proxy card or to vote in person at the 2019 Annual Meeting. The Company has enclosed a proxy card for you to use.

If your shares are held in a bank, brokerage or trustee account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded by a bank, broker, trustee or other nominee to you together with a voting instruction form.

If I am a shareholder of record, how do I vote?

As a shareholder of record, you may vote in person at the 2019 Annual Meeting. We will give you a ballot when you arrive at the 2019 Annual Meeting. If you do not wish to vote in person at, or if you will not be attending, the 2019 Annual Meeting, you may vote as follows:

1. Over the Internet: go to www.investorvote.com/WW;

2. By telephone: call 1-800-652-VOTE (8683) (toll-free within the United States, U.S. territories and Canada); or

3. By mail: complete, sign and date and promptly mail the enclosed proxy card in the enclosed envelope (postage-prepaid for mailing in the United States).

If I am a beneficial owner of shares held in street name, how do I vote?

As a beneficial owner of shares, you have the right to direct your bank, broker, trustee or other nominee how to vote and are also invited to attend the 2019 Annual Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the 2019 Annual Meeting unless you obtain and present at the 2019 Annual Meeting a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the 2019 Annual Meeting. Your bank, broker, trustee or other nominee will send you separate instructions describing the procedure for voting your shares in person.

If you do not wish to vote in person at the 2019 Annual Meeting, you may vote by providing voting instructions to your bank, broker, trustee or other nominee. Subject to and in accordance with the instructions provided by your bank, broker, trustee or other nominee, you may vote in one of the following manners: over the Internet, by telephone or by mail.

Why is there information regarding the Internet availability of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we provide access to our proxy materials over the Internet.

How can I get access to the proxy materials over the Internet?

You can view our proxy materials for the 2019 Annual Meeting on the Internet on our corporate website at corporate.ww.com/MNA.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors, or if you sign and return the enclosed proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2019 Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. We encourage you to provide voting instructions to the organization that holds your shares. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on such matter with respect to your shares. This is generally referred to as a “broker non-vote”. Proposal 1 (Election of Class III Directors), Proposal 2 (Election of Class I Director), Proposal 3 (Election of Class II Director) and Proposal 5 (Advisory Vote to Approve Named Executive Officer Compensation) are considered non-routine matters.

How can I revoke my proxy or change my vote?

You may revoke your proxy or change your voting instructions before the proposals are voted on at the 2019 Annual Meeting as follows:

Shareholders of Record. If you are a shareholder of record, by (a) voting on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the 2019 Annual Meeting will be counted), (b) timely delivering a written revocation or a valid, later-dated proxy to the Corporate Secretary of the Company at the address of the Company’s corporate headquarters, or (c) attending the 2019 Annual Meeting and voting in person (attendance at the 2019 Annual Meeting will not itself revoke a proxy).

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name, by submitting new voting instructions by contacting your bank, broker, trustee or other nominee, or as otherwise provided in the instructions provided to you by your bank, broker, trustee or other nominee.

How many shares must be present or represented to constitute a quorum for the 2019 Annual Meeting?

The presence, in person or represented by proxy, of a majority of the outstanding shares of the Common Stock entitled to vote at the 2019 Annual Meeting constitutes a quorum. A quorum is necessary in order to conduct business at the 2019 Annual Meeting. Abstentions, withheld votes in the election of directors and broker shares that include broker non-votes are counted as present for purposes of determining a quorum. If a quorum is not present, the Company expects that the 2019 Annual Meeting will be rescheduled for a later date.

What is the voting requirement to approve each of the proposals?

Proposals 1, 2 and 3—Election of Class III, Class I and Class II Directors. Directors are elected by a plurality of the votes cast, in person or by proxy, at the 2019 Annual Meeting. A withhold vote in the election of directors will have the same effect as an abstention. Neither a withhold vote nor a broker non-vote will affect the outcome of the election of directors.

Proposal 4—Ratification of the Selection of Independent Registered Public Accounting Firm. The selection of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for fiscal 2019 will be ratified if the votes cast, in person or by proxy, at the 2019 Annual Meeting “for” ratification exceed the number of votes cast “against” ratification. Abstentions will have no effect on this proposal.

Proposal 5—Advisory Vote to Approve Named Executive Officer Compensation. The advisory approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules requires that the votes cast, in person or by proxy, at the 2019 Annual Meeting “for” this proposal exceed the number of votes cast “against” this proposal. Neither an abstention nor a broker non-vote will affect the outcome of the vote on this proposal.

Other Matters. Any other matters that may properly come before the 2019 Annual Meeting will generally require that the votes cast “for” must exceed the votes cast “against”. If any other matter not discussed in this Proxy Statement properly comes before the 2019 Annual Meeting upon which a vote may be taken, shares represented by all proxies received by the Company will be voted on that matter in accordance with the discretion of the persons named as proxies.

Proposals 4 and 5 are advisory votes and not binding on the Company.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote your shares “FOR” the election of each of the director nominees to the Board of Directors (Proposal 1, Proposal 2, and Proposal 3); “FOR” the ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm for fiscal 2019 (Proposal 4); and “FOR” the advisory approval of the compensation of our named executive officers (Proposal 5).

How are votes counted?

Representatives of the Company’s transfer agent, Computershare Trust Company, N.A., will tabulate the vote and act as Inspector of Election. The vote will be certified by the Company’s Inspector of Election. Except as necessary to meet legal requirements, proxies and ballots that identify the vote of individual shareholders will be kept confidential in cases where shareholders write comments on their proxy cards or in a contested proxy solicitation. During the proxy solicitation period, the Company will receive vote tallies from time to time from the Inspector of Election, but such tallies will provide aggregate figures rather than names of shareholders.

Who will bear the cost of soliciting votes for the 2019 Annual Meeting?

The Company will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of this Proxy Statement, the proxy card and any additional soliciting materials sent by the Company to shareholders. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy-soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies on the Company’s behalf by telephone, e-mail, facsimile or personal interviews.

How can interested parties communicate with the Board of Directors?

Any interested person who wants to communicate with the Board of Directors or any individual director can write to them at Weight Watchers International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010. In any such communication, such person may also designate a particular audience, including the Chairman of the Board of Directors, a committee of the Board of Directors, such as the Audit Committee, the non-management directors as a group, or the director designated to preside over the meetings of the non-management directors. Depending on the subject matter, our Corporate Secretary or his designee will: (i) forward the communication to the director or directors to whom it is addressed; (ii) attempt to handle the inquiry directly, for example when the request is for information about the Company or is a stock-related matter; or (iii) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each Board of Directors meeting, a member of management will present a summary of communications, if any, received since the last meeting that were not forwarded to the director or directors to whom they were addressed, other than communications that were primarily commercial in nature or related to improper or irrelevant topics, and shall make those communications available to the Board of Directors upon request.

Our Board of Directors encourages interested persons who want to communicate directly with our independent directors as a group to do so by writing to the independent directors in care of our Corporate Secretary. Interested persons can send communications by mail to: Weight Watchers International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010. Such correspondence received addressed to our independent directors will be reviewed by our Corporate Secretary or his designee, who will regularly forward to our independent directors all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board of Directors or committees thereof or that our Corporate Secretary otherwise determines requires their attention. Our independent directors may at any time request copies of any such correspondence.

When do we anticipate mailing the proxy materials to shareholders?

It is anticipated that this Proxy Statement and the accompanying proxy card will first be mailed to shareholders on or about April 5, 2019.

Important Notice Regarding the Availability of Proxy Materials

for the 2019 Annual Meeting of Shareholders to Be Held on May 7, 2019

This Proxy Statement and the Annual Report to Shareholders are

available at corporate.ww.com/MNA.

PROPOSALS 1, 2 AND 3

ELECTION OF CLASS III, CLASS I AND CLASS II DIRECTORS

Our Board of Directors is currently divided into three classes, with members of each class holding office for staggered three-year terms (in all cases subject to the election and qualification of their successors or until the earlier of their resignation, removal, retirement, disqualification or death). The following individuals are our current directors and serve for the terms indicated:

Class III Directors (term expiring in 2019)

Steven M. Altschuler, M.D.

Julie Bornstein

Mindy Grossman

Thilo Semmelbauer

Class I Directors (term expiring in 2020)

Raymond Debbane

Tracey D. Brown*

Jonas M. Fajgenbaum

Class II Directors (term expiring in 2021)

Denis F. Kelly

Julie Rice*

Christopher J. Sobecki

Oprah Winfrey

*	Under the Director Vacancy Law (as described below), the terms of Tracey D. Brown and Julie Rice expire at the 2019 Annual Meeting.

The Board of Directors, upon the recommendation of its Nominating and Corporate Governance Committee (the “NCG Committee”), has nominated for election at the 2019 Annual Meeting as Class III directors, to serve until the 2022 annual meeting of shareholders and until their successors have been duly elected and qualified or their earlier resignation, removal, retirement, disqualification or death, the following slate of four nominees: Steven M. Altschuler, Julie Bornstein, Mindy Grossman and Thilo Semmelbauer. Each of the Class III director nominees is currently serving as a director of the Company, and Dr. Altschuler, Ms. Grossman and Mr. Semmelbauer were previously elected as directors by the Company’s shareholders. Ms. Bornstein was elected as a Class III director of the Company by the Board of Directors effective February 27, 2019 to serve the remainder of the term of Philippe J. Amouyal, who resigned as a director of the Company effective February 26, 2019.

Tracey D. Brown is currently serving as a Class I director of the Company, having been elected as a director by the Board of Directors effective February 27, 2019 to serve the remainder of the term of Cynthia Elkins, who resigned as a director of the Company effective February 26, 2019. Under Virginia law, the term of a director elected by the Board of Directors to fill a vacancy expires at the next shareholders’ meeting at which directors are elected (the “Director Vacancy Law”). As a result, the Board of Directors, upon the recommendation of the NCG Committee, has nominated Ms. Brown for election at the 2019 Annual Meeting as a Class I director, to serve until the 2020 annual meeting of shareholders (the “2020 Annual Meeting”) and until her successor has been duly elected and qualified or her earlier resignation, removal, retirement, disqualification or death.

Julie Rice is currently serving as a Class II director of the Company, having been elected as a director by the Board of Directors effective August 9, 2018 to serve the remainder of the term of Sacha Lainovic, who resigned as a director of the Company effective August 9, 2018. Pursuant to the Director Vacancy Law, the Board of

Directors, upon the recommendation of the NCG Committee, has nominated Ms. Rice for election at the 2019 Annual Meeting as a Class II director, to serve until the 2021 annual meeting of shareholders and until her successor has been duly elected and qualified or her earlier resignation, removal, retirement, disqualification or death.

Unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy card to that effect, the persons named as proxies in the enclosed proxy card will, upon receipt of a properly executed proxy card, vote to elect each of the nominees for the term described above. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of such substitutes as the Board of Directors may designate.

Background Information on Nominees

Background information about each of the director nominees can be found under “Executive Officers and Directors of the Company”.

The Board of Directors recommends that you vote “FOR” the election of each of the director nominees.

PROPOSAL 4

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors (the “Audit Committee”) has selected PricewaterhouseCoopers to serve as the Company’s independent registered public accounting firm for fiscal 2019. A representative of PricewaterhouseCoopers is expected to be present at the 2019 Annual Meeting, will have the opportunity to make a statement if she desires to do so and is expected to be available to respond to appropriate questions.

Ratification by the shareholders of the selection of the independent registered public accounting firm is not required, but the Board of Directors believes that it is desirable to submit this matter to the shareholders. If the selection of PricewaterhouseCoopers is not ratified at the 2019 Annual Meeting, the Audit Committee will investigate the reason for the rejection and reconsider the appointment.

The Board of Directors recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2019.

PROPOSAL 5

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

At the Company’s 2017 annual meeting of shareholders, our shareholders indicated their preference that we should seek future advisory votes every year on named executive officer compensation. Based on the recommendation of the Board of Directors in the Company’s 2017 proxy statement and the voting results with respect to the advisory vote on the frequency of future advisory votes on named executive officer compensation, the Company determined to hold an advisory vote on named executive officer compensation every year. Accordingly, as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and any related narrative discussion, is hereby APPROVED.”

As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, the 2018 executive compensation program of the Company was designed to achieve the following key objectives:

•	Attract, motivate and retain exceptionally talented executives critical to the Company’s near- and long-term success.

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Align executive compensation with performance measures that ensure a strong connection between executive compensation and both (i) Company and individual performance on near- and long-term strategic and financial goals and (ii) creation of shareholder value.

The Compensation and Benefits Committee of the Board of Directors (the “Compensation Committee”) and the Board of Directors believe that the design of the 2018 executive compensation program, and hence the compensation awarded to named executive officers under the program, fulfilled these objectives. For example, the financial performance of the Company, or a blend of the performance of the Company and certain of its businesses, determined at least 75% of each named executive officer’s annual, performance-based cash bonus, thereby aligning her or his annual bonus with the financial goals of the Company. Also, a portion of the compensation of the named executive officers consisted of long-term equity incentive compensation which aligned their compensation with the interests of shareholders over the long term. For example, in fiscal 2018, the annual awards granted to our named executive officers included performance-based stock units (“PSUs”) with performance criteria based on the achievement of a specified operating income objective for fiscal 2020, thereby aligning their equity awards with the Company’s financial performance goals, among others.

Shareholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which discusses in detail how the Company’s compensation approach implements the Company’s compensation objectives.

While the results of the vote are non-binding and advisory in nature, the Compensation Committee and the Board of Directors intend to review and consider the results of the vote.

The Board of Directors recommends that you vote “FOR” the advisory approval of the compensation of our named executive officers.

CORPORATE GOVERNANCE

BOARD OF DIRECTORS AND COMMITTEES

Board of Directors

Our Board of Directors is comprised of 11 members. The Board of Directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of shareholders. We expect directors to attend and participate in all meetings of the Board of Directors and of the committees of the Board of Directors on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting.

The Board of Directors held 8 meetings in fiscal 2018. In fiscal 2018, each incumbent director attended at least 75% of the aggregate number of the meetings of the Board of Directors and of the committees thereof on which he or she served during the period for which he or she was a director or committee member, respectively. We expect directors to attend our annual meetings of shareholders in the absence of a scheduling conflict or other valid reason. Eight then-current directors attended the Company’s 2018 annual meeting of shareholders (the “2018 Annual Meeting”). In addition to attending and participating in meetings of the Board of Directors, the committees thereof and annual meetings of shareholders, the directors communicate with our executive management team to remain informed about the Company’s business and for such other purposes as may be helpful to the Board of Directors in fulfilling its responsibilities.

Set forth below in the section entitled “Executive Officers and Directors of the Company” are the names and certain information with respect to each of our current directors.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that include guidelines for determining director independence and qualifications for directors. The Company’s corporate governance materials, including the Corporate Governance Guidelines and charters of the committees of the Board of Directors, are available on our corporate website at corporate.ww.com/govdocs. The NCG Committee periodically reviews corporate governance developments and recommends to the Board any amendments that may be appropriate to our Corporate Governance Guidelines and committee charters as warranted.

Committees of the Board of Directors

The standing committees of the Board of Directors consist of the Audit Committee, the Compensation Committee and the NCG Committee. The Board of Directors has determined that a majority of our directors are independent under the applicable listing standards of The Nasdaq Stock Market LLC (“Nasdaq”) and our Corporate Governance Guidelines. For additional details regarding this independence determination, see “—Director Independence”.

Audit Committee

We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, the rules and regulations of the SEC, and the listing standards of Nasdaq. The current members of the Audit Committee are Mr. Kelly, Dr. Altschuler and Ms. Brown. Ms. Brown joined the Audit Committee on February 27, 2019. The Chairman of the Audit Committee is Mr. Kelly. The Audit Committee held 11 meetings during fiscal 2018.

The principal responsibilities and duties of the Audit Committee include:

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overseeing that our management has maintained the reliability and integrity of our accounting policies and financial reporting processes, including internal control over financial reporting and disclosure practices and financial statement audits;

•	overseeing that our management has established and maintained processes designed to ensure that an adequate system of internal controls is functioning;

•	overseeing that our management has established and maintained processes designed to ensure our compliance with all applicable laws, regulations and corporate policy;

•	assisting the Board of Directors in its oversight of the quality and integrity of our financial statements;

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in consultation with our independent registered public accounting firm and management, reviewing and discussing our earnings press releases (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information and measures) and reviewing and discussing our annual and quarterly financial statements;

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overseeing the performance of our independent registered public accounting firm and retaining or terminating the independent registered public accounting firm and approving all audit and significant non-audit engagement fees and terms with such registered public accounting firm;

•	reviewing, at least annually, the qualifications, performance and independence of our independent registered public accounting firm;

•	in consultation with our independent registered public accounting firm, management and the internal auditors, reviewing the integrity of our financial reporting processes, both internal and external;

•	reviewing and discussing with our independent registered public accounting firm a draft of the auditor’s report;

•	reviewing periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures (if any), on our financial statements;

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establishing and maintaining procedures for (i) the receipt, retention and treatment of complaints received by us from any source regarding accounting, internal accounting controls or auditing matters, and (ii) the submission of concerns from our employees on a confidential, anonymous basis regarding questionable accounting or auditing matters;

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overseeing the procedures designed to implement the Company’s Amended and Restated Code of Business Conduct and Ethics (the “Code of Business Conduct and Ethics”) to ensure that they are operating effectively; and

•	preparing a periodic performance evaluation of the Audit Committee.

The Audit Committee has the power to investigate any matter of interest or concern that it deems appropriate and to retain counsel for such purpose.

The Board of Directors has determined that Mr. Kelly is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. All members of the Audit Committee must be independent directors based on our Corporate Governance Guidelines and under the listing standards of Nasdaq. Members of the Audit Committee must also satisfy a separate SEC independence requirement pursuant to Rule 10A-3 under the Exchange Act, which provides that they may not (i) accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation and (ii) be an affiliate of the Company or any of its subsidiaries. The Board of Directors has determined that each of the Audit Committee members, Mr. Kelly, Dr. Altschuler and Ms. Brown, has no material relationship with us and satisfies the independence requirements under our Corporate Governance Guidelines, the listing standards of Nasdaq, and Rule 10A-3 under the Exchange Act. The Audit Committee operates under a written charter, which is available on our corporate website at corporate.ww.com/govdocs.

Compensation Committee

The current members of the Compensation Committee are Messrs. Debbane and Sobecki and Dr. Altschuler. Mr. Sobecki joined the Compensation Committee on February 27, 2019. Each member of the Compensation

Committee has been determined to be independent under the applicable listing standards of Nasdaq and our Corporate Governance Guidelines. The Chairman of the Compensation Committee is Mr. Debbane. The Compensation Committee held 4 meetings during fiscal 2018.

The principal responsibilities and duties of the Compensation Committee include:

•	establishing and reviewing the overall compensation philosophy of the Company;

•

reviewing and approving, or recommending to the Board of Directors, corporate goals and objectives relevant to the Chief Executive Officer’s and other executive officers’ compensation, including annual performance objectives;

•

evaluating the performance of the Chief Executive Officer and other executive officers in light of approved goals and objectives and, based on such evaluation, either reviewing and approving, or recommending to the Board of Directors, the annual salary, bonus, equity-based incentive compensation and other benefits, direct and indirect, of the Chief Executive Officer and other executive officers;

•	approving or recommending to the Board of Directors any employment relationship or transaction involving an executive officer and any related compensation;

•	considering policies and procedures pertaining to expense accounts of senior executives;

•	discussing the results of the shareholder advisory vote on “say-on-pay,” if any, with regard to the named executive officers;

•	reviewing and recommending to the Board of Directors compensation of directors;

•

considering, on at least an annual basis, whether risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company;

•

reviewing, and making recommendations to the Board of Directors with respect to, the Company’s incentive compensation plans and equity-based plans, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing, monitoring and making recommendations to the Board of Directors with respect to, or approving, employee pension, profit sharing and benefit plans;

•	overseeing the preparation of a “Compensation Discussion and Analysis” for inclusion in the Company’s annual proxy statement or annual report on Form 10-K, in accordance with the rules of the SEC; and

•	preparing recommendations and periodic reports to the Board of Directors concerning these matters, as applicable.

The day-to-day administration of savings plans, profit sharing plans, stock plans, health, welfare and paid time-off plans and policies applicable to salaried employees in general are handled by the Company’s human resources, finance and legal department employees. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Compensation Committee. The Compensation Committee operates under a written charter, which is available on our corporate website at corporate.ww.com/govdocs.

For additional information on the Compensation Committee’s activities, its use of outside advisors and its consideration and determination of executive compensation, as well as the role of our Chief Executive Officer in recommending the amount or form of compensation paid to the other named executive officers, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The current members of the NCG Committee are Messrs. Semmelbauer and Sobecki and Ms. Rice. Ms. Rice joined the NCG Committee on February 27, 2019. Each member of the NCG Committee has been determined to be independent under the applicable listing standards of Nasdaq and our Corporate Governance Guidelines. The Chairman of the NCG Committee is Mr. Semmelbauer. The NCG Committee was established in March 2018 and held 5 meetings during fiscal 2018.

The principal responsibilities and duties of the NCG Committee include:

•	establishing criteria for the selection of new directors to serve on the Board of Directors;

•

identifying individuals qualified to become directors, consistent with the criteria approved by the Board of Directors, and selecting, or recommending that the Board of Directors select, the director nominees for the next annual meeting of shareholders or to fill vacancies or newly created directorships that may occur between such meetings;

•	considering questions of independence and possible conflicts of interests of members of the Board of Directors and executive officers;

•	evaluating candidates for nomination to the Board of Directors and conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	overseeing a set of corporate governance principles applicable to the Company and developing and recommending to the Board of Directors any changes thereto;

•	overseeing the evaluation of the Board of Directors; and

•

recommending members of the Board of Directors to serve on committees of the Board of Directors, as well as serve as the chairpersons thereof, and evaluating the operations and performance of such committees.

The NCG Committee operates under a written charter, which is available on our corporate website at corporate.ww.com/govdocs.

Board Structure

It has been the policy of the Company for many years to separate the positions of Chief Executive Officer and Chairman of the Board of Directors. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe that our current policy of separation of these two positions is most appropriate for the Company. To meet their responsibilities of overseeing management and setting strategic direction, as well as fostering the long-term value of the Company, among their other responsibilities, directors are required to spend time and energy in successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, we believe that having a separate non-executive Chairman of the Board of Directors who is solely responsible for leading the Board of Directors allows the focus of our Chief Executive Officer’s time and energy to be running the day-to-day operations of the Company.

Oversight of Risk Management

We are exposed to a number of risks, including financial risks, credit risks, operational risks, technological risks, privacy and security risks, and risks relating to regulatory and legal compliance. Our executive management team is responsible for identifying and evaluating these risks and developing plans to manage them effectively. Risk management is a Company-wide initiative that involves each of our operating segments. We take a multi-disciplinary approach to risk and our risk management function includes senior executives with backgrounds in finance, operations, human resources, technology, internal audit, and legal and regulatory compliance. For example, our Chief Financial Officer advises our executive management team on both financial and credit risks faced by the Company and our General Counsel advises our executive management team on the Company’s legal and regulatory compliance. Our Chief Executive Officer is advised of and oversees these risk management efforts by the Company’s executive management team. The Board of Directors actively oversees the Company’s risk management. For example, the Board of Directors and Audit Committee routinely meet with our Chief Technology Officer as well as outside experts from time to time to assess cybersecurity risks and to evaluate the status of the Company’s cybersecurity efforts, which include a broad range of tools and training initiatives that work together to protect the data and systems used in our businesses. Both the Audit Committee and Compensation Committee play a significant role in the oversight of the Company’s risk management. For example, the Audit Committee oversees our risk management efforts related to the Company’s audit function while the Compensation Committee oversees our risk management efforts related to employment and compensation matters. In addition, the NCG Committee oversees risks related to corporate governance, including Board of Directors and committee composition and director independence. Members of our executive management team meet with the Board of Directors, Audit Committee, Compensation Committee and NCG Committee regularly to discuss, as well as provide reports relating to, the risks facing the Company.

Compensation Committee Interlocks and Insider Participation

Each of Messrs. Debbane and Amouyal and Dr. Altschuler served as a member of the Compensation Committee during fiscal 2018. There were no Compensation Committee interlocks or insider (employee) participation during fiscal 2018. See “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons—Registration Rights Agreement” and “ —Other Related Person Transactions” for a description of the relationships that Mr. Debbane has, and Mr.  Amouyal had, with the Company.

Identifying and Evaluating Nominees for Directors

Pursuant to our Corporate Governance Guidelines and the NCG Committee Charter, the NCG Committee is responsible for nominating, or recommending to the Board of Directors, nominees for election as directors. The NCG Committee will consider candidates for nomination as a director recommended by the Company’s shareholders, directors, officers and employees and third-party search firms and other sources it deems appropriate. Considerations in evaluating candidates include the candidate’s minimum individual qualifications, including integrity, accountability, experience and an ability to work collegially with the other members of the Board of Directors. In addition, the NCG Committee and Board of Directors will take into account all other factors they consider appropriate, including a candidate’s skills and experience, legal and regulatory requirements and the needs of the Board of Directors. While neither the NCG Committee nor the Board of Directors has adopted a formal policy regarding diversity, they evaluate each candidate in the context of the Board of Directors’ membership as a whole and seek to achieve a mix of members that represents a diversity of background and experience in order to promote the representation of diverse views on the Board of Directors. All candidates are reviewed in the same manner, regardless of the source of the recommendation. The NCG Committee will consider individuals recommended by shareholders for nomination as a director in accordance with the procedures described below. The NCG Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential candidates.

Recommendation of the Replacement Directors. The NCG Committee generally works with a third-party search firm to identify suitable candidates for the Board of Directors and evaluate candidate recommendations from current directors. Such firm recommended Mses. Rice, Bornstein and Brown. In light of the resignations of Mr. Lainovic, Mr. Amouyal and Ms. Elkins and after evaluation of such candidates, the NCG Committee and the Board of Directors elected Mses. Rice, Bornstein and Brown to serve the remainders of Mr. Lainovic’s term as a Class II director, Mr. Amouyal’s term as a Class III director and Ms. Elkins’ term as a Class I director, respectively.

Procedures for Submitting Director Recommendations and Nominations

The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that shareholders may nominate persons for election as directors at the Company’s shareholder meetings by giving timely written notice to the Corporate Secretary of the Company containing required information. The Bylaws require that, to be timely and proper, notice of a nomination by a shareholder must be personally delivered to, or mailed to and received at, the Company’s principal executive offices as follows: (a) for elections to be held at an annual meeting of shareholders, (i) at least 120 days and no more than 150 days before the first anniversary of the date of the proxy statement in conjunction with the annual meeting of shareholders for the prior year or (ii) if the date of the annual meeting is more than 30 days earlier or later than the anniversary date of the prior year’s annual meeting, not less than 60 days prior to such annual meeting; and (b) for elections that are going to take place at a special meeting of shareholders, no later than the close of business on the seventh day after the day on which notice of the date of the special meeting is first given to shareholders.

In notifying the Corporate Secretary, the shareholder making the submission must provide the following information: (i) the name and the address of the shareholder, as they appear on the Company’s stock transfer books, and the name, age and business address (and, if known, residential address) of the candidate to be considered; (ii) a representation by the shareholder that the shareholder is a shareholder of record and intends to appear in person or by proxy at the meeting to nominate the candidate; (iii) the class or series and number of shares of the Company’s stock that are beneficially owned by the shareholder and by the candidate; (iv) a description of all arrangements or understandings between the shareholder and the candidate and any other person (naming such person(s)) pursuant to which such nomination is to be made by such shareholder; (v) an executed written consent of the candidate to be named in the proxy statement as a nominee and to serve as a director of the Company if so elected; (vi) the principal occupation or employment of the candidate; and (vii) any other information relating to the candidate required to be disclosed in accordance with the Bylaws and the Exchange Act. For the Company’s 2020 Annual Meeting, the foregoing information must be submitted to Weight Watchers International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010.

The NCG Committee will also consider director candidates recommended by shareholders. All recommendations for nomination received by the Corporate Secretary that are made in accordance with the requirements in our Bylaws relating to director nominations, as described above, will be considered.

Director Independence

For a director to be considered independent, the Board of Directors must determine that the director does not have any relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has established guidelines to assist it in determining director independence, which conform to the independence requirements in the Nasdaq listing standards. In addition to applying these guidelines, which are set forth in Article II of our Corporate Governance Guidelines, the Board of Directors will consider all relevant facts and circumstances in making an independence determination.

In April 2019, the Board of Directors and the NCG Committee undertook a review of the independence of the Company’s current directors. Following this review, the Board of Directors affirmatively determined that the following current directors are independent under the applicable listing standards of Nasdaq and our Corporate Governance Guidelines: Dr. Altschuler, Mmes. Bornstein, Brown and Rice and Messrs. Debbane, Fajgenbaum, Kelly, Semmelbauer and Sobecki. The Board of Directors previously determined that former directors Sacha Lainovic, Philippe Amouyal and Cynthia Elkins were independent under applicable listing standards and our Corporate Governance Guidelines. In making the independence determinations, the Board of Directors and the NCG Committee considered all relevant facts and circumstances. In particular, in the case of Messrs. Semmelbauer and Sobecki, the Board of Directors and the NCG Committee considered their prior service as members of the former Interim Office of the Chief Executive Officer of the Company from September 12, 2016 to July 5, 2017, as well as the compensation Messrs. Semmelbauer and Sobecki received for such service. The Board of Directors and the NCG Committee concluded that such former interim service and the compensation each received therefor would not interfere with the exercise of independent judgment by Messrs. Semmelbauer and Sobecki in carrying out their respective responsibilities as a director. Additionally, in the case of Messrs. Debbane and Semmelbauer, the Board of Directors and the NCG Committee considered their service as chairman and co-chairman, respectively, of the board of directors of Action Against Hunger, a charitable organization to which the Company made a donation of less than $120,000 in fiscal 2018. The Board of Directors and the NCG Committee concluded that such relationship with Action Against Hunger would not interfere with the exercise of independent judgment by Messrs. Debbane and Semmelbauer in carrying out their respective responsibilities as a director.

Code of Business Conduct and Ethics

We have adopted the Code of Business Conduct and Ethics for our officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, and our employees and directors. Our Code of Business Conduct and Ethics is available on our corporate website at corporate.ww.com/govdocs.

In addition to any disclosures required under the Exchange Act, the date and nature of any substantive amendment of our Code of Business Conduct and Ethics or waiver thereof applicable to any of our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K of the Exchange Act, will be disclosed within four business days of the date of such amendment or waiver on our corporate website at corporate.ww.com/govdocs and corporate.ww.com/corporate-actions//Index?KeyGenPage=1073752069, respectively. In the case of a waiver, the name of the person to whom the waiver was granted will also be disclosed on our corporate website within four business days of the date of such waiver.

Executive Sessions of Non-Management and Independent Directors

Non-management directors meet in executive sessions of the Board of Directors in which management directors and other members of management do not participate. These sessions are periodically scheduled for non-management directors at meetings of the Board of Directors. The Chairman of the Board of Directors, Mr. Debbane, presides over the meetings of the non-management directors. In addition, the directors who the Board of Directors affirmatively determined are independent under applicable Nasdaq listing standards and our Corporate Governance Guidelines hold executive sessions at least twice a year. Mr. Kelly presided over these sessions in fiscal 2018.

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

Set forth below are the names, ages, and current positions with us as of April 5, 2019 of our executive officers and directors. Directors are elected at the annual meeting of shareholders. Executive officers are appointed by, and hold office at, the discretion of the Board of Directors.

Name	Age	Position
Mindy Grossman	61	President and Chief Executive Officer, Director

Nicholas P. Hotchkin	53	Chief Financial Officer, Operating Officer, North America and President, Emerging Markets

Michael F. Colosi	53	General Counsel and Secretary

Corinne Pollier(-Bousquet)	54	President, International

Raymond Debbane(1)	64	Chairman of the Board of Directors

Steven M. Altschuler, M.D.(1)(2)	65	Director

Julie Bornstein	49	Director

Tracey D. Brown(2)	51	Director

Jonas M. Fajgenbaum	46	Director

Denis F. Kelly(2)	69	Director

Julie Rice(3)	48	Director

Thilo Semmelbauer(3)	53	Director

Christopher J. Sobecki(1)(3)	60	Director

Oprah Winfrey	65	Director

(1)	Member of Compensation Committee.

(2)	Member of Audit Committee.

(3)	Member of NCG Committee.

Mindy Grossman. Ms. Grossman has served as a director and our President and Chief Executive Officer since July 2017. Prior to joining us, she served as Chief Executive Officer of HSN, Inc., an interactive, multichannel retailer of fashion, household and lifestyle products, and a member of its Board of Directors from August 2008 to May 2017. Prior to joining HSN, she served as Chief Executive Officer of IAC Retailing, a business segment of HSN’s former parent company, IAC/InterActiveCorp, a media and Internet company, from April 2006 to August 2008, and Global Vice President of Nike, Inc.’s apparel business from October 2000 to March 2006. Earlier in her career, Ms. Grossman held various other executive positions in the retail industry, including President and CEO of Polo Jeans Company, Vice President of New Business Development at Polo Ralph Lauren Corporation, President of Chaps Ralph Lauren, and Senior Vice President of Menswear for Warnaco, Inc. Ms. Grossman is a director of Fanatics, Inc. and was previously a director of Bloomin’ Brands, Inc. She also serves as Vice Chairman for UNICEF USA.

Nicholas P. Hotchkin. Mr. Hotchkin has served as our Chief Financial Officer since August 2012. In addition to his role as Chief Financial Officer, he was appointed as our Operating Officer, North America in March 2019 and our President, Emerging Markets in March 2018. He also served as a member of our former Interim Office of the Chief Executive Officer from September 2016 to July 2017. Prior to joining us, Mr. Hotchkin had spent several years at Staples, Inc., a global leader in the office supply industry. Most recently, Mr. Hotchkin served as Senior Vice President of Finance for the U.S. Retail division of Staples based in Massachusetts, a position he held from May 2010 to August 2012. Before assuming that position, he had been Senior Vice President of Finance and Treasurer of Staples, a position he held from November 2006 to April 2010. Prior to joining Staples, Mr. Hotchkin held several corporate finance positions with Delphi Corporation and General Motors Corporation including assignments in the United States, Asia and Europe. Mr. Hotchkin received a B.A. in Economics from Harvard College and an M.B.A. from the Harvard Business School.

Michael F. Colosi. Mr. Colosi has served as our General Counsel and Secretary since May 2014. Prior to joining us, Mr. Colosi most recently served as Senior Vice President, General Counsel and Corporate Secretary of Kenneth Cole Productions, Inc. (KCP), a multi-brand retail, wholesale and licensing company, from March 2007 to February 2014. His service as General Counsel and Secretary of KCP commenced in July 2000 and July 2004, respectively. He also served as Corporate Vice President of KCP from July 2000 to February 2007. Prior to joining KCP, Mr. Colosi was Associate General Counsel and Assistant Secretary for The Warnaco Group, Inc., an international apparel company, from 1996 to 2000. Mr. Colosi received a B.A. in Economics and English from Cornell University and a J.D. from The University of Michigan Law School.

Corinne Pollier(-Bousquet). Ms. Pollier has served as our President, International since March 2016. Prior to that time, Ms. Pollier served as our President, Continental Europe & Australia-New Zealand from January 2014 to March 2016, our President, Continental Europe from May 2013 to January 2014, our Senior Vice President of France and Switzerland from October 2008 to May 2013 and our General Manager of France from October 2003 to October 2008. Prior to joining us, from 1991 to 2003, Ms. Pollier was with VIVARTE Group (France), a European retailer of footwear and apparel, where she held various positions in the finance and planning analysis department from 1991 to 1995, various senior positions in the organization and strategy department from 1995 to 2000 and as General Manager of Kookai from 2001 to 2003. Ms. Pollier also held various product management and project management positions for the central buying office of Le Printemps department stores from 1987 to 1991. Ms. Pollier holds a Masters in Management from the HEC Business School Paris.

Raymond Debbane. Mr. Debbane has been the Chairman of our Board of Directors since our acquisition by Artal Luxembourg on September 29, 1999. Mr. Debbane is a co-founder and the Chief Executive Officer of The Invus Group, LLC. Prior to forming The Invus Group, LLC in 1985, Mr. Debbane was a manager and consultant for The Boston Consulting Group in Paris, France. He holds an M.B.A. from Stanford Graduate School of Business, an M.S. in Food Science and Technology from the University of California, Davis and a B.S. in Agricultural Sciences and Agricultural Engineering from American University of Beirut. Mr. Debbane is the Chairman of the Board of Directors of Lexicon Pharmaceuticals, Inc. He is also the Chief Executive Officer and a director of Artal Group S.A., and the Chairman of the Board of Directors of a number of private companies of which Artal or Invus, L.P. are shareholders. Mr. Debbane was previously a director of Ceres, Inc. and Blue Buffalo Pet Products, Inc.

Steven M. Altschuler, M.D. Dr. Altschuler has been a director since September 2012. Since May 2018, Dr. Altschuler has served as a Managing Director, Healthcare Ventures, of Ziff Capital Partners, a private investment firm. He previously served as a consultant to the University of Miami Health Care System from September 2017 through December 2017, the Chief Executive Officer of University of Miami Health Care System and Executive Vice President for Healthcare at the University of Miami from January 2016 to September 2017, and the Chief Executive Officer of The Children’s Hospital of Philadelphia (CHOP) from April 2000 until June 2015. Prior to assuming the role of Chief Executive Officer, Dr. Altschuler held several positions at CHOP and the Perelman School of Medicine at the University of Pennsylvania, including Physician-in-Chief/Chair of Pediatrics and chief of the Division of Gastroenterology, Hepatology and Nutrition. Dr. Altschuler received a B.A. in mathematics and an M.D. from Case Western Reserve University. Dr. Altschuler currently serves as Chair of the Board of Directors of Spark Therapeutics, Inc. and as a director of Adtalem Global Education Inc.

Julie Bornstein. Ms. Bornstein has been a director since February 2019. Since February 2018, Ms. Bornstein has served as Chief Executive Officer of a new venture-backed company she founded. From March 2015 to September 2017, Ms. Bornstein served as Chief Operating Officer at Stitch Fix, Inc., an online styling services company. Prior to that, Ms. Bornstein served as Chief Digital Officer at Sephora, a cosmetic retail company and subsidiary of LVMH Moët Hennessy Louis Vuitton SE, from August 2007 to March 2015. Ms. Bornstein received a B.A. in Government from Harvard College and an M.B.A. from Harvard Business School. Ms. Bornstein is a director of Redfin Corporation.

Tracey D. Brown. Ms. Brown has been a director since February 2019. Since June 2018, Ms. Brown has served as Chief Executive Officer of the American Diabetes Association, the largest voluntary health organization in the United States. Previously, Ms. Brown was with Sam’s Club, a membership retail warehouse club and division of Walmart Inc., where she served as Senior Vice President of Operations and Chief Experience Officer from February 2017 to June 2018, Chief Member and Marketing Officer from January 2015 to February 2017, and Vice President from October 2014 to January 2015. Prior to joining Sam’s Club, Ms. Brown held various roles at RAPP Dallas (a part of the Omnicom Group), Direct Impact, Advanced Micro Devices, Peppers & Rogers Group, Dell, American Express, Exxon and Procter & Gamble. Ms. Brown earned a Bachelor of Chemical Engineering from the University of Delaware and an M.B.A. from Columbia Business School.

Jonas M. Fajgenbaum. Mr. Fajgenbaum has been a director since our acquisition by Artal Luxembourg on September 29, 1999. Mr. Fajgenbaum is a Managing Director of The Invus Group, LLC, which he joined in 1996. Prior to joining The Invus Group, LLC, Mr. Fajgenbaum was a consultant for McKinsey & Company in New York from 1994 to 1996. He graduated with a B.S. in Economics with a concentration in Finance from The Wharton School of the University of Pennsylvania and a B.A. in Economics from the University of Pennsylvania. Mr. Fajgenbaum is a director of a number of private companies of which Artal or Invus, L.P. are shareholders.

Denis F. Kelly. Mr. Kelly has been a director since May 2015. Mr. Kelly is affiliated with, and has served as a Managing Partner of, Scura Partners Securities LLC, a private investment banking firm which he co-founded, since 2001. In addition, Mr. Kelly is a Hearing Officer for National Arbitration and Mediation (NAM), one of the leading dispute resolution institutions in the United States. From 1993 to 2001, he was a Managing Director of Prudential Securities Incorporated. Previously, he served as the President and Chief Executive Officer of Denbrook Capital Corporation, a merchant banking firm, from 1991 to 1993. From 1980 to 1991, Mr. Kelly held various positions at Merrill Lynch, including Managing Director of Mergers and Acquisitions and Managing Director of Merchant Banking. Mr. Kelly began his investment banking career at Lehman Brothers in 1974. Mr. Kelly received a B.A. from Amherst College and an M.B.A. from the Wharton School of Business of the University of Pennsylvania. Mr. Kelly is also a director of MSC Industrial Direct Co., Inc., where he serves as a member of the Audit Committee and the chairman of the Compensation Committee. Mr. Kelly previously served as a director of Kenneth Cole Productions, Inc., which is no longer a public company.

Julie Rice. Ms. Rice has been a director since August 2018. Since November 2017, Ms. Rice has served as a Partner at WeWork, a shared workspace company. Since June 2016, she has also served as the Co-Founder of LifeShop LLC, a private investment firm. After co-founding SoulCycle Inc., a fitness company, in 2006, Ms. Rice served as Co-Chief Executive Officer from 2006 to 2015, Chief Talent and Creative Officer from 2015 to 2016 and a member of the board of directors from 2010 to 2018. Previously, Ms. Rice was a Talent Manager at Handprint Entertainment from 1997 to 2004. Ms. Rice received a B.A. in English and Theater from the State University of New York at Binghamton.

Thilo Semmelbauer. Mr. Semmelbauer has been a director since September 2016. He served as a member of our former Interim Office of the Chief Executive Officer from September 2016 to July 2017. He has been involved in technology ventures for over 25 years. From 2015 to 2017, Mr. Semmelbauer was a Venture Partner of Insight Venture Partners, a global private equity and venture capital firm, and he currently continues to act as Senior Advisor to Insight. From 2010 to 2015, he served as President and Chief Operating Officer of Shutterstock, Inc., a global marketplace for licensing images, videos, and music to businesses worldwide. From 2009 to 2010, he served as Executive Vice President, Consumer Business, of TheLadders.com, a career management company. Mr. Semmelbauer was also Weight Watchers International, Inc.’s Global Chief Operating Officer from 2006 to 2008 and Chief Operating Officer for North America from 2004 to 2006, after serving as President and Chief Operating Officer of WeightWatchers.com from 2000 to 2004 where he was part of the founding team. He holds an A.B. in Electrical Engineering and Computer Science from Dartmouth College and a dual M.S. in Management and Electrical Engineering from the Massachusetts Institute of Technology.

Christopher J. Sobecki. Mr. Sobecki has been a director since our acquisition by Artal Luxembourg on September 29, 1999. He served as a member of our former Interim Office of the Chief Executive Officer from September 2016 to July 2017. Mr. Sobecki is a Managing Director of The Invus Group, LLC, which he joined in 1989. He received an M.B.A. from the Harvard Business School. He also obtained a B.S. in Industrial Engineering from Purdue University. Mr. Sobecki is a director of Lexicon Pharmaceuticals, Inc. and a number of private companies of which Artal or Invus, L.P. are shareholders.

Oprah Winfrey. Ms. Winfrey has been a director since October 2015. Since January 2009, Ms. Winfrey has served as the Chairman of her cable network, OWN: Oprah Winfrey Network, taking on the role of Chief Executive Officer in July 2011. Previously, she founded Harpo, Inc. in 1986, under which she has launched numerous media and entertainment businesses, including O, The Oprah Magazine and Harpo Films, in addition to producing the award-winning talk show ‘The Oprah Winfrey Show’ for 25 years. Ms. Winfrey is a global media leader, philanthropist, producer and actress. She also has been serving as a member of the Smithsonian’s advisory council since 2004.

Director Qualifications

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors and NCG Committee focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth immediately above. In particular, the Board of Directors and NCG Committee considered:

•

Mr. Debbane’s experience as a management consultant and private equity investor and his extensive knowledge and understanding of international corporate strategy, brand management, complex financial matters, and numerous and varied global industries.

•

Dr. Altschuler’s experience as a senior executive and physician for a leading healthcare organization and his extensive knowledge and understanding of the healthcare industry, general management and business operations, complex regulatory matters, and financial management and accounting.

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Ms. Bornstein’s experience as a senior executive specializing in digital products and marketing technology for leading online services companies and her extensive knowledge and understanding of consumer loyalty programs, e-commerce and financial management and accounting.

•

Ms. Brown’s experience as the chief executive officer of the American Diabetes Association, the largest voluntary health organization in the United States and a global authority on diabetes, and her extensive knowledge and understanding of consumer behavior, including membership strategy and experiences, subscription offerings and financial management and accounting.

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Mr. Fajgenbaum’s experience as a management consultant and private equity investor and his extensive knowledge and understanding of consumer marketing and brand management, business development and licensing, international business and general management, and corporate strategy.

•

Ms. Grossman’s experience in building and transforming consumer brands and her expertise in strategy, marketing and business development, as well as her position as President and Chief Executive Officer of the Company having responsibility for the day-to-day oversight of the Company’s business operations.

•

Mr. Kelly’s experience in investment banking and strategic transactions and his extensive knowledge and understanding of corporate finance and accounting, business development and international corporate strategy.

•

Ms. Rice’s experience as an entrepreneur building communities and talent networks and developing new retail experiences and her extensive knowledge and understanding of brand communities, the fitness industry and consumer environments.

•

Mr. Semmelbauer’s experience with Internet and technology companies for over 25 years, including as part of the founding team of WeightWatchers.com, and his extensive knowledge and understanding of digital product development, e-commerce, technology and general management processes and operations.

•

Mr. Sobecki’s experience as a private equity investor and his extensive knowledge and understanding of global corporate strategy, corporate finance and accounting, capital market investment and operations, and general management processes and operations.

•

Ms. Winfrey’s experience as a global media leader, entrepreneur, motivational speaker and senior executive in varied media companies and her extensive knowledge and understanding of global brand management, marketing strategy, organizing at the local and global level, and general management processes and operations.

In addition, with regard to each of Messrs. Debbane, Fajgenbaum and Sobecki, the Board of Directors and NCG Committee also considered their respective positions with The Invus Group, LLC, the exclusive investment advisor to Artal.

Arrangements and Understandings

As previously disclosed, the Share Purchase Agreement the Company entered into with Ms. Winfrey on October 18, 2015 provides Ms. Winfrey with the right to be nominated as director of the Company for so long as she and certain permitted transferees own at least 3% of the Company’s issued and outstanding Common Stock. Additionally, pursuant to the Corporate Agreement the Company entered into with Artal in November 2001, which was amended in July 2005, the Company agreed that so long as Artal beneficially owns 3% or more of its then outstanding voting stock, Artal has the right to nominate a number of directors approximately equal to that percentage multiplied by the number of directors on the Board of Directors. This right to nominate directors does not restrict Artal from nominating a greater number of directors. See “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons” for further information on these arrangements.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Audit fees for fiscal 2018 and fiscal 2017 were for professional services rendered by PricewaterhouseCoopers in connection with its (i) integrated audits of our consolidated financial statements and internal control over financial reporting as of and for fiscal 2018 and fiscal 2017, including statutory audits of the financial statements of our subsidiaries, (ii) reviews of our unaudited consolidated interim financial statements as of and for each of the quarterly interim periods within fiscal 2018 and fiscal 2017 and (iii)  reviews of documents filed with the SEC.

Audit-Related Fees

Audit-related fees were for assurance and related services rendered by PricewaterhouseCoopers that were reasonably related to the performance of the audit or the review of our financial statements and not included in audit fees. Such fees for fiscal 2018 and fiscal 2017 were related to the issuance of various special reports, including statutory reports.

Tax Fees

Tax fees for fiscal 2018 and fiscal 2017 were for services rendered by PricewaterhouseCoopers primarily related to tax compliance and various special projects (including advice on tax examinations).

All Other Fees

All other fees for fiscal 2018 and fiscal 2017 were for services rendered by PricewaterhouseCoopers primarily related to assistance with statutory account filings and other miscellaneous professional services. All other fees for fiscal 2018 also included services related to a cybersecurity risk assessment.

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Pre-Approval Policy for Audit and Non-Audit Services provides for pre-approval of audit, audit-related, tax and other services specifically described in appendices to the policy. Such services are pre-approved up to a specified fee limit and for a term of 12 months from the date of pre-approval, unless the Audit Committee provides for a different period. All other permitted services, as well as proposed services exceeding the pre-approved fee limit, must be separately pre-approved by the Audit Committee. Requests for services that require the specific approval by the Audit Committee must be submitted to the Audit Committee by both our independent registered public accounting firm and our Chief Financial Officer and/or SVP Corporate Controller, and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee delegated specific pre-approval authority to its chairperson, provided that the estimated fee for any such proposed pre-approved service does not exceed $75,000 in the aggregate. Pursuant to this delegation, the chairperson must report any pre-approval decision to the Audit Committee at its next scheduled meeting.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered to us by PricewaterhouseCoopers for fiscal 2018 and fiscal 2017:

	Fiscal 2018	Fiscal 2017
Audit Fees	$3,573,062	$3,391,398
Audit-Related Fees	37,022	3,241
Tax Fees	1,045,191	637,492
All Other Fees	239,361	59,085

Total Fees	$4,894,636	$4,091,216

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors with respect to the Company’s audited financial statements for fiscal 2018.

The Audit Committee is governed by the Audit Committee Charter adopted by the Company’s Board of Directors. Our Board of Directors has determined that each current member of the Audit Committee, Denis F. Kelly, Steven M. Altschuler and Tracey D. Brown, is an “independent” director based on Rule 10A-3 of the Exchange Act, the listing standards of Nasdaq, and our Corporate Governance Guidelines, and that Mr. Kelly is an “audit committee financial expert” as defined by SEC rules.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee has met, reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Audit Committee has held discussions with management and PricewaterhouseCoopers, the Company’s independent registered public accounting firm for fiscal 2018, regarding the fair and complete presentation of the Company’s financial position and results of operations in accordance with accounting principles generally accepted in the United States of America and regulations of the SEC. The Audit Committee also has held discussions with management and PricewaterhouseCoopers regarding the effectiveness of the Company’s internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. PricewaterhouseCoopers is responsible for expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also discussed with PricewaterhouseCoopers the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that PricewaterhouseCoopers is independent from the Company and its management. The Audit Committee has pre-approved all fiscal 2018 audit and permissible non-audit services and the fees associated with those services. Further, the Audit Committee has discussed with PricewaterhouseCoopers the overall scope and plans for the audit.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2018.

The Audit Committee has selected PricewaterhouseCoopers as the Company’s independent registered public accounting firm for fiscal 2019, and the Board of Directors has approved submitting such selection to the shareholders for ratification.

This report is being provided by the following independent directors who constituted the Audit Committee as of April 2, 2019, the date of the approval of this report by the Audit Committee.

Respectfully submitted,

Audit Committee

Denis F. Kelly, Chair

Steven M. Altschuler

Tracey D. Brown

COMPENSATION COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal 2018 and included in this Proxy Statement.

Respectfully submitted,

Compensation and Benefits Committee

Raymond Debbane, Chair

Steven M. Altschuler

Christopher J. Sobecki

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion explains the Company’s executive compensation program with respect to fiscal 2018 as it relates to the following “named executive officers”:

Mindy Grossman	President and Chief Executive Officer
Nicholas P. Hotchkin(1)	Chief Financial Officer, Operating Officer, North America and President, Emerging Markets
Stacey Mowbray(2)	Former President, North America
Corinne Pollier(-Bousquet)	President, International
Michael F. Colosi	General Counsel and Secretary

(1)

Mr. Hotchkin began serving as the Company’s Operating Officer, North America on March 8, 2019 and President, Emerging Markets on March 15, 2018, in addition to his serving as the Company’s Chief Financial Officer.

(2)	Ms. Mowbray ceased serving as the Company’s President, North America on March 8, 2019 and left the Company on March 22, 2019.

This discussion has three sections with respect to fiscal 2018 executive compensation. In the first section, we discuss our approach to executive compensation, including our philosophy, objectives and general principles as they relate to the named executive officers. In the second section, we discuss specific practices as they relate to the five elements of our executive compensation program. In the third section, we provide analysis of decisions regarding compensation for the named executive officers with respect to fiscal 2018. We have also included a brief discussion of certain elements of the Company’s 2019 executive compensation program that differ from the 2018 program.

The Compensation Committee considered the voting results of the advisory, non-binding “say-on-pay” vote at our 2018 Annual Meeting in connection with the discharge of its responsibilities. Our shareholders expressed their support of our named executive officer compensation with a majority of the votes cast voting to approve the compensation of our named executive officers described in our 2018 proxy statement. While the majority vote reflected continued support of our executive compensation program, this level of support was a decline from the prior years’ advisory votes. The Compensation Committee considered this outcome and asked management to seek additional shareholder input. The Company’s Vice President, Investor Relations and its General Counsel and Secretary subsequently engaged in discussions with certain institutional investors. These investors expressed appreciation for our outreach efforts. The agenda for these discussions primarily centered on the one-time hiring awards and benefits that were described in our 2018 proxy statement. Additional topics discussed included the institutions’ overall views regarding prudent corporate governance, including board composition, executive compensation, risk and strategy oversight, and governance structure. Following the Compensation Committee’s review and consideration of this shareholder support, as well as the other factors discussed in more detail in “—Determination of Executive Compensation”, the Compensation Committee determined to make no changes to its approach to executive compensation except as discussed further in this “Compensation Discussion and Analysis”. We understand the importance of shareholder outreach. The Company expects to do additional shareholder outreach in fiscal 2019.

Executive Compensation Approach

Our Philosophy, Objectives and Principles

The Company’s executive compensation philosophy is to attract, motivate and retain exceptionally talented executives who are passionate about the Company’s mission to inspire people to adopt healthy habits for real life.

In furtherance of this philosophy, our executive compensation program is designed to achieve the following key objectives:

•

Attract, Motivate and Retain Exceptional Talent. Ensure that executive compensation serves to attract, motivate and retain exceptionally talented executives critical to our near- and long-term success.

•

Pay for Performance. Align executive compensation with performance measures that ensure a strong connection between executive compensation and both (i) Company and individual performance on near- and long-term strategic and financial goals and (ii) creation of shareholder value.

The following principles guide us in developing executive compensation programs and setting total compensation levels for executives:

•	Compensation levels should be closely tied to the performance and success of the Company as well as the executive’s contribution to the Company’s performance and success.

•	Compensation programs should offer an opportunity for greater compensation for exceptional and superior performance, balanced by the risk of lower compensation when performance is less successful.

•	While incentivizing strong Company performance and success, compensation programs should not encourage excessive risk taking.

•

The mix and level of compensation for an executive should reflect the importance of the executive to the Company, competition for that executive’s talent, and relative levels of compensation for other executives at the Company.

Elements of Executive Compensation

In furtherance of our compensation philosophy and in order to achieve the key objectives listed above, for the Company’s executive compensation program in fiscal 2018, we used the following compensation elements:

•	Base salary;

•	Cash bonuses such as an annual, performance-based cash bonus;

•	Long-term equity incentive compensation such as restricted stock units (“RSUs”) and PSUs (together with RSUs, “Stock Units”);

•	Retirement and deferred compensation plans, and agreements defining when termination payments and other benefits are payable upon a change of control of the Company or otherwise; and

•	Benefits and perquisites.

These elements combine to promote the Company’s compensation philosophy and achieve the Company’s compensation objectives as described above. Base salary, retirement and deferred compensation plans, change of control and other termination payments and benefits, and perquisites and other benefits provide a basic level of compensation that helps attract, motivate and retain exceptionally talented executives. Increases in base salary and annual, performance-based cash bonuses reward achievement of annual goals and progress towards multi-year goals important to the Company’s near- and long-term financial and strategic success. Equity-based incentive compensation aligns an executive’s compensation directly with the creation of shareholder value by rewarding performance and the achievement of both long- and short-term goals important to the Company’s strategic objectives and serves as a form of compensation to attract, motivate, and help retain the executive over time.

For senior executives, including the named executive officers, the Company believes that variable compensation such as equity-based and performance-based compensation should be a higher percentage of total compensation than for less senior executives. We feel that this type of compensation relates most directly to the achievement of business, strategic and financial objectives and goals and to building shareholder value, and the performance of senior executives has a strong and direct impact on achieving these objectives and goals and building shareholder value.

In making decisions with respect to any element of an executive’s compensation, the Company considers the total current compensation that may be awarded to the executive, including base salary, annual, performance-based cash bonus, and long-term equity incentive compensation. The Company’s goal is to award compensation that is reasonable in relation to the Company’s compensation philosophy and objectives when all elements of potential compensation are considered.

Competitive Considerations

The Company is a unique, global organization that operates and recruits across diverse markets and types of business lines and necessarily must make each compensation decision in the context of the particular situation, including the characteristics of the executive’s specific role, responsibilities, qualifications and experience. The Company takes into account general information about the competitive market for talent, but because of the uniqueness and mix of business in which the Company is engaged, the Company believes that strict benchmarking against a select group of companies does not provide a meaningful basis for establishing compensation. Therefore, the Company does not attempt to maintain a specific target percentile with respect to a specific list of peer or benchmark companies in determining compensation for senior executives, including named executive officers. However, the Company does periodically review information regarding compensation trends and levels from a variety of sources in order to obtain a general understanding of current compensation practices. These sources vary depending on the position as well as geography. These sources include broad public company indexes and resources and market data provided by third parties. For example, in fiscal 2018, the Compensation Committee reviewed certain general cross-industry market data related to executive compensation that was provided by Willis Towers Watson (“Willis Towers”), an independent executive compensation consulting firm, in connection with the Compensation Committee’s engagement of Willis Towers as further discussed below.

Policy Regarding Executive Common Stock Ownership

The Company has no formal policy regarding Common Stock ownership or retention by the Company’s senior executives, including the named executive officers. However, the Company encourages senior executives to retain ownership of a portion of the equity-based incentive compensation that they have been awarded. The Company encourages this equity retention so that our senior executives’ interests are more closely aligned with the interests of our shareholders.

Policy Regarding Hedging

Pursuant to the Company’s Amended and Restated Securities Trading Policy, all Company employees (including officers) and directors may not engage in any hedging or monetization transactions with respect to Company securities, including, but not limited to, through the use of financial instruments that are designed to hedge or offset any decrease in the market value of equity securities granted as compensation or held directly or indirectly, such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments. Short-term investment activity in Company securities, such as trading in or writing options, arbitrage trading or “day trading,” is also prohibited. In addition, employees and directors may not take “short” positions in Company securities.

Determination of Executive Compensation

Roles and Responsibilities

The Compensation Committee determines the compensation for each of the named executive officers. All three Compensation Committee members are non-employee directors of the Company. Mr. Amouyal, who served as a member of the Compensation Committee during fiscal 2018 and ceased his service as a member effective February 26, 2019, was also a non-employee director of the Company. From time to time during the fiscal year, the Compensation Committee reviews the base salary, cash bonuses, equity-based incentive compensation and other material benefits, direct and indirect, of the named executive officers.

The Chief Executive Officer does not participate in the Compensation Committee’s deliberations or decisions with regard to her compensation. At the Compensation Committee’s request, the Chief Executive Officer reviews the performance of the other named executive officers. Typically, no other senior executive, except the Company’s principal human resources executive, has any regular input into executive compensation decisions. The Compensation Committee gives consideration, when determining appropriate executive compensation, to the named executive officer’s impact on the Company’s results, scope of responsibility, past accomplishments and prior experience, data on prevailing compensation levels and other similar factors. The Compensation Committee also gives considerable weight to the Chief Executive Officer’s evaluation of the other named executive officers because of her direct knowledge of each executive’s performance, responsibilities and contributions. For each named executive officer, the Compensation Committee determines each component of compensation based on its assessment of the executive’s achievement of his or her individual performance goals and objectives, as applicable, as well as the Company’s overall achievement of its goals and objectives.

From time to time, the Compensation Committee has engaged outside consulting firms to review aspects of the executive compensation program for the Company’s executives. The Compensation Committee periodically seeks input from these outside consulting firms on a range of external market factors, including evolving compensation trends and market survey data. For example, as discussed above, the Compensation Committee engaged Willis Towers in fiscal 2018 to provide general cross-industry market data related to executive compensation in order to gain a general understanding of current compensation practices and trends. This engagement commenced and concluded in July 2018. These outside consulting firms may also provide general observations on the Company’s compensation programs, but do not determine the amount or form of compensation for any executive. The Compensation Committee may consider these inputs, observations and information as one factor in making decisions with respect to compensation matters along with information and analyses it receives from management and its own judgment and experience. The Compensation Committee has the ultimate authority to engage compensation consultants.

Ms. Grossman is employed by the Company pursuant to an employment agreement she entered into with the Company on April 21, 2017 (the “Grossman Employment Agreement”). In accordance with local practice in France, Ms. Pollier is also employed by the Company pursuant to an employment agreement. Ms. Mowbray was employed by the Company pursuant to an employment agreement in accordance with local practice in Canada. None of the other named executive officers has an employment agreement with the Company.

Base Salary

The objective of base salary is to provide fixed compensation to an executive that reflects his or her job responsibilities and performance. Base salary is determined for the named executive officers by the Compensation Committee based on its subjective evaluation of a variety of factors, including the executive’s position, level and scope of responsibility, prior experience and past accomplishments. In addition, the Compensation Committee reviews data on prevailing compensation levels to obtain a general understanding of current base salary practices.

Base salary levels are reviewed and approved by the Compensation Committee annually, typically in the first fiscal quarter, as part of the Company’s performance review process as well as upon a hiring, promotion or other change in job responsibilities. Base salary levels are based on the Compensation Committee’s evaluation of the individual’s strengths, performance, development and expected future contributions with respect to the Company’s goals and objectives, including those related to strategic initiatives, relevant to the individual’s compensation, as well as the Company’s overall financial performance and other general economic factors in the marketplace such as inflation. In addition, the Compensation Committee compares the base salaries of the named executive officers to ensure internal equity.

Cash Bonuses

Annual, Performance-Based Cash Bonus

The Company’s executive compensation program provides for a variable cash bonus that is linked to annual performance. The objective of this compensation element is to compensate executives annually based on the achievement of specific individual and Company annual performance objectives, as applicable.

Each named executive officer’s annual cash bonus is determined as a percentage of the executive’s base salary. As with base salary, the Compensation Committee determines each named executive officer’s annual target bonus percentage based on its subjective evaluation of a variety of factors, including the executive’s position, level, scope of responsibility and expected future contributions, and review of competitive conditions and data on prevailing compensation practices and levels. From time to time, the Compensation Committee reviews executives’ annual target bonus percentages and may make adjustments based on the Compensation Committee’s evaluation of an executive’s strengths, development and expected future contributions, changes in the executive’s responsibilities, and internal pay equity, as well as its review of data on prevailing compensation practices and levels.

In most years, the target bonus percentage for each named executive officer may be over- or under-achieved based on a combination of the achievement of the Company’s financial performance goals in the fiscal year and the named executive officer’s performance during the fiscal year against his or her individual performance goals, except in the case of the Company’s Chief Executive Officer and Chief Financial Officer, whose annual, performance-based cash bonuses are based solely on the achievement of the Company’s financial performance goals in the fiscal year. In fiscal 2018, the Company weighted its financial performance goals as follows: (i) 33.3% with respect to revenue trends in the first quarter of fiscal 2018 and (ii) 66.7% with respect to operating income objectives for fiscal 2018.

In fiscal 2018, for Ms. Grossman and Mr. Hotchkin, the overall financial performance of the Company for the fiscal year according to the weighting detailed above determined 100% of her and his annual, performance-based cash bonus. In fiscal 2018, for Ms. Mowbray, 75% of her annual, performance-based cash bonus was determined by financial performance according to the weighting detailed above as follows: (i) with respect to the applicable Q1 Revenue Goals (as defined hereafter), a combination of the overall financial performance of the Company (50%) and the financial performance of the Americas business (50%) and (ii) with respect to the applicable OI Goals (as defined hereafter), a combination of the overall financial performance of the Company (25%) and the financial performance of the North America business (75%). Ms. Mowbray’s individual performance determined the remaining 25% of such cash bonus. In fiscal 2018, for Ms. Pollier, 75% of her annual, performance-based cash bonus was determined by financial performance according to the weighting detailed above as follows: (i) with respect to the applicable Q1 Revenue Goals, a combination of the overall financial performance of the Company (50%) and the financial performance of the CE, ANZ and UK businesses (50%) and (ii) with respect to the applicable OI Goals, a combination of the overall financial performance of the Company (25%) and the financial performance of the CE, ANZ and UK businesses (75%). Ms. Pollier’s individual performance determined the remaining 25% of such cash bonus. In fiscal 2018, for Mr. Colosi, the overall financial performance of the Company for the fiscal year according to the weighting detailed above determined 75% of his annual, performance-based cash bonus and his individual performance determined the remaining 25%.

General Guidelines and Performance Criteria for Annual, Performance-Based Cash Bonuses

In general, for each fiscal year, each executive receives an annual, performance-based cash bonus payment between 0% and 200% of his or her target bonus percentage. An executive’s annual, performance-based cash bonus payment is determined and computed based on the financial performance goal ratings applicable to the executive and resulting financial percentage payout amounts for the fiscal year and, except for the Chief Executive Officer and the Chief Financial Officer, the executive’s individual performance rating and resulting individual percentage payout amount for the fiscal year.

The methodology and approach used by the Compensation Committee to determine these financial performance goal and individual performance ratings and related percentage payout amounts are as follows:

Determination of Financial Performance Goal Ratings and Financial Performance Percentage Payouts

The Compensation Committee generally establishes the financial performance goals each year based on the Company’s internal annual operating plan. Historically, the Compensation Committee has generally selected target operating income objectives for financial performance goals. The Compensation Committee selected these operating income performance goals because they are important indicators of the Company’s financial performance during the fiscal year and shareholder value. In keeping with its recent practice of seeking to balance incentives for first quarter revenue growth and full year profitability, the Compensation Committee determined that the 2018 financial performance goals should be based on the following objectives with the specified percentage allocations:

(i) 33.3% with respect to improving the Company’s revenue trends, based on the achievement of certain revenue goals as reflected by target revenues in the first quarter of fiscal 2018 for the Company globally and for specified geographies, as applicable (each, a “Q1 Revenue Goal”); and

(ii) 66.7% with respect to operating income objectives, based on the achievement of certain full year fiscal 2018 operating income goals for the Company globally and for specified geographies, as applicable (each, an “OI Goal”).

Upon completion of the fiscal year, the Compensation Committee assesses the performance of the Company against the Company’s financial performance goals by comparing the actual fiscal year results to the pre-determined target objectives. The Compensation Committee believes that the evaluation of the Company’s financial performance goals is best achieved if the actual fiscal year results are adjusted to exclude certain items while the target objectives remain fixed. For the fiscal 2018 financial performance goals, the Compensation Committee reserved the ability to adjust the actual fiscal year results to exclude, if any, the effects of extraordinary, unusual or infrequently occurring events or changes in accounting principles and to exercise discretion with respect to (i) in the case of a Q1 Revenue Goal, material matters of managerial or accounting judgment, and (ii) in the case of an OI Goal, matters of accounting judgment, allocation and relative financial performance between business units. The Compensation Committee did not exercise its ability to adjust actual fiscal 2018 results.

In fiscal 2018, the financial performance goal ratings, and the corresponding financial performance percentage payouts, for the portion of each named executive officer’s annual cash bonus determined by the Company’s achievement of its financial performance goals was determined based on the following scales:

Range of Financial Performance Goal Ratings/Percentage Payouts—Q1 Revenues

Percentage of Target Revenues Achieved during Q1 Fiscal 2018	Q1 Fiscal 2018 Revenue Financial Performance Goal Rating/Percentage Payout*
Less than 96%	0%
96%	50%
100%	100%
104% and greater	200%

Range of Financial Performance Goal Ratings/Percentage Payouts—Full Year Operating Income

Percentage of Target Operating Income Achieved during Fiscal 2018	Fiscal 2018 Operating Income Financial Performance Goal Rating/Percentage Payout*
Less than or equal to 85%	0%
90%	33.33%
100%	100%
105%	150%
110% and greater	200%

*

The financial performance goal rating for a percentage of the target achieved for the fiscal year that fell between target percentages set forth above was calculated on a proportional, sliding scale between the target percentages. For example, if the Company had achieved 95% of its target global operating income for the fiscal year, the global operating income financial performance goal rating and corresponding financial performance percentage payout for the named executive officer would have been 66.67%.

The Compensation Committee establishes the financial performance goals so that the minimum performance level is reasonably likely to be achieved, while the target financial performance goals are more challenging. For example, with respect to the global Q1 Revenue Goal, the revenue target assumed significant revenue growth versus the prior year period and the related percentage payout threshold aligned with such goal for the period. In recent fiscal years, the Company has met, exceeded and not achieved the target financial performance goals.

Determination of Individual Performance Rating and Individual Performance Percentage Payout

All executives, including named executive officers other than the Chief Executive Officer and Chief Financial Officer, have individual performance goals for each fiscal year. Typically, individual performance goals are set by the executive’s manager during each fiscal year and vary depending on the Company’s business and strategic plan and objectives and each executive’s individual responsibilities. The executive’s manager determines after the end of each fiscal year the executive’s individual performance rating for the past year based on the executive’s performance against his or her individual performance goals. The executive’s manager also determines the individual performance percentage payout for the executive based on his or her individual performance rating.

An executive can receive an individual performance percentage payout of between 0% and 200% for the portion of his or her annual cash bonus determined by the executive’s individual performance. Achieving the target individual performance goal for all individual performance objectives would yield an individual performance percentage payout of between 80% and 110% as determined in the discretion of the executive’s manager. An executive is only eligible for an annual, performance-based cash bonus if he or she is awarded by his or her manager an individual performance percentage payout of 25% or more, regardless of whether the Company achieves the threshold financial performance goals for the year. Typically, the Chief Executive Officer initially determines the individual performance percentage payouts for the other named executive officers (other than the Chief Financial Officer whose payout is based solely on the Company’s financial performance percentage payout). These individual performance percentage payout determinations are then reviewed by the Compensation Committee when it approves the named executive officers’ annual, performance-based cash bonuses.

Payout of Annual, Performance-Based Cash Bonus

After the close of a fiscal year, the Compensation Committee determines and approves the amount of the annual, performance-based cash bonus to be paid to each named executive officer. The payout generally occurs in March or April of the fiscal year following the fiscal year to which the annual, performance-based cash bonus relates. There is no provision for the adjustment or recovery of a cash bonus paid to a named executive officer if the results in a previous year are subsequently restated or adjusted in a manner that would have originally resulted in a smaller or larger bonus. However, the annual, performance-based cash bonus is not paid until after the completion of the annual audit of the Company’s financial statements by the Company’s independent registered public accounting firm for the applicable fiscal year.

Other Cash Bonuses

From time to time, in order to attract or retain executive talent or to reward performance outside of the executive’s individual responsibilities, the Compensation Committee may award other cash bonuses to executives.

Long-Term Equity Incentive Compensation

The Compensation Committee may periodically award executives, including the named executive officers, stock options, RSUs, PSUs and/or other equity-based awards. The principal objective of the Company’s long-term equity incentive compensation program is to align compensation for executives over a multi-year period directly with the interests of shareholders of the Company. The Company believes that granting equity-based awards provides executives with a strong financial incentive to maximize shareholder returns over the longer term. The Company also believes that the practice of granting equity-based awards is important in recruiting, retaining and motivating the key talent necessary to ensure the Company’s continued success and, in the case of performance equity-based awards, in aligning compensation with the Company’s long-term strategic goals.

Mix of Equity Incentive Compensation

The Company’s long-term equity incentive compensation has historically taken the form of a mix of non-qualified stock option and RSU awards and more recently a mix of RSU and PSU awards. Stock options and Stock Units incentivize shareholder value creation in slightly different ways. Stock options (which historically have generally only had time-vesting criteria to vest (“Time-Vesting Options”), terminated within ten years from date of grant, and had exercise prices equal to the average of the closing price of our Common Stock on the grant date and the four previous trading days) reward executives only if the stock price increases in comparison to the exercise price. Thus, stock options directly incentivize creation of shareholder value after the grant date. Stock Units (which vary in value depending on the stock price of our Common Stock prior to vesting) are impacted by all stock price changes, so the value to executives is affected by both increases and decreases in stock price from the market price at the date of grant.

In fiscal 2016, the Compensation Committee determined to depart from its then-current practice of awarding solely RSUs for the annual, long-term equity incentive compensation awards and introduce performance-based vesting criteria into the annual award program to further align its long-term equity incentive compensation program with the Company’s long-term strategic goals. In connection with this determination, the annual awards for fiscal 2016 consisted of a mix of RSUs and PSUs. The Compensation Committee continued this practice of awarding a mix of RSUs and PSUs for the fiscal 2017 and fiscal 2018 annual awards. For further details on this mix of RSUs and PSUs, see “—2018 Executive Compensation Determinations—Named Executive Officers—Long-Term Equity Incentive Compensation—Annual Awards” below. The Compensation Committee continued to believe that an annual award consisting solely of Stock Units was the most appropriate form of long-term equity incentive compensation to award our executives. Although an RSU’s or PSU’s value may increase or decrease with changes in the stock price during the period before vesting, it will continue to have value in the long-term, encouraging retention and achievement of strategic goals, as well as rewarding shareholder value creation. The Compensation Committee may in the future adjust this mix of award types or approve different award types as part of the further development of its long-term equity incentive compensation program.

Types of Awards

Annual Awards. Historically, annual awards consisted of Time-Vesting Options, RSUs or a combination of both. As discussed above, most recently, the annual awards consisted of RSUs and PSUs. Stock options granted with respect to annual awards generally have exercise prices equal to the average of the closing price of our Common Stock on the grant date and the four previous trading days as well as three-year cliff vesting, and are not subject to Company performance targets. RSUs granted with respect to annual awards generally have time-vesting criteria and are not subject to Company performance targets. PSUs granted with respect to annual awards have time- and performance-vesting criteria. Annual awards constituting stock options generally terminate on the tenth anniversary of their grant date. The Company’s recent practice has been to grant annual awards in two equal installments: the first on May 15th of each year and the second on November 15th of each year; provided, however, in the event such date falls on a weekend, the applicable grant is made on the trading day immediately preceding that date. However, with respect to the fiscal 2015 annual award, RSUs were granted in one installment on June 15, 2015 and vested 50% on each of April 1, 2016 and April 1, 2017. With respect to the fiscal 2017 annual award, the Company granted the RSUs in two installments on May 15, 2017 (except in the case of Ms. Grossman’s award, the first installment of which was granted on July 5, 2017, her employment commencement date) and November 15, 2017 consistent with its historical practice and granted the PSUs in one installment on May 15, 2017 (except in the case of Ms. Grossman’s award, which one-time installment was granted on July 5, 2017). With respect to the fiscal 2018 annual award, the Company granted the RSUs in two installments on May 15, 2018 and November 15, 2018 consistent with its historical practice and granted the PSUs in one installment on May 15, 2018. See “—Annual Equity Grant Procedures” for additional details on annual awards.

Hiring Awards. Historically, hiring awards consisted of Time-Vesting Options, RSUs or a combination of both. Hiring awards for newly-hired named executive officers, if granted, were granted promptly following their hire with their first day of employment coinciding with the grant date of the award. Stock options granted with respect to hiring awards generally have exercise prices equal to the average of the closing price of our Common Stock on the grant date and the four previous trading days. Generally, these stock options and RSUs vest proportionately and become exercisable in annual increments over a three- to five-year period. In addition, from time to time, hiring awards for newly-hired senior executives are structured such that the stock options and/or RSUs awarded are granted in two equal installments with grant dates that align with the grant dates of the annual awards made in the fiscal year of hire. In such cases, when a newly-hired senior executive commences employment after May 15th, the grant date of the first installment has typically been the first day of employment or the 15th day of the calendar month following the first day of employment. These hiring awards that are aligned with annual awards generally vest proportionately and become exercisable in annual increments over a three- to five-year period and/or have three-year cliff vesting. The Compensation Committee may establish separate vesting and exercisability for each installment. Hiring awards constituting stock options generally terminate on the tenth anniversary of their grant date.

Ms. Grossman’s hiring award in fiscal 2017 consisted of a combination of Time-Vesting Options and RSUs which were all granted in one installment on her first day of employment, July 5, 2017. These options and RSUs vest proportionately per year over four years on each anniversary of the grant date. The exercise prices for these options were not established per the Company’s historical practice but were fixed prices agreed upon by the Compensation Committee in connection with the negotiation of the Grossman Employment Agreement to incentivize performance and creation of shareholder value. Additionally, unlike the Company’s historical practice, these options terminate on the seventh anniversary of their grant date.

Special Awards. From time to time, special awards may be made to certain named executive officers in connection with a promotion, change in job responsibilities or other special circumstance. Historically, such special awards consisted of stock options, RSUs, PSUs or a combination thereof. With respect to stock options and RSUs granted, vesting and exercise prices are established at the time the Compensation Committee grants special awards. These special awards of stock options and RSUs generally have time-based vesting criteria in the form of annual increments over three to five years and any such stock option awards terminate on the tenth anniversary of their grant date.

Annual Equity Grant Procedures

The Compensation Committee administers our stock plans. In fiscal 2018, pursuant to its equity grant procedures, the Compensation Committee based annual awards on an aggregate dollar value based on a percentage of an executive’s base salary which would then be converted into a number of RSUs and/or PSUs as described below. Pursuant to its equity grant procedures, for awards that are a mix of stock options, RSUs and/or PSUs, the aggregate dollar value is typically divided between the forms of equity based on percentage amounts approved by the Compensation Committee.

The Compensation Committee determined several years ago that annual awards would be granted in two equal installments. Historically, the first installment of an annual award is generally granted on May 15th of each year (except in the case of a new employee who is granted the right to participate in the annual award program in his or her year of hire and whose employment start date is after May 15th, in which case the first installment is granted on the 15th day of the calendar month following such start date) and the second installment of an annual award is generally granted on November 15th of each year; provided, however, in the event such grant date falls on a weekend, the applicable grant is made on the trading day immediately preceding that date. To provide for these two grant dates for annual awards, and any hiring award or special award that contemplates two or more grant dates, the aggregate dollar amounts allocated to stock options, RSUs and/or PSUs, as applicable, is divided evenly by the applicable number of grant dates and the resulting dollar amounts are then converted into stock options, RSUs and/or PSUs per grant date as described below. In the case of the annual awards for the named executive officers in fiscal 2015, the Compensation Committee determined to not provide for two grant dates but to grant these annual awards in one installment on June 15, 2015 to create better incentives for employees to contribute to the execution of the Company’s transformation plan. With respect to the fiscal 2017 annual award, the Company granted the RSUs in two installments on May 15, 2017 (except in the case of Ms. Grossman’s award, the first installment of which was granted on July 5, 2017, her employment commencement date) and November 15, 2017 consistent with its historical practice and granted the PSUs in one installment on May 15, 2017 (except in the case of Ms. Grossman’s award, which one-time installment was granted on July 5, 2017). With respect to the fiscal 2018 annual award, the Company granted the RSUs in two installments on May 15, 2018 and November 15, 2018 consistent with its historical practice and granted the PSUs in one installment on May 15, 2018.

Generally, when converting the aggregate dollar value for an annual award into a number of RSUs, PSUs or Time-Vesting Options, as applicable, the number of RSUs and PSUs granted has been determined based on the closing price of our Common Stock one week before the applicable grant date and the number of Time-Vesting Options granted has been determined based on the Black-Scholes value of an option with respect to our Common Stock one week before the applicable grant date.

Time-Vesting Options granted as an annual award have historically been generally granted at an exercise price determined by calculating the average of the closing price of our Common Stock on the grant date and the four previous trading days. In certain circumstances, these calculations may result in an exercise price in excess of or less than the closing price of our Common Stock on the grant date.

All equity awards granted to named executive officers require the approval of the Compensation Committee or the Board of Directors.

Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements

The objectives of the Company’s retirement and deferred compensation plans and other retirement arrangements are to help provide financial security into retirement, reward and motivate tenure, and retain talent in a competitive market. In addition, the objective of the Company’s termination payments to senior executives is to help attract talent in a competitive market and, in the event of payments upon a change of control, is to motivate certain executives to remain with the Company despite the uncertainty that may arise in the context of change of control situations.

Savings Plans

We sponsor a savings plan for salaried and certain hourly U.S. employees, including our U.S. named executive officers. The savings plan is a tax-qualified 401(k) retirement savings plan pursuant to which participants are able to contribute, on a pre-tax basis, up to the lesser of 50% of their eligible earnings and the limit prescribed by the Internal Revenue Service. To encourage a higher level of contribution by participants, in fiscal 2018, the Company matched 50 cents on each dollar of the participant’s tax deferred contributions up to 6% of the participant’s eligible earnings. All participant contributions to the savings plan are fully vested upon contribution. All matching contributions by the Company become vested on the date on which the participant’s aggregate service to the Company totals three years. Matching contributions also fully vest immediately upon the participant reaching the age of 65, becoming permanently disabled or dying, or being terminated by the Company without “cause”.

We also provide a Group Registered Retirement Savings Plan for eligible, full-time Canadian employees, in which Ms. Mowbray participated. Contributions to this plan by participating employees are tax deductible. The Canada Revenue Agency imposes a limit on the aggregate annual contribution that an employee can make, and his or her employer and any third party can make for the employee’s benefit, to the plan during a tax year. For the 2018 tax year, this annual limit was $19,232(1). Generally, the Company matches an employee’s contributions up to 5% of the employee’s annual eligible earnings. In fiscal 2018, pursuant to the terms of her employment agreement, the Company made biweekly flat rate contributions to the plan for Ms. Mowbray’s benefit of $20,262(2) in the aggregate. All Company and employee contributions to this plan are fully vested upon contribution.

(1)	CA$26,230 converted to U.S. dollars using the applicable exchange rate on December 28, 2018 (i.e., $0.7332), the last business day of fiscal 2018.
(2)	CA$26,230 converted into U.S. dollars using the average monthly exchange rate applicable to the month during which the contribution was made, such rates ranging from $0.7438 to $0.8047.

Executive Profit Sharing Plan

We have also established a non-qualified executive profit sharing plan for U.S. highly compensated employees, including the U.S. named executive officers. The executive profit sharing plan provides for a guaranteed monthly Company contribution for each participant based on the participant’s age and the participant’s eligible earnings. In addition, the executive profit sharing plan provides for supplemental Company contributions to be made at the discretion of the Company under certain circumstances which the Company has not made in recent years. The Company also credits each participant’s executive profit sharing account with interest at an annual rate equal to the sum of (a) 2% plus (b) the annualized prime rate, as published in The Wall Street Journal, compounded as of the end of each fiscal month, subject to a cap of 15%.

The following table sets forth the guaranteed monthly contribution amounts based on selected ages of a participant:

Age of Participant	Guaranteed Monthly Contribution of Participant’s Eligible Earnings
35-39	2.50%
40-44	3.50%
45-49	4.50%
50-54	5.50%
55-59	6.00%
60 and Over	6.50%

Contributions to a participant’s executive profit sharing account are fully vested upon the date on which the participant’s aggregate service to the Company totals three years. Contributions also generally fully vest immediately upon the participant reaching the age of 65, becoming permanently disabled or dying, or being terminated by the Company without “cause”. Generally, the vested contributions to a participant’s executive profit sharing account are paid to the participant, or his or her beneficiary or legal representative, as the case may be, following the participant’s termination of employment with the Company other than termination by the Company for “cause” in which case all benefits are forfeited by the participant. The timing of any such distribution following termination is subject to the terms of the executive profit sharing plan. The executive profit sharing plan also provides for certain early payments from a participant’s executive profit sharing account in limited hardship situations subject to the terms of the plan.

Termination Payments upon a Change of Control

The Company has determined that it is in the best interests of its shareholders to reinforce and encourage the continued attention and dedication of our key executives to their duties, without personal distraction or conflict of interest in circumstances that could arise in connection with any change of control of the Company. Therefore, the Company has entered into continuity agreements with our named executive officers and certain other senior executives which provide for certain severance payments and provision of benefits upon a termination in connection with a change in control or, in the case of the named executive officers (other than Ms. Grossman) and such other executives, upon a termination for long-term disability, retirement or death. For a more fulsome discussion of these benefits, see “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon a Change of Control—Continuity Agreements”.

Other Retirement, Retention or Severance Arrangements

The Company has no formal policy regarding retirement or retention arrangements. From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the nature or circumstances surrounding the hiring, promotion, retention or departure of an individual, or upon review of the transition and skill needs of the Company, competitive conditions and/or the relationship of a senior executive’s compensation to the compensation of other senior executives of the Company, enters into retirement, retention and/or severance arrangements with certain senior executives, including certain named executive officers. Additionally, the Company is subject to certain statutory and, in some cases, common law requirements of the countries in which it operates that may give rise to certain benefits for its senior executives upon retirement, termination or other events. For additional details on these arrangements with and requirements with respect to the named executive officers, see “Potential Payments Upon Termination, Retirement or Change of Control”.

Benefits and Perquisites

The Company provides benefits to its salaried employees including health care coverage, life and disability insurance protection, reimbursement for educational expenses, a wellness-related allowance and access to favorably-priced group insurance coverage. The Company provides these benefits to help alleviate the financial costs and loss of income arising from illness, death or disability, to encourage ongoing education in job-related areas, to promote the wellness of its employees and to allow employees to take advantage of reduced insurance rates available for group policies. In addition to the benefits provided to salaried employees generally, the Company provides named executive officers with certain perquisites that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain employees for key positions. These perquisites may include, as applicable, cost of living, housing, car and/or transportation allowances and reimbursement of costs associated with relocation, dependents’ education, temporary living arrangements, home leave travel and mobile devices (which are permitted to be used for personal matters) as well as tax gross-up payments with respect to such allowances and reimbursements and tax equalization in connection with certain assignments. The Compensation Committee periodically reviews the levels of benefits and perquisites provided to named executive officers.

Tax and Accounting Implications

Excess Parachute Payment Excise Taxes

Under the terms of a continuity agreement (other than Ms. Grossman’s continuity agreement) (i) if it is determined that certain payments and benefits provided under the agreement and under any other plan or arrangement with the Company and its affiliates in the aggregate would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (the “280G excise tax”), or to any similar tax, and the aggregate value of the parachute payment exceeds a certain threshold amount calculated under the Internal Revenue Code by 5% or less, then (ii) the parachute payment will be reduced to the extent necessary so that the aggregate value of the parachute payment is equal to an amount that is less than such threshold amount; provided, however, that if the aggregate value of the parachute payment exceeds the threshold amount by more than 5%, then the executive will be entitled to receive an additional payment or payments in an amount such that, after payment by the executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed upon this payment, the executive retains an amount equal to the excise tax imposed upon the parachute payment. Under the terms of Ms. Grossman’s continuity agreement (i) if it is determined that the parachute payments would be subject to the 280G excise tax and the net after tax amount of such parachute payments (after the payment of all taxes) is less than the net after-tax amount of the parachute payments reduced to the maximum amount payable such that none of the parachute payments would be subject to the 280G excise tax (the “reduced amount”), then the aggregate amount of such parachute payments to Ms. Grossman shall be reduced to such reduced amount and (ii) if it is determined that the net after tax amount of the full payment of such parachute payments is greater than the net after tax amount of the reduced amount, Ms. Grossman shall receive the aggregate parachute payments; provided that Ms. Grossman shall not be entitled to a receive an additional tax gross-up payment.

Internal Revenue Code Section 409A

If, under the continuity agreements or our stock plans, any payments or benefits that the Company would be required to provide under the continuity agreements or any of our stock plans cannot be provided in the manner contemplated in the continuity agreements or under the applicable plan without subjecting the executive to income tax under Section 409A of the Internal Revenue Code, the Company shall provide such intended payments or benefits to the executive in an alternative manner that conveys an equivalent economic benefit to the executive without materially increasing the aggregate cost to the Company.

The Section 162(m) of the Internal Revenue Code $1 Million Deduction Limit

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to a public corporation for compensation over $1.0 million paid in any fiscal year to a company’s chief executive officer or other named executive officers (excluding the company’s principal financial officer, in the case of tax years preceding 2018). However, in the case of tax years preceding 2018, the statute exempted qualifying performance-based compensation from the deduction limit if certain requirements were met. Section 162(m) was amended in December 2017 by the Tax Cuts and Jobs Act to eliminate the exception for performance-based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017) and to expand the group of current and former executive officers who may be covered by the deduction limit under Section 162(m). For the Company’s fiscal years prior to 2018, its shareholder approved incentive plans were structured to provide that certain awards could be made in a manner to qualify for the performance-based compensation exemption and the Compensation Committee generally sought to structure performance-based compensation for our named executive officers in a manner that complied with the corresponding Section 162(m) exemption. The Compensation Committee expects in the future to authorize compensation in excess of $1.0 million to named executive officers that will not be deductible under Section 162(m) when it believes doing so is in the best interests of the Company and its shareholders.

Accounting Considerations

The Compensation Committee also considers the accounting and cash flow implications of various forms of executive compensation. In its financial statements, the Company records salaries and performance-based compensation incentives as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require the Company to record an expense in its financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, Topic 718, Compensation—Stock Compensation. The Compensation Committee believes, however, that the many advantages of equity-based compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

2018 Executive Compensation Determinations

The following is a discussion of the specific factors considered in determining base salary, cash bonuses and other payments and long-term equity incentive compensation for fiscal 2018 as well as other compensation matters for the named executive officers.

Base Salary

No action was taken during fiscal 2018 with respect to the base salary of Ms. Grossman. The table below identifies actions taken during fiscal 2018 with respect to the base salaries of the other named executive officers.

Named Executive Officer	2018 Base Salary and Action(s) (if any)
Mindy Grossman	$1,200,000
Nicholas P. Hotchkin	Increase in annual base salary from $560,718 to $618,754 effective March 25, 2018
Stacey Mowbray(1)	Increase in annual base salary from $438,358 (CA$597,869) to $451,508 (CA$615,805) effective April 1, 2018(2)
Corinne Pollier(-Bousquet)	Increase in annual base salary from $431,508 (€377,093) to $444,452 (€388,405) effective April 1, 2018(3)
Michael F. Colosi	Increase in annual base salary from $452,962 to $466,551 effective March 25, 2018

(1)	Ms. Mowbray left the Company on March 22, 2019.
(2)	Amounts shown in Canadian dollars were converted to U.S. dollars using the applicable exchange rate on December 28, 2018 (i.e., $0.7332).
(3)	Amounts shown in euros were converted to U.S. dollars using the applicable exchange rate on December 28, 2018 (i.e., $1.1443).

The Compensation Committee decided to increase the base salary of Messrs. Hotchkin and Colosi and Mses. Mowbray and Pollier effective on or about March 31, 2018. In determining each such named executive officer’s increased base salary, the Compensation Committee reviewed his or her past performance of his or her job responsibilities and contributions made to the Company, competitive conditions and the relationship of his or her compensation to the compensation of other senior executives at the Company and determined that the increase in base salary was appropriate to reward performance, ensure retention and motivate performance against the Company’s strategic initiatives. Additionally, in the case of Mr. Hotchkin, the Compensation Committee decided to increase his base salary in connection with his appointment as President, Emerging Markets and upon review of his increased job responsibilities and expected future contributions to the Company in this role.

Cash Bonuses and Payments

Annual, Performance-Based Cash Bonus

Annual Target Bonus Percentages. The following table identifies actions taken during fiscal 2018 with respect to the annual target bonus percentages of the named executive officers, as applicable.

Named Executive Officer	Action
Nicholas P. Hotchkin	Increase in annual bonus target percentage from 75% to 85% effective starting with the fiscal 2018 bonus
Corinne Pollier(-Bousquet)	Increase in annual bonus target percentage from 50% to 60% effective starting with the fiscal 2018 bonus

In determining each of Mr. Hotchkin’s and Ms. Pollier’s increased annual target bonus percentage, the Compensation Committee reviewed the increased demands of his or her job responsibilities, including, in the case of Mr. Hotchkin, his increased responsibilities as President, Emerging Markets, since the percentage was last fixed, the relationship of his or her compensation to the compensation of other senior executives at the Company and competitive conditions and determined that the increase in annual target bonus percentage was appropriate to reward performance, ensure retention and motivate further performance against the Company’s strategic initiatives.

Annual, Performance-Based Cash Bonus Fiscal 2018 Plan. For fiscal 2018, the Company had to achieve at least $100.0 million of operating income for the named executive officers to be eligible to receive an annual, performance-based cash bonus. The Company reported operating income of $389.0 million. The actual annual, performance-based cash bonus for each named executive officer was determined using the guidelines and performance criteria generally applicable to all executives of the Company. The determination of the Company’s financial performance bonus component was based on the following objectives with the specified percentage allocations: (i) 33.3% with respect to improving the Company’s revenue trends, based on the achievement of certain revenue goals as reflected by target revenues in the first quarter of fiscal 2018 for the Company globally and for specified geographies; and (ii) 66.7% with respect to operating income objectives, based on the achievement of certain full year operating income goals for the Company globally and for specified geographies. The Q1 Revenue Goals were determined in December 2017 and the fiscal 2018 OI Goals were determined in March 2018 by the Compensation Committee. The Compensation Committee did not exercise its ability to adjust actual fiscal 2018 results.

The Company’s global Q1 Revenue Goal, CE, ANZ and UK Q1 Revenue Goal and Americas Q1 Revenue Goal for annual, performance-based cash bonuses paid to executives generally was equal to $368.6 million, $108.4 million and $256.8 million, respectively. Based on the Q1 Revenue Goals and actual results, the Company achieved a financial performance percentage payout of 200% (67% weighted) with respect to each such financial performance goal.

The Company’s global OI Goal, CE, ANZ and UK OI Goal and North America OI Goal for annual, performance-based cash bonuses paid to executives generally was equal to $404.0 million, $151.1 million and $338.2 million, respectively. Based on the OI Goals and actual results, the Company achieved the following financial performance percentage payouts with respect to this financial performance goal: global, 75.2% (50.2% weighted), CE, ANZ and UK, 63.5% (39.8% weighted) and North America, 141.8% (92.1% weighted).

The following table shows the annual target bonus percentage and the overall bonus percentage payout for, and the related actual bonus paid to, each of the named executive officers for fiscal 2018:

Named Executive Officer	Target Bonus Percentage (as a % of Fiscal Year Base Salary)	Overall Bonus Percentage Payout(1)	Actual Performance- Based Cash Bonus		Actual Performance- Based Bonus (as a % of 2018 Base Salary(2))
Mindy Grossman	150%	116.8%	$2,101,651		175.1%
Nicholas P. Hotchkin	85%	116.8%	$598,573		99.2%
Stacey Mowbray	60%	137.6%	$375,171	(3)	78.8%
Corinne Pollier(-Bousquet)	60%	108.2%	$285,193	(4)	62.7%
Michael F. Colosi	60%	112.6%	$312,730		67.6%

(1)

Other than with respect to Ms. Grossman and Mr. Hotchkin, bonus percentage payouts were determined by a combination of the applicable financial performance percentage payout and individual performance percentage payout.

(2)	See base salary amounts of the named executive officers reported in the column “Salary” of the Summary Compensation Table.
(3)

Amount shown was paid in Canadian dollars and converted to U.S. dollars using the applicable exchange rate on March 6, 2019 (i.e., $0.7439), the date on which Ms. Mowbray’s annual, performance-based cash bonus was approved.

(4)

Amount shown was paid in euros and converted to U.S. dollars using the applicable exchange rate on March 6, 2019 (i.e., $1.1309), the date on which Ms. Pollier’s annual, performance-based cash bonus was approved.

Other Cash Payments

No other cash bonuses were awarded to named executive officers with respect to fiscal 2018.

Long-Term Equity Incentive Compensation

Annual Awards

In fiscal 2018, the Compensation Committee determined that the annual award would consist of a mix of RSUs and PSUs. The Compensation Committee believed that including PSUs in the annual award program would further align executive compensation, including that of the named executive officers, with the Company’s long-term strategic goals. In determining the size and mix of named executive officers’ annual equity awards for fiscal 2018, the Compensation Committee reviewed the total current compensation that may be awarded to the executive, the potential impact the executive’s position could have on the Company achieving the relevant goal, the achievement of business, strategic, individual, and financial objectives during the prior fiscal year, competitive conditions and the relationship of the executive’s compensation to the compensation of other senior executives, and determined the size of the award based on a percentage of the executive’s base salary as appropriate to reward and incentivize performance against strategic goals, ensure retention, and maintain appropriate compensation differentials among senior executives. See “—Determination of Executive Compensation—Long-Term Equity Incentive Compensation—Annual Equity Grant Procedures” above for additional details on the Compensation Committee’s deliberations. All named executive officers received an annual award in fiscal 2018.

All annual award dollar amounts for the recipient named executive officers in fiscal 2018 were allocated 66.7% to RSUs, which were granted in two equal installments, and 33.3% to PSUs, which were granted in one installment. The dollar amount for each installment was converted into a number of RSUs and PSUs, as applicable, in accordance with procedures established by the Compensation Committee. In fiscal 2018, the recipient named executive officers received the following annual awards (the number of PSUs shown represents the applicable PSUs at the “target” level of performance) based on the dollar amounts, and on the grant dates, specified: Ms. Grossman ($4,800,000) received (i) 23,023 RSUs and 22,988 PSUs on May 15, 2018 and (ii) 29,738 RSUs on November 15, 2018; Mr. Hotchkin ($981,256) received (i) 4,706 RSUs and 4,699 PSUs on May 15, 2018 and (ii) 6,079 RSUs on November 15, 2018; Ms. Mowbray ($577,019(1) received (i) 2,767 RSUs and 2,763 PSUs on May 15, 2018 and (ii) 3,574 RSUs on November 15, 2018; Ms. Pollier ($559,229(2)) received (i) 2,682 RSUs and 2,678 PSUs on May 15, 2018 and (ii) 3,464 RSUs on November 15, 2018; and Mr. Colosi ($566,203) received (i) 2,715 RSUs and 2,711 PSUs on May 15, 2018 and (ii) 3,507 RSUs on November 15, 2018. Additionally, in connection with his assumption of the role of President, Emerging Markets, the Compensation Committee determined to grant Mr. Hotchkin a one-time supplement to his annual award consisting of 7,056 PSUs (the number of PSUs represents the applicable PSUs at the “target” level of performance) based on a dollar amount of $490,628.

All RSUs granted to the recipient named executive officers as their annual award in fiscal 2018 will vest one-third per year over three years on each anniversary of the grant date. All PSUs granted to the recipient named executive officers as their annual award in fiscal 2018 have both time- and performance-vesting criteria. The time-vesting criteria will be satisfied on the third anniversary of the grant date (i.e., May 15, 2021). When determining the performance-vesting criteria, the Compensation Committee considered the Company’s previously announced revenue and operating income targets. The performance-vesting criteria will be satisfied if the Company has achieved an Adjusted Operating Income (as defined in the Company’s applicable term sheet for PSU awards) objective for fiscal 2020 (the “Performance Year”). The number of PSUs that become vested, if any, upon the satisfaction of both vesting criteria shall be equal to (x) the target number of PSUs multiplied by (y) the applicable Achievement Percentage (as defined in the Company’s applicable term sheet for PSU awards) (determined using linear interpolation if actual performance falls between any two levels), determined as follows, and rounded down to avoid the issuance of fractional shares:

Level of Achievement	Adjusted Operating Income	Achievement Percentage
Below Threshold	Less than 90% of Operating Income Target Amount	0%
Threshold	90% of Operating Income Target Amount	33.3%
Target	100% of Operating Income Target Amount	100%
Maximum	105% or More of Operating Income Target Amount	150%

If, in addition to achieving the maximum level of achievement for Adjusted Operating Income (i.e., 105% or more of the Operating Income Target Amount (as defined in the Company’s applicable term sheet for PSU awards)), the Company also has an achieved an Adjusted Revenue (as defined in the Company’s applicable term sheet for PSU awards) objective for the Performance Year, then the recipient named executive officer may achieve an Achievement Percentage in excess of 150% as follows:

Level of Achievement	Adjusted Operating Income	Achievement Percentage
Potential if Revenue Target is Achieved	106%-110% or More of Operating Income Target Amount	160	%-200%

(1)

Amounts shown in Canadian dollars were converted to U.S. dollars using the applicable exchange rate on May 8, 2018 (i.e., $0.7721), the date on which the aggregate value of the award was approved by the Compensation Committee.

(2)

Amounts shown in euros were converted to U.S. dollars using the applicable exchange rate on May 8, 2018 (i.e., $1.1864), the date on which the aggregate value of the award was approved by the Compensation Committee.

At the time the performance goals were established, the metrics that were selected for the target performance were reasonably attainable, yet provide management with appropriate incentives to support the Company’s financial goals. The Company believes that achievement of maximum performance against the goals would require exceptional corporate performance in the Performance Year.

Fiscal 2016 And Fiscal 2017 PSU Annual Award Performance Measurement Certifications

On February 25, 2019, the Compensation Committee certified that the performance criteria of the PSUs granted as part of the fiscal 2016 annual equity award had been satisfied at the “maximum” level of achievement of 166.67% based on the Company’s achievement of a Debt Ratio (as defined in the Company’s applicable term sheet for PSU awards and based on a Debt to EBITDAS ratio (each as defined therein)) as of December 29, 2018 less than 3.7. These PSUs remain subject to the time-vesting criteria that will be satisfied on May 16, 2019. Additionally, on February 25, 2019, with respect to the PSUs granted as part of the fiscal 2017 annual equity award, the Compensation Committee certified that the performance criteria established in connection with the third of the PSU award relating to the fiscal 2018 performance year had been satisfied at the “maximum” level of achievement of 166.67% based on the fiscal 2018 Adjusted Operating Income (as defined in the Company’s applicable term sheet for PSU awards) target amount of $327 million and the corresponding number of PSUs were “banked” for each named executive officer. These PSUs remain subject to the time-vesting criteria that will be satisfied on May 15, 2020.

Hiring Awards

No hiring awards were granted to named executive officers in fiscal 2018.

Mix of Compensation Elements

As discussed above in “—Executive Compensation Approach—Elements of Executive Compensation”, the Company weights compensation for the named executive officers who participate in the Company’s executive compensation program more toward variable, performance-based compensation. Approximately 76% of fiscal 2018 total compensation for named executive officers was variable, performance-based compensation (which includes short-term variable performance-based compensation and long-term variable performance-based compensation). As reflected in the Summary Compensation Table, aggregate fiscal 2018 compensation for the named executive officers was allocated as follows:

Mix of Total Compensation in 2018
Base Salary	20%
Short-Term Variable Performance-Based Compensation(1)	23%
Long-Term Variable Performance-Based Compensation(2)	53%
Other Compensation(3)	4%
Total	100%

(1)	Represents annual, performance-based cash bonuses reported in the column “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table.
(2)	Represents RSU and PSU awards reported in the column “Stock Awards” of the Summary Compensation Table.
(3)

Represents contributions to savings plans, contributions to and earnings on the executive profit sharing plan and perquisites and other personal benefits reported in the columns “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation”, as applicable, of the Summary Compensation Table.

Certain Elements of 2019 Executive Compensation

Base Salary

Ms. Grossman did not receive an increase in base salary for fiscal 2019.

Annual, Performance-Based Cash Bonus

The financial performance goal ratings and corresponding financial performance percentage payouts with respect to fiscal 2019 for certain executives of the Company, including the named executive officers, will be no greater than 100%.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the named executive officers as follows: for fiscal 2018, fiscal 2017 and fiscal 2016 with respect to Messrs. Hotchkin and Colosi and Mses. Mowbray and Pollier and for fiscal 2018 and fiscal 2017 with respect to Ms. Grossman.

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation		Total
Mindy Grossman	2018	$1,200,000	—	$5,183,199	—	$2,101,651	$10,125	$303,160	(5)	$8,798,135
President and Chief Executive Officer	2017	$544,615	—	$11,245,847	$19,790,630	$1,406,529	$427	$384,235		$33,372,283

Nicholas P. Hotchkin	2018	$603,129	—	$1,625,252	—	$598,573	$22,216	$110,002	(6)	$2,959,172
Chief Financial Officer, Operating	2017	$555,966	$200,000	$988,445	—	$777,714	$13,690	$78,393		$2,614,208
Officer, North America and President, Emerging Markets	2016	$538,809	$100,000	$991,280	—	$336,703	$8,852	$67,734		$2,043,378

Stacey Mowbray(7)	2018	$476,187	—	$622,953	—	$375,171	—	$71,632	(8)	$1,545,943
Former President, North America	2017	$433,046	—	$567,707	—	$414,573	—	$44,720		$1,460,046
	2016	$346,573	—	$486,411	—	$162,577	—	$34,816		$1,030,377

Corinne Pollier (-Bousquet)(9)	2018	$454,974	—	$603,796	—	$285,192	—	$47,095	(10)	$1,391,057
President, International	2017	$423,826	—	$521,252	—	$375,635	—	$42,126		$1,362,839
	2016	$395,218	—	$547,012	—	$156,958	—	$36,433		$1,135,621

Michael F. Colosi	2018	$462,893	—	$611,249	—	$312,730	$11,398	$71,342	(11)	$1,469,612
General Counsel and Secretary	2017	$450,279	—	$575,927	—	$445,438	$6,617	$61,258		$1,539,519
	2016	$439,746	—	$578,687	—	$247,028	$3,598	$58,386		$1,327,445

(1)

Amounts shown reflect the named executive officer’s annual base salary earned during the fiscal year taking into account increases, if any, in base salary during the course of the year and are not reduced to reflect the named executive officer’s election, if any, to defer receipt of salary into our savings plan for salaried U.S. employees, or in the case of Ms. Mowbray, our savings plan for eligible, full-time Canadian employees. Such increases in annual base salary, if any, for named executive officers in each fiscal year were determined following the beginning of that year. In fiscal 2018, there were increases in annual base salaries for the named executive officers except for Ms. Grossman. For additional details on actions taken with respect to the base salaries of the applicable named executive officers in fiscal 2018, see “Compensation Discussion and Analysis—2018 Executive Compensation Determinations—Base Salary”.

(2)

Stock awards consist of awards of RSUs and PSUs granted in fiscal 2018. The award of an RSU is the right to receive one share of our Common Stock upon the vesting date of the RSU. The PSU award is the right to receive a number of shares of Common Stock upon the satisfaction of certain time- and performance-vesting criteria. The time-vesting criteria will be satisfied on May 15, 2021. The performance-vesting criteria will be satisfied if the Company has achieved an Adjusted Operating Income (as defined in the Company’s applicable term sheet for PSU awards) objective for fiscal 2020. For additional details on the number of PSUs that become vested upon satisfaction of both the above vesting criteria and other material terms, see “Compensation Discussion and Analysis—2018 Executive Compensation Determinations—Long-Term Equity Incentive Compensation—Annual Awards”. Amounts shown represent the aggregate grant date fair value of the applicable RSUs and PSUs granted during fiscal 2018, each as calculated in accordance with applicable accounting standards. The grant date fair value for RSUs is based solely on the closing price of our Common Stock on the date of the grant or, if the market was closed on the date of the grant, the last trading day that immediately preceded the date of the grant. The grant date fair value of PSUs is based on the probable outcome of the performance conditions and assumes the “target” level of performance for each applicable fiscal year. The grant date fair value of the PSUs at the “maximum” performance level for Ms. Grossman would be $3,686,356, for Mr. Hotchkin would be $1,885,032, for Ms. Mowbray would be $443,075, for Ms. Pollier would be $429,444 and for Mr. Colosi would be $434,736. The assumptions made in determining PSU values are disclosed in Note 11 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2018.

(3)

Amounts shown consist solely of the named executive officer’s annual, performance-based cash bonus. For additional details on the amounts shown for fiscal 2018, see “Compensation Discussion and Analysis—2018 Executive Compensation Determinations—Cash Bonuses and Payments—Annual, Performance-Based Cash Bonus” above.

(4)

Amounts shown consist solely of the aggregate earnings on the executive profit sharing plan account balance for the named executive officer, which include above-market earnings. For information on the applicable interest rate, see “Compensation Discussion and Analysis—Determination of Executive Compensation—Retirement and Deferred Compensation Plans, Termination Payments and Other

Arrangements—Executive Profit Sharing Plan” above. Mses. Mowbray and Pollier, as non-U.S. named executive officers, were not eligible to participate in the executive profit sharing plan.

(5)

Amount shown includes $169,424 in contributions by the Company to the executive profit sharing plan, $33,207 in payments for temporary housing costs, $54,818 in tax gross-up payments with respect to payments for temporary housing costs and reimbursements of moving expenses, as well as amounts with respect to the reimbursement of moving expenses, life insurance premiums, a car allowance, and the payment of membership fees and mobile device charges for Ms. Grossman’s benefit.

(6)

Amount shown includes $86,946 in contributions by the Company to the executive profit sharing plan as well as amounts with respect to a car allowance, a wellness allowance, the payment of mobile device charges and contributions by the Company to its savings plan for salaried U.S. employees for Mr. Hotchkin’s benefit.

(7)

Ms. Mowbray served as our President, North America (previously Americas) from March 2016 until March 8, 2019, and left the Company on March 22, 2019. The amounts reported in the “Salary” column reflect (i) in the case of fiscal 2018 and fiscal 2017, a portion of salary paid to Ms. Mowbray in U.S. dollars with the remainder paid in Canadian dollars, and (ii) in the case of fiscal 2016, salary paid to Ms. Mowbray in Canadian dollars. The fiscal 2018 amounts reported in the “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns (excluding amounts related to travel expenses which were paid in U.S. dollars and professional tax services which were paid in pounds sterling and U.S. dollars) were paid to Ms. Mowbray in Canadian dollars. Amounts paid in Canadian dollars were converted into U.S. dollars using the average monthly exchange rate applicable to the month during which salary or other compensation was earned, such rates ranging from $0.7438 to $0.8047, except for the amounts with respect to (a) (i) the payment of a wellness allowance, which was converted to U.S. dollars using the exchange rate on January 31, 2018 (i.e., $0.8121), (ii) the reimbursement of supplemental life insurance premiums, which was converted to U.S. dollars using the exchange rate on August 21, 2018 (i.e., $0.7669) and (iii) certain payments for professional tax services, which were converted from pounds sterling to U.S. dollars using the applicable exchange rate on August 2, 2018 (i.e., $1.3014) and March 29, 2019 (i.e., $1.3035), in each case the date upon which any such amounts were paid or reimbursed, and (b) the “Non-Equity Incentive Plan Compensation” column, which amount was converted to U.S. dollars using the exchange rate on March 6, 2019 (i.e., $0.7439), the date on which Ms. Mowbray’s annual, performance-based cash bonus was approved.

(8)

Amount shown includes $20,262 in contributions by the Company to its savings plan for eligible, full-time Canadian employees as well as amounts with respect to the payment of supplemental life insurance premiums, a car allowance, a wellness allowance, the payment of travel expenses and mobile device charges and the payment for professional tax services for Ms. Mowbray’s benefit.

(9)

Ms. Pollier has served as our President, International since March 2016. Ms. Pollier’s amounts reported in the “Salary”, “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns were paid to her in euros. The fiscal 2018 amounts shown were converted into U.S. dollars using the average monthly exchange rate applicable to the month during which salary or other compensation was earned, such rates ranging from $1.1360 to $1.2341, except for the amounts with respect to (a)(i) payments for car insurance, which were converted to U.S. dollars using the applicable exchange rate on January 5, 2018 (i.e., $1.2032) and August 5, 2018 (i.e., $1.1568), (ii) a payment for taxes related to her car lease, which was converted to U.S. dollars using the exchange rate on January 29, 2019 (i.e., $1.1434), (iii) payments for private unemployment insurance, which were converted to U.S. dollars using the applicable exchange rate on August 28, 2017 (i.e., $1.1980), February 21, 2018 (i.e., $1.2286) and September 5, 2018 (i.e., $1.1630), (iv) payments for group life insurance, which were converted to U.S. dollars using the applicable exchange rate on April 25, 2018 (i.e., $1.2161), July 25, 2018 (i.e., $1.1729), October 25, 2018 (i.e., $1.1377) and January 25, 2019 (i.e., $1.1413), and (v) the payment of a wellness allowance, which was converted to U.S. dollars using the exchange rate on December 25, 2018 (i.e., $1.1395), in each case the date upon which any such amounts were paid and (b) the “Non-Equity Incentive Plan Compensation” column, which amount was converted to U.S. dollars using the exchange rate on March 6, 2019 (i.e., $1.1309), the date on which Ms. Pollier’s annual, performance-based cash bonus was approved.

(10)

Amount shown includes $32,165 in payments of private unemployment insurance premiums as well as amounts with respect to the payment of life insurance premiums, a wellness allowance, a car allowance (including lease, related taxes, insurance premiums and gas payments) and the payment of mobile device charges for Ms. Pollier’s benefit.

(11)

Amount shown includes $49,958 in contributions by the Company to the executive profit sharing plan as well as amounts with respect to a car allowance, the payment of mobile device charges and contributions by the Company to its savings plan for salaried U.S. employees for Mr. Colosi’s benefit.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2018

The following table sets forth information regarding non-equity incentive plan awards, equity incentive plan stock awards and RSU awards made to a named executive officer during fiscal 2018 under the Company’s Second Amended and Restated 2014 Stock Incentive Plan. In fiscal 2018, there were no stock option awards granted to a named executive officer.

Name	Grant Date	Compen- sation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		Closing Market Price on Grant Date ($)	Grant Date Fair Value of Stock Awards(3)
			Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)
Mindy Grossman	11/15/2018	5/8/2018													29,738	(4)	$50.24	$1,494,037
	5/15/2018	5/8/2018													23,023	(4)	$80.18	$1,845,984
	5/15/2018	5/8/2018							7,655	(5)	22,988	(5)	45,976	(5)			$80.18	$1,843,178
			$299,700	(6)	$1,800,000		$3,600,000
Nicholas P. Hotchkin	11/15/2018	5/8/2018													6,079	(4)	$50.24	$305,409
	5/15/2018	5/8/2018													4,706	(4)	$80.18	$377,327
	5/15/2018	5/8/2018							1,564	(5)	4,699	(5)	9,398	(5)			$80.18	$376,766
	5/15/2018	3/5/2018							2,349	(7)	7,056	(7)	14,112	(7)			$80.18	$565,750
			$85,358	(6)	$512,659		$1,025,319
Stacey Mowbray	11/15/2018	5/8/2018													3,574	(4)	$50.24	$179,558
	5/15/2018	5/8/2018													2,767	(4)	$80.18	$221,858
	5/15/2018	5/8/2018							920	(5)	2,763	(5)	5,526	(5)			$80.18	$221,537
			$17,044	(8)(9)	$272,703	(9)	$545,406	(9)
Corinne Pollier(-Bousquet)	11/15/2018	5/8/2018													3,464	(4)	$50.24	$174,031
	5/15/2018	5/8/2018													2,682	(4)	$80.18	$215,043
	5/15/2018	5/8/2018							891	(5)	2,678	(5)	5,356	(5)			$80.18	$214,722
			$16,469	(8)(10)	$263,548	(10)	$527,097	(10)
Michael F. Colosi	11/15/2018	5/8/2018													3,507	(4)	$50.24	$176,192
	5/15/2018	5/8/2018													2,715	(4)	$80.18	$217,689
	5/15/2018	5/8/2018							902	(5)	2,711	(5)	5,422	(5)			$80.18	$217,368
			$17,358	(8)	$277,736		$555,471

(1)

See “Compensation Discussion and Analysis—Determination of Executive Compensation—Cash Bonuses—Annual, Performance-Based Cash Bonus” above for a description of our annual, performance-based cash bonus.

(2)

Stock awards consist solely of awards of RSUs that were granted to the named executive officers. The award of an RSU is the right to receive one share of our Common Stock upon the vesting date of the RSU.

(3)

Amounts shown represent the grant date fair value of the applicable RSUs and PSUs granted during fiscal 2018, each as calculated in accordance with applicable accounting standards. The grant date fair value for the RSUs is based solely on the closing price of our Common Stock on the date of the grant or, if the market was closed on the date of the grant, the last trading day that immediately preceded the date of the grant. The grant date fair value of PSUs reported in the table above is based on the probable outcome of the performance conditions. The assumptions made in determining PSU values are disclosed in Note 11 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2018. The material terms of the PSUs are discussed in “Compensation Discussion and Analysis—2018 Executive Compensation Determinations—Long-Term Equity Incentive Compensation—Annual Awards” above.

(4)

The named executive officer received an annual award, a portion of which consisted of an award of RSUs granted in two equal installments. The first installment was granted on May 15, 2018 and the second installment was granted on November 15, 2018. The RSUs vest one-third per year over three years on each anniversary of the applicable grant date.

(5)

The named executive officer received an annual award, a portion of which consisted of an award of PSUs granted in one installment and which have both time- and performance-vesting criteria. The time-vesting criteria will be satisfied on May 15, 2021. The performance-vesting criteria will be satisfied if the Company has achieved an Adjusted Operating Income (as defined in the Company’s applicable term sheet for PSU awards) objective for fiscal 2020. For additional details on the number of PSUs that become vested upon satisfaction of both the above vesting criteria and other material terms, see “Compensation Discussion and Analysis—2018 Executive Compensation Determinations—Long-Term Equity Incentive Compensation—Annual Awards”.

(6)

Because the named executive officer’s annual, performance-based cash bonus for fiscal 2018 was based solely on the Company’s overall financial performance, the amount shown in the “Threshold” column represents an assumption that the Company achieves at least $100.0 million of operating income in fiscal 2018 and a percentage of its global Q1 Revenue Goal that is 96% but did not achieve its global OI Goal. For additional details on our annual, performance-based cash bonus for fiscal 2018, see “Compensation Discussion and Analysis—Determination of Executive Compensation—Cash Bonuses—Annual, Performance-Based Cash Bonus” above.

(7)

Additionally, in connection with his assumption of the role of President, Emerging Markets, the Compensation Committee determined to grant Mr. Hotchkin a one-time supplement to his annual award. The supplemental PSUs were granted in one installment and have the same time- and performance-vesting criteria as the PSUs granted as part of the annual award. For additional details on the terms and conditions of the PSUs and the number of PSUs that become vested upon satisfaction of both the above vesting criteria and other material terms, see Note 5 above to this table and “Compensation Discussion and Analysis—2018 Executive Compensation Determinations—Long-Term Equity Incentive Compensation—Annual Awards”.

(8)

Because the named executive officer’s annual, performance-based cash bonus for fiscal 2018 was comprised of a combination of (i) the financial performance percentage payouts that correlated to the financial performance goal ratings applicable to the executive and (ii) the individual performance percentage payout that correlated to the executive’s individual performance rating, the amount shown in the “Threshold” column represents an assumption that the Company achieves at least $100.0 million of operating income in fiscal 2018 and fails to achieve any of its financial performance goals for fiscal 2018, and the named executive officer achieves an individual performance rating resulting in an individual performance percentage payout of 25%. For additional details on our annual, performance-based cash bonus for fiscal 2018, see “Compensation Discussion and Analysis—Determination of Executive Compensation—Cash Bonuses—Annual, Performance-Based Cash Bonus” above.

(9)

Amounts shown are assumed paid in Canadian dollars and were converted to U.S. dollars using the applicable exchange rate on March 6, 2019 (i.e., $0.7439), the date on which Ms. Mowbray’s annual, performance-based cash bonus was approved.

(10)

Amounts shown are assumed paid in euros and were converted to U.S. dollars using the applicable exchange rate on March 6, 2019 (i.e., $1.1309), the date on which Ms. Pollier’s annual, performance-based cash bonus was approved.

OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR-END

The following table sets forth information regarding unexercised non-qualified stock options and any RSUs and PSUs that were not vested for each named executive officer as of the end of fiscal 2018. There were no unexercised unearned equity incentive plan stock option awards held by the named executive officers at such time.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
		Exercisable		Unexercisable
Mindy Grossman	11/15/2018							29,738	(2)*	$1,227,882
	5/15/2018							23,023	(2)*	$950,620
	5/15/2018											7,655	(3)*	$316,075	(3)
	11/15/2017							23,794	(2)	$982,454
	7/5/2017							31,952	(4)	$1,319,298
	7/5/2017							150,000	(5)	$6,193,500
	7/5/2017							53,174	(6)	$2,195,554	(6)	5,316	(6)	$219,498	(6)
	7/5/2017	75,000	(5)	225,000	(5)	$32.67	7/5/2024
	7/5/2017	125,000	(5)	375,000	(5)	$40.00	7/5/2024
	7/5/2017	125,000	(5)	375,000	(5)	$60.00	7/5/2024

Nicholas P. Hotchkin	11/15/2018							6,079	(2)*	$251,002
	5/15/2018							4,706	(2)*	$194,311
	5/15/2018											3,913	(3)*	$161,568	(3)
	11/15/2017							4,710	(2)	$194,476
	5/15/2017							9,162	(2)	$378,299
	5/15/2017							15,246	(6)	$629,507		1,524	(6)	$62,926	(6)
	11/15/2016							10,207	(2)	$421,447
	5/16/2016							9,461	(2)	$390,645
	5/16/2016							31,538	(7)	$1,302,204	(7)

Stacey Mowbray	11/15/2018							3,574	(2)*	$147,570	(2)
	5/15/2018							2,767	(2)*	$114,249
	5/15/2018											920	(3)*	$37,987	(3)
	11/15/2017							2,705	(2)	$111,689
	5/15/2017							5,262	(2)	$217,268
	5/15/2017							8,756	(6)	$361,535		875	(6)	$36,129	(6)
	11/15/2016							5,008	(2)	$206,780
	5/16/2016							4,643	(2)	$191,709
	5/16/2016							15,475	(7)	$638,963	(7)
	6/22/2015	2,830	(8)(9)			$5.25	6/22/2025
	6/22/2015	8,000	(2)			$5.25	6/22/2025

Corinne Pollier(-Bousquet)	11/15/2018							3,464	(2)*	$143,029
	5/15/2018							2,682	(2)*	$110,740
	5/15/2018											891	(3)*	$36,789	(3)
	11/15/2017							2,484	(2)	$102,564
	5/15/2017							4,832	(2)	$199,513
	5/15/2017							8,040	(6)	$331,972		804	(6)	$33,197	(6)
	11/15/2016							5,632	(2)	$232,545
	5/16/2016							5,221	(2)	$215,575
	5/16/2016							17,403	(7)	$718,570	(7)
	6/22/2015	25,232	(8)(10)			$5.25	6/22/2025
	11/15/2012	5,043	(11)			$56.36	11/15/2022
	5/15/2012	4,704	(11)			$57.69	5/15/2022
	3/25/2011	5,025	(11)			$63.59	3/25/2021
	3/26/2010	11,250	(11)			$25.76	3/26/2020

Michael F. Colosi	11/15/2018							3,507	(2)*	$144,804
	5/15/2018							2,715	(2)*	$112,102
	5/15/2018											902	(3)*	$37,244	(3)
	11/15/2017							2,744	(2)	$113,300
	5/15/2017							5,338	(2)	$220,406
	5/15/2017							8,882	(6)	$366,738	(6)	888	(6)	$36,666	(6)
	11/15/2016							5,958	(2)	$246,006
	5/16/2016							5,523	(2)	$228,045
	5/16/2016							18,412	(7)	$760,231	(7)
	6/22/2015	40,307	(8)			$5.25	6/22/2025

*	Shows grants made in fiscal 2018, which are also reported in the Summary Compensation Table and in the Grants of Plan-Based Awards for Fiscal 2018 table.

(1)	Amounts shown represent the closing price of our Common Stock on December 28, 2018, the last trading day on Nasdaq of fiscal 2018, $41.29, multiplied by the number of reported shares.

(2)	Time-Vesting Options or RSUs, as applicable, vest one-third per year over three years on each anniversary of the grant date.

(3)

PSUs have both time- and performance-vesting criteria. The time-vesting criteria will be satisfied on the third anniversary of the grant date (i.e., May 15, 2021). The performance-vesting criteria will be satisfied if the Company has achieved an Adjusted Operating Income (as defined in the Company’s applicable term sheet for PSU awards) objective for fiscal 2020. For additional details on the number of PSUs that become vested upon satisfaction of both the above vesting criteria and other material terms, see “Compensation Discussion and Analysis—2018 Executive Compensation Determinations—Long-Term Equity Incentive Compensation—Annual Awards”. Since the performance period for the performance-vesting criteria had not commenced as of fiscal 2018 year-end, the number and market value of the PSUs reported in the “Equity Incentive Plan Awards” columns above are based on the Company achieving the “threshold” level of performance and the related 33.3% Adjusted Operating Income Achievement Percentage (as defined in the Company’s applicable term sheet for PSU awards), as the actual numbers of shares that will be issued with respect to the PSUs are not yet determinable.

(4)	Time-Vesting RSUs vested one-third on May 15, 2018 and will vest one-third on each of May 15, 2019 and May 15, 2020.

(5)	Time-Vesting Options or RSUs, as applicable, vest 25% per year over four years on each anniversary of the grant date.

(6)

PSUs have both time- and performance-vesting criteria. The time-vesting criteria will be satisfied on May 15, 2020. The performance-vesting criteria will be satisfied if the Company has achieved Adjusted Operating Income (as defined in the Company’s applicable term sheet for PSU awards) objectives in each fiscal year over a three-year period (i.e., fiscal 2017, fiscal 2018 and fiscal 2019) (each, a “2017 PSU Award Performance Year”)). When the performance measure has been met for a particular 2017 PSU Award Performance Year during the three-year period of the award, that portion of units is “banked” for potential issuance following satisfaction of the time-vesting criteria. The total number of PSUs, if any, that become “banked” with respect to each 2017 PSU Award Performance Year upon the satisfaction of the applicable performance criteria, shall be equal to (x) for such 2017 PSU Award Performance Year, one-third of the total target number of PSUs granted multiplied by (y) the applicable Achievement Percentage (as defined in the Company’s applicable term sheet for PSU awards) (determined using linear interpolation if actual performance falls between any two levels) for such 2017 PSU Award Performance Year, determined as follows, and rounded down to avoid the issuance of fractional shares:

Level of Achievement	Adjusted Operating Income	Achievement Percentage
Below Threshold	Less than 90% of Target Amount	0%
Threshold	90% of Target Amount	33.33%
Target	100% of Target Amount	100%
Maximum	110% or More of Target Amount	166.67%

The total number of PSUs that will be subject to vesting upon satisfaction of the time-vesting criteria with respect to the PSU award will be the sum of PSUs “banked” with respect to the three 2017 PSU Award Performance Years subject to the terms and conditions of the applicable award. The Compensation Committee certified that the performance criteria for each of the third of the award relating to fiscal 2017 and fiscal 2018 performance, as applicable, was satisfied at the “maximum” level of achievement of 166.67%. Accordingly, amounts shown in the “Number of Shares or Units of Stock That Have Not Vested” column reflect the number of PSUs related to such level of achievement that are no longer subject to performance-vesting criteria and are “banked” for future vesting upon satisfaction of the time-vesting criteria discussed above. Since the performance period for the performance criteria for fiscal 2019 had not commenced as of fiscal 2018 year-end, the number and market value of the PSUs for this 2017 PSU Award Performance Year reported in the “Equity Incentive Plan Awards” columns above are based on the Company achieving the “threshold” level of performance and the related 33.33% Adjusted Operating Income Achievement Percentage (as defined in the Company’s applicable term sheet for PSU awards), as the actual numbers of shares that will be issued with respect to this 2017 PSU Award Performance Year are not yet determinable.

(7)

PSUs have both time- and performance-vesting criteria. The time-vesting criteria will be satisfied on the third anniversary of the grant date (i.e., May 16, 2019). The performance-vesting criteria was satisfied when the Company achieved a Debt Ratio (as defined in the Company’s applicable term sheet for PSU awards and based on a Debt to EBITDAS ratio (each as defined therein)) as of December 29, 2018 at levels at or below a “threshold” level performance of 4.5x, with EBITDAS performance measured over the performance period from December 31, 2017 to December 29, 2018. The number of PSUs that will become vested, if any, upon the satisfaction of both vesting criteria, shall be equal to (x) the “target” number of PSUs granted multiplied by (y) the applicable Debt Ratio achievement percentage (determined using linear interpolation if actual performance falls between any two levels), determined as follows, and rounded down to avoid the issuance of fractional shares:

Level of Achievement	Debt Ratio	Achievement Percentage
Below Threshold	Greater than 4.5	0%
Threshold	4.5	33.33%
Target	4.1	100%
Maximum	3.7 or Less	166.67%

The Compensation Committee certified that the performance criteria was satisfied at the “maximum” level of achievement of 166.67%. Accordingly, amounts shown in the “Number of Shares or Units of Stock That Have Not Vested” column reflect the number of PSUs at such level of achievement that are no longer subject to the performance-vesting criteria but remain subject to the time-vesting criteria.

(8)

Time-Vesting Options vested 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date. These options were granted as part of the previously disclosed one-time stock option exchange program to replace the previously issued special performance-based stock option awards having both time- and performance-vesting criteria (“T&P Options”). To participate in the option exchange, the named executive officer was required to tender all of his or her eligible T&P Options on a two for one basis for Time-Vesting Options.

(9)

14,830 Time-Vesting Options were granted to replace T&P Options in connection with the previously disclosed one-time stock option exchange program, of which 12,000 were exercised by Ms. Mowbray in fiscal 2018. See Option Exercises and Stock Vested for Fiscal 2018 table.

(10)

33,642 Time-Vesting Options were granted to replace T&P Options in connection with the previously disclosed one-time stock option exchange program, of which 8,410 were exercised by Ms. Pollier in fiscal 2017.

(11)	Time-Vesting Options vested 100% on the third anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Mindy Grossman	—	—	77,874	(3)	$6,979,211
Nicholas P. Hotchkin	131,466	$6,328,403	26,605	(4)	$1,771,085
Stacey Mowbray	12,000	$897,000	13,635	(5)	$909,676
Corinne Pollier(-Bousquet)	25,496	$832,339	14,511	(6)	$965,412
Michael F. Colosi	—	—	15,524	(7)	$1,033,398

(1)

Reflects the aggregate of the difference between the applicable market price of the shares of our Common Stock acquired at exercise and the applicable exercise price of the options, multiplied by the number of shares underlying the options.

(2)

Reflects the aggregate market value of the shares of our Common Stock acquired upon vesting based on the closing price of our Common Stock on the applicable vesting date, or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date.

(3)

These shares represent the gross number of shares of our Common Stock that were issued to Ms. Grossman upon the vesting of her RSUs in fiscal 2018. An aggregate of 41,835 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of our Common Stock on the date of vesting or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Ms. Grossman was 36,039.

(4)

These shares represent the gross number of shares of our Common Stock that were issued to Mr. Hotchkin upon the vesting of his RSUs in fiscal 2018. An aggregate of 12,855 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of our Common Stock on the date of vesting or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Mr. Hotchkin was 13,750.

(5)

These shares represent the gross number of shares of our Common Stock that were issued to Ms. Mowbray upon the vesting of her RSUs in fiscal 2018. An aggregate of 7,300 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of our Common Stock on the date of vesting or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Ms. Mowbray was 6,335.

(6)

These shares represent the gross number of shares of our Common Stock that were issued to Ms. Pollier upon the vesting of her RSUs in fiscal 2018. An aggregate of 2,382 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of our Common Stock on the date of vesting or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Ms. Pollier was 12,129.

(7)

These shares represent the gross number of shares of our Common Stock that were issued to Mr. Colosi upon the vesting of his RSUs in fiscal 2018. An aggregate of 6,192 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of our Common Stock on the date of vesting or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Mr. Colosi was 9,332.

PENSION BENEFITS

The Company has no pension plans.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2018

The following table sets forth information with respect to our executive profit sharing plan, the only defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified. In fiscal 2018, none of the named executive officers made any contributions to or withdrawals from, or received any distributions from, our executive profit sharing plan. The material terms of our executive profit sharing plan are discussed in the section entitled “Compensation Discussion and Analysis—Determination of Executive Compensation—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Executive Profit Sharing Plan” above.

Name	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Mindy Grossman	$169,424	$10,125	$214,500
Nicholas P. Hotchkin	$86,946	$22,216	$362,343
Stacey Mowbray(4)	$—	$—	$—
Corinne Pollier(-Bousquet)(4)	$—	$—	$—
Michael F. Colosi	$49,958	$11,398	$189,518

(1)

Shows monthly contributions by the Company with respect to fiscal 2018. All contributions by the Company are reported for the fiscal year earned, regardless of whether the contribution is actually credited to the named executive officer’s profit sharing account in that year or the following year. These amounts are also reported in the column “All Other Compensation” of the Summary Compensation Table.

(2)

The Company credits each participant’s profit sharing account with interest at an annual rate equal to the sum of (a) 2% plus (b) the annualized prime rate, as published in The Wall Street Journal, compounded as of the end of each fiscal month, subject, in fiscal 2018, to a cap of 15%. These amounts are also reported in the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” of the Summary Compensation Table.

(3)

Includes the following aggregate amounts for each of the following named executive officers reported as compensation to such named executive officers for previous years in the columns “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” of the Summary Compensation Table: Ms. Grossman, $34,950 in fiscal 2017; Mr. Hotchkin, $68,287 in fiscal 2017 and $52,623 in fiscal 2016; and Mr. Colosi, $44,969 in fiscal 2017 and $39,225 in fiscal 2016.

(4)	Mses. Mowbray and Pollier, as non-U.S. named executive officers, were not eligible to participate in our executive profit sharing plan.

POTENTIAL PAYMENTS UPON TERMINATION, RETIREMENT OR CHANGE OF CONTROL

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates (except in a for “cause” termination), she or he is entitled to receive amounts earned during her or his term of employment. Such amounts include, as applicable:

•

vested shares granted under our stock plans and the right to exercise vested stock options (x) within one year in the case of termination due to death or long-term disability, (y) other than with respect to Ms. Grossman, within 90 days of termination for any reason other than for death or long-term disability and (z) in the case of Ms. Grossman, within 90 days of termination by Ms. Grossman without “good reason” (as defined in the Grossman Employment Agreement) and until the applicable expiration date in the event of any termination other than for death, long-term disability or termination without “good reason”, including, in each case, shares and options which vested upon such termination pursuant to the terms of the applicable equity grant or any agreement with the Company;

•	amounts contributed and vested under the executive profit sharing plan;

•	amounts accrued and vested, as applicable, through the Company savings plan for U.S. salaried employees and savings plan for eligible, full-time Canadian employees; and

•	accrued and unpaid vacation pay.

Generally, the Company makes no payments to executives terminated for “cause”. The Company has no formal policy for its named executive officers regarding severance payments or other post-termination benefits but is subject to the statutory and, in some cases, common law requirements of the countries in which it operates. For example, in the event Ms. Mowbray had been terminated by the Company on December 28, 2018 without cause, and other than as provided for in her continuity agreement (and without regard to any offset provided for in the Mowbray Employment Agreement (defined below)), the Canadian-required common law pay in lieu of notice of termination in connection with such event could have amounted to up to $451,508(1) and under certain circumstances she could have been eligible for additional payments by the Company, including with respect to her fiscal 2018 annual cash bonus and other fiscal 2018 benefits, as agreed upon with the Company. In the event Ms. Pollier had been terminated by the Company on December 28, 2018 for any reason except for real or serious grounds, other than as provided for in her employment agreement and/or continuity agreement (and without regard to any offset provided for in the Pollier Side Letter (defined below)), the French-required statutory Company payments in connection with her termination could have amounted to up to $1,041,155(2) and she could have been eligible for additional discretionary Company payments as agreed upon with the Company.

From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the nature and circumstances of an individual being hired or promoted, or upon review of competitive conditions and/or the relationship of a senior executive’s compensation to the compensation of other senior executives of the Company, has approved separate severance arrangements for certain named executive officers. For instance, in the event of her termination by the Company without “cause” or termination by Ms. Grossman for “good reason” (in each case, as defined in the Grossman Employment Agreement and other than in connection with a change of control), Ms. Grossman is entitled to the following payments and benefits: (w) an amount equal to two times salary payable in substantially equal payments during the two-year period following such termination (the “Grossman Severance Term”) in accordance with the Company’s regular payroll practices; (x) with respect to her annual, performance-based cash bonus, (i) any unpaid annual bonus in respect of any completed fiscal year that

(1)	CA$615,805 of 12 months of salary converted to U.S. dollars using the applicable exchange rate on December 28, 2018 (i.e., $0.7332).
(2)

The sum of €114,871 of salary (including non-worked paid leave) for the statutory notice period and a €794,991 severance payment as required by statute converted to U.S. dollars using the applicable exchange rate on December 28, 2018 (i.e., $1.1443).

has ended prior to the date of such termination and (ii) subject to satisfaction of the performance objectives applicable for the fiscal year in which such termination occurs, an amount equal to the annual bonus otherwise payable to her for the fiscal year in which such termination occurred, prorated based on the number of days she was employed during the year of termination, any such amounts shall be paid in a lump sum no later than the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred; (y) continued COBRA (Consolidated Omnibus Reconciliation Act) coverage under the Company’s group health plan (including dental), pursuant to payment, on the first regularly scheduled payroll date of each month during the Grossman Severance Term, of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage; and (z) with respect to her equity grants, (i) the greater of 50% of her unvested Time-Vesting Options and RSUs which were granted as her hiring awards or the next tranche of such grants shall vest upon such termination, (ii) the vested Time-Vesting Options that were granted as part of her hiring awards will remain exercisable for the full seven-year term of such options and (iii) all vested options (other than the Time-Vesting Options granted as part of her hiring awards), if any, shall have at least 30 months to be exercised (but not beyond their term), such payments and benefits are contingent upon Ms. Grossman’s execution and non-revocation of a general release of claims in favor of the Company and its affiliates and continued compliance with certain confidentiality, non-competition, non-solicitation and no-hire covenants set forth in the Grossman Employment Agreement. The confidentiality covenant has an indefinite term, whereas the non-competition, non-solicitation and no-hire covenants have a term of two years. Ms. Grossman’s severance benefits, the amount of unvested contributions by the Company under the executive profit sharing plan, which in the event of such a termination would have vested immediately per the terms of the plans, and accrued and unpaid vacation pay would have been equal to approximately $4,830,761(3) if she had been so terminated on December 28, 2018. Additionally, with respect to her hiring awards, 75,000 RSUs (with an accelerated vesting value of $3,096,750) and 487,500 Time-Vesting Options (consisting of 112,500 options with an exercise price of $32.67, 187,500 options with an exercise price of $40.00 and 187,500 options with an exercise price of $60.00, with an aggregate accelerated vesting value of $1,211,625) would immediately vest upon such termination and such Time-Vesting Options would remain exercisable until July 5, 2024. For additional details on Ms. Grossman’s hiring awards and the valuation thereof, see “—Payments Made Upon a Change of Control—Change in Control Impact on Named Executive Officers—Equity-based Assumptions”.

Mr. Hotchkin is entitled to receive a lump sum cash payment equal to 12 months of salary and to 12 months of continued health coverage under Company-sponsored health plans on the same basis available to him immediately prior to termination in the event of his termination by the Company for any reason other than as provided for in his continuity agreement or for “cause”, subject to the execution and non-revocation of a general release of claims in favor of the Company and its affiliates. Mr. Hotchkin’s severance benefits and accrued and unpaid vacation pay would have been equal to approximately $694,641(4) if he had been so terminated on December 28, 2018.

Mr. Colosi is entitled to receive a lump sum cash payment equal to 12 months of salary and to 12 months of continued health coverage under Company-sponsored health plans on the same basis available to him immediately prior to termination in the event of his termination by the Company for any reason other than as provided for in his continuity agreement or for “cause”, subject to the execution and non-revocation of a general release of claims in favor of the Company and its affiliates. Mr. Colosi’s severance benefits and accrued and unpaid vacation pay would have been equal to approximately $499,429(5) if he had been so terminated on December 28, 2018.

(3)

The sum of $2,400,000 of 24 months of salary, $2,101,651 of annual bonus with respect to fiscal 2018, $29,225 of payments for continued COBRA coverage, $214,500 of unvested contributions under the executive profit sharing plan, and $85,385 of accrued and unpaid vacation pay.

(4)	The sum of $618,754 of 12 months of salary, $29,480 of continued medical, dental and vision insurance coverage and $46,407 of accrued and unpaid vacation pay.
(5)	The sum of $466,551 of 12 months of salary, $9,550 of continued medical, dental and vision insurance coverage and $23,328 of accrued and unpaid vacation pay.

Without regard to (x) the French-required statutory Company payments and additional discretionary Company payments discussed above, (y) any payments provided for in her continuity agreement and (z) any offset provided for in the Pollier Side Letter, under her employment agreement, Ms. Pollier is entitled, for the six-month period following her termination, to receive monthly compensation (including corresponding paid leave) in an amount of 75% of her average gross monthly remuneration calculated over the last 12 months preceding the notification of termination, subject to the social security contributions and other contributions required by law or the applicable collective bargaining agreements. Any such monthly compensation is subject to Ms. Pollier’s compliance with her non-compete and non-solicitation obligations as set forth in her employment agreement. In addition, in the case of Ms. Pollier’s breach of such obligations, she would have to reimburse the Company for any monthly compensation she received in connection with such obligations and would have to pay a fixed cash penalty set forth in her employment agreement. Ms. Pollier’s non-compete severance benefits and accrued and unpaid vacation pay would have been equal to approximately $1,107,438(6) if she had been so terminated on December 28, 2018.

(6)

The sum of €928,115 of six months of monthly compensation with respect to Ms. Pollier’s non-compete severance benefits and €39,671 of accrued and unpaid vacation pay converted to U.S. dollars using the applicable exchange rate on December 28, 2018 (i.e., $1.1443).

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, she or he is entitled to receive amounts earned during her or his term of employment. Such amounts include, as applicable:

•	vested shares granted under our stock plans and the right to exercise vested stock options within 90 days of retirement;

•	amounts contributed and vested under the executive profit sharing plan;

•	amounts accrued and vested, as applicable, through the Company savings plan for U.S. salaried employees and savings plan for eligible, full-time Canadian employees; and

•	accrued and unpaid vacation pay.

The Company has also agreed in the continuity agreements with the named executive officers (other than Ms. Grossman) to pay the executive upon his or her retirement amounts unvested in the Company’s qualified defined contribution plan and a pro rata portion of his or her annual, performance-based cash bonus calculated as set forth therein. In the event these benefits under the continuity agreement were triggered for these named executive officers on December 28, 2018, the following cash bonus amounts would have been paid to: Mr. Hotchkin, $598,573, Ms. Mowbray, $369,775(1); Ms. Pollier $288,572(2) and Mr. Colosi $312,730. Ms. Grossman would have been entitled to $214,500 of unvested contributions under the executive profit sharing plan, which would have vested immediately per the terms of the plan, in the event of her retirement on December 28, 2018 and the satisfaction of specified requirements under the plan. While the above-mentioned benefits for Ms. Pollier under the continuity agreement would have been triggered, Ms. Pollier’s retirement would also have triggered the benefits provided under the discretionary retirement cash payment plan for the Company’s salaried French employees pursuant to which the Company has promised to pay an unsecured fixed amount out of the Company’s general assets to such employees upon retirement. In the case of Ms. Pollier, such fixed amount would have been equal to $750,939(3) (the product of her average monthly salary times 3.5). The benefits triggered for Ms. Pollier under her continuity agreement and such discretionary retirement cash payment plan, as well as any other benefits specified in the Pollier Side Letter, would have been offset as set forth in the Pollier Side Letter. See “ —Payments Made Upon a Change of Control—Continuity Agreements” for additional details on the Pollier Side Letter.

(1)	CA$504,330 converted to U.S. dollars using the applicable exchange rate on December 28, 2018 (i.e., $0.7332).
(2)	€252,182 converted to U.S. dollars using the applicable exchange rate on December 28, 2018 (i.e., $1.1443).
(3)	€656,243 converted to U.S. dollars using the applicable exchange rate on December 28, 2018 (i.e., $1.1443).

Payments Made Upon Death or Long-Term Disability

In the event of the death or long-term disability of a named executive officer, in addition to the earned amounts listed under the heading “—Payments Made Upon Termination” above and the amounts provided under the continuity agreements described under the heading “—Payments Made Upon Retirement” above, if any, the named executive officer may receive benefits under the Company’s U.S. long-term disability plan or payments under the Company’s life and/or disability insurance plans, as applicable, and, in the case of Ms. Grossman, the Grossman Employment Agreement. Additionally, Ms. Pollier may receive benefits pursuant to French statutory requirements in the event of her permanent disability. These payments and benefits are generally available to all employees, however, the amounts paid thereunder may differ by employee. For example, with respect to life insurance benefits, in the event such benefits were triggered on December 28, 2018, such benefits for each named executive officer would have been calculated as follows: for Ms. Grossman, she was generally eligible to receive two times the amount of her base salary at death subject to a maximum payout of $3,000,000; for Messrs. Hotchkin and Colosi, each was generally eligible to receive two times the amount of his base salary at death subject to a maximum payout of $1,000,000; for Ms. Mowbray, she was eligible to receive an aggregate amount of life insurance benefits of two times the amount of her base salary up to a maximum of $733,200(1); and for Ms. Pollier, she was eligible to receive life insurance benefits based on a fixed calculation. In the event such benefits were triggered for the named executive officers on December 28, 2018 under the Company’s life insurance plans, the amounts (excluding any supplemental policies purchased by the named executive officer at her or his own expense) each of her or his legal representatives or estates would have been eligible to receive are as follows, in the case of: Ms. Grossman $2,402,000; Mr. Hotchkin $1,000,000; Ms. Mowbray $733,200(1); Ms. Pollier $649,203(2) and Mr. Colosi $933,103. Messrs. Hotchkin and Colosi elected to participate in the Company’s U.S. long-term disability plan for U.S. employees, and subject to the terms of the plan, would receive $8,333 on a monthly basis in the event such benefits were triggered on December 28, 2018 under the plan. Ms. Mowbray was eligible for the Company’s long-term disability insurance for Canadian employees, and subject to the terms of the insurance plan, would have received up to $3,666(3) on a monthly basis in the event such benefits were triggered on December 28, 2018 under the plan. Ms. Pollier is eligible to receive permanent disability insurance benefits based on a fixed calculation and, in the event such benefits were triggered on December 28, 2018, Ms. Pollier would have been eligible to receive $163,675(4). Additionally, in the event disability benefits pursuant to French statutory requirements were triggered on December 28, 2018 for Ms. Pollier, depending on the nature and cause of the disability, such benefits could have amounted to up to $1,950,864(5). The benefits triggered for Ms. Pollier under her continuity agreement, as well as any other benefits specified in the Pollier Side Letter, would have been offset as set forth in the Pollier Side Letter. See “ —Payments Made Upon a Change of Control—Continuity Agreements” for additional details on the Pollier Side Letter.

Pursuant to the terms of the Grossman Employment Agreement, Ms. Grossman is entitled to (x) any unpaid annual bonus in respect of any completed fiscal year that has ended prior to the date of termination due to death or long-term disability and (y) subject to satisfaction of the performance objectives applicable for the fiscal year in which such termination occurs, an amount equal to the annual bonus otherwise payable to her for the fiscal year in which such termination occurred, prorated based on the number of days she was employed during the year of termination, any such amounts shall be paid in a lump sum no later than the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred. In the event such benefits were triggered on December 28, 2018, Ms. Grossman would have been eligible to receive $2,101,651.

(1)	CA$1,000,000 converted to U.S. dollars using the applicable exchange rate on December 28, 2018 (i.e., $0.7332).
(2)	€567,336 converted to U.S. dollars using the applicable exchange rate on December 28, 2018 (i.e., $1.1443).
(3)	CA$5,000 converted to U.S. dollars using the applicable exchange rate on December 28, 2018 (i.e., $0.7332).
(4)	€143,035 converted to U.S. dollars using the applicable exchange rate on December 28, 2018 (i.e., $1.1443).
(5)

The sum of €114,871 of salary (including non-worked paid leave) for the statutory notice period and a €1,589,983 severance payment as required by statute converted to U.S. dollars using the applicable exchange rate on December 28, 2018 (i.e., $1.1443).

In addition, upon the holder’s termination for death or long-term disability, generally, stock option exercise rights cease one year after, RSUs (other than Ms. Grossman’s RSU hiring awards) immediately vest 100%, and, in the case of PSUs, the time-vesting criteria will be deemed fully satisfied and the performance-vesting criteria shall be deemed satisfied at the “target” level of performance; provided, however, that if such event occurs following the end of any performance period, then the performance-based vesting criteria shall be determined based on the actual performance. See the column “Accelerated Vesting of Equity Value—Stock Awards” of the Change in Control Payment and Benefit Estimates on December 28, 2018 table for the value of the immediate vesting of RSUs and PSUs for each named executive officer.

Payments Made Upon a Change of Control

Change in/of Control

A “change in/of control” for purposes of stock awards and the continuity agreements generally consists of any of the following:

In the case of Ms. Grossman:

•

an acquisition by a non-affiliate of the beneficial ownership of 50% or more of the Company’s voting securities (other than acquisitions by Artal, Ms. Winfrey or a Company sponsored employee benefit plan or related trust);

•

the consummation of a reorganization, recapitalization, merger or consolidation involving the Company unless the beneficial owners of 50% or more of the outstanding voting securities of the Company or the surviving entity, as the case may be, following the transaction are held by Artal and Ms. Winfrey or the same persons, and in substantially the same proportion, who were beneficial owners of the Company’s voting stock prior to the transaction; or

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company.

In the case of the other named executive officers, if and only if, as a result of the occurrence thereof, any person or group other than Artal or any of its affiliates is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of its then outstanding voting securities:

•	an acquisition by a non-affiliate of the beneficial ownership of 25% or more of the Company’s voting securities (other than acquisitions by a Company sponsored employee benefit plan or related trust);

•	the current members of the Board of Directors (or their approved successors) ceasing to constitute a majority of the Board of Directors;

•

the consummation of a reorganization, recapitalization, merger or consolidation involving the Company unless the beneficial owners of at least 51% of the outstanding voting securities of the Company or the surviving entity, as the case may be, following the transaction are held by the same persons, and in substantially the same proportion, who were beneficial owners of the Company’s voting stock prior to the transaction; or

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company.

Stock Awards

Pursuant to the Company’s terms and conditions for Time-Vesting Options and/or RSU awards, unless provided otherwise by the Board of Directors or a committee thereof, Time-Vesting Options and RSUs generally fully vest and such stock options generally become exercisable immediately prior to a “change of control”. See “—Change in/of Control” for additional information. However, in the case of Time-Vesting Options and RSUs awarded to Ms. Grossman, such vesting and immediate exercisability of stock options only occur in the event Ms. Grossman’s employment is terminated in connection with a change of control which termination gives rise to severance payments and benefits under her continuity agreement. For details on Ms. Grossman’s continuity agreement, see “—Continuity Agreements” below. Additionally, in the event of any termination of Ms. Grossman by the Company without “cause” or termination by Ms. Grossman for “good reason” in connection with a change of control, the vested Time-Vesting Options that were granted as part of her hiring awards will remain exercisable for the full seven-year term of such options and all other vested options held by Ms. Grossman at such time, if any, shall have at least 30 months to be exercised (but not beyond their term), provided that such benefit is contingent upon Ms. Grossman’s execution and non-revocation of a general release of claims in favor of the Company and its affiliates and continued compliance with certain confidentiality, non-competition, non-solicitation and no-hire covenants set forth in the Grossman Employment Agreement. Pursuant to the terms of the PSUs, unless provided otherwise by the Board of Directors or a committee thereof, the time-vesting criteria will be deemed fully satisfied and the performance-vesting criteria shall be deemed satisfied at the “target” level of performance upon a “change of control” (in the case of Ms. Grossman, upon her termination in connection with a change of control which termination gives rise to severance payments and benefits under her continuity agreement); provided, however, that if such event occurs following the end of any performance period, then the performance-based vesting criteria shall be determined based on the actual performance. Any dividend equivalents accrued with respect to RSUs and PSUs shall also be deemed to vest as set forth above. See the columns under “Accelerated Vesting of Equity Value” of the Change in Control Payment and Benefit Estimates on December 28, 2018 table for the value of the immediate vesting of such awards for the named executive officers in the event such benefits were triggered on December 28, 2018.

The named executive officers (other than Ms. Grossman) who hold such awards remain subject during his or her employment and for one year following the termination of his or her employment to certain non-competition and non-solicitation covenants and for an unspecified amount of time to certain confidentiality and assignment of work product covenants. Ms. Grossman’s awards are subject to and reaffirm the restrictive covenants contained in the Grossman Employment Agreement as described above under “—Payments Made Upon Termination”.

Continuity Agreements

The Company has determined that it is in the best interests of its shareholders to reinforce and encourage the continued attention and dedication of our key executives to their duties, without personal distraction or conflict of interest in circumstances that could arise in connection with any “change of control” of the Company. See “—Change in/of Control” for additional information. Therefore, the Company has entered into continuity agreements with our named executive officers and certain other senior executives.

Term

In the case of the continuity agreement entered into by Ms. Grossman and the Company, the agreement shall terminate upon the termination of Ms. Grossman’s employment with the Company. In the case of the continuity agreements entered into with the other named executive officers and certain other senior executives, each agreement generally has an initial term of two to three years from the date of execution and continues to renew annually thereafter unless the Company provides 180-day advance written notice to the executive that the term of the agreement will not renew. However, upon the occurrence of a change in control of the Company, the term of the agreement may not terminate until the second anniversary of the date of the change in control.

Payments

With respect to the named executive officers, the following severance benefits will be provided if (a) in the case of Ms. Grossman, (i) during the two-year period following a change in control of us or the three-month period prior to, but in connection with, a change in control of us, her employment is terminated (x) by the Company (other than termination for “cause” or by reason of long-term disability) or (y) by Ms. Grossman for

“good reason”, or (ii) an agreement is signed which would result in a change in control of us and during the period between the effective date of the agreement and a change in control of us, her employment is terminated in connection with the change in control (x) by the Company (other than termination for “cause” or by reason of long-term disability) or (y) by Ms. Grossman for “good reason”; and (b) in the case of the other named executive officers, (i) during the two-year period following a change in control of us, such named executive officer’s employment is terminated (other than termination by the Company for “cause” or by reason of death, long-term disability or retirement), (ii) during the three-month period prior to, but in connection with, or during the two-year period following, a change in control of us, such named executive officer voluntarily terminates his or her employment for “good reason”, or (iii) an agreement is signed which would result in a change in control of us and during the period between the effective date of the agreement and a change in control of us, such named executive officer’s employment is terminated in connection with the change in control (other than termination by the Company for “cause” or by reason of death, long-term disability or retirement):

•

cash payment equal to three times (two times in the case of Mses. Mowbray and Pollier) the sum of her or his annual base salary on the date of the change in control (or, if higher, the annual base salary in effect immediately prior to when the notice of termination is given) and her or his target annual bonus under our bonus plan in respect of the fiscal year in which the termination occurs (or, if higher, the average annual bonus actually earned by the named executive officer in respect of the three full fiscal years prior to the year in which the notice of termination is given);

•

cash payment equal to the sum of (w) all accrued but unpaid base salary and an amount representing all accrued and unused vacation days, (x) all earned and unpaid bonuses (if any), (y) in respect of the fiscal year in which the date of termination occurs, the higher of (A) the pro rata portion of the named executive officer’s target bonus and (B) if we are exceeding the performance targets established under our bonus plan for such fiscal year as of the date of termination, the named executive officer’s actual annual bonus payable under our bonus plan based upon such achievement (this pro rata portion in either case calculated from January 1st of such year through the date of termination), and (z) any other compensation previously deferred (excluding qualified plan deferrals by the named executive officer under or into our benefit plans);

•

three years (two years in the case of Mses. Mowbray and Pollier) of continued medical, dental, vision, and life insurance coverage (excluding accidental death and disability insurance) for the named executive officer and her or his dependents, provided that these benefits will terminate upon the named executive officer receiving comparable benefits from a subsequent employer;

•

continued provision of the perquisites the named executive officer enjoyed prior to the date of termination for a period ending on the earlier of (x) the third anniversary (the second anniversary in the case of Mses. Mowbray and Pollier) of the named executive officer’s termination and (y) the receipt by the named executive officer of comparable perquisites from a subsequent employer;

•	immediate 100% vesting of all unvested Time-Vesting Options, stock appreciation rights, phantom stock units and restricted stock held by the named executive officer upon the change in control;

•

additional contributions by us to our qualified defined contribution plan and any other retirement plans in which the named executive officer participated prior to the date of termination during the period from the date of termination through the third anniversary (the second anniversary in the case of Mses. Mowbray and Pollier) of the named executive officer’s termination; provided, however, that where such contributions may not be provided without adversely affecting the qualified status of such plan or where such contributions are otherwise prohibited by any such plans, or if the named executive officer other than Ms. Grossman is subject to Section 409A, the named executive officer shall instead receive an additional lump sum cash payment equal to the contributions that would have been made during the above period if the named executive officer had remained employed with us during such period;

•

all other accrued or vested benefits in accordance with the terms of any applicable plan of ours, including the named executive officer’s otherwise unvested account balances in our qualified defined contribution plan, which shall become vested as of the date of termination; and

•	outplacement services at a cost to us of not more than $30,000 ($15,000 in the case of Mses. Mowbray and Pollier).

Terminations

Terminations of employment that entitle a named executive officer to receive severance benefits under his or her continuity agreement consist of terminations by the Company without “cause” or resignation by the named executive officer for “good reason” upon qualifying terminations of employment described above. The named executive officer, other than Ms. Grossman, is also eligible for additional payments under his or her continuity agreement if his or her termination is due to death, long-term disability or retirement. See “ —Payments Made Upon Death or Long-Term Disability” or “ —Payments Made Upon Retirement” above. The named executive officer is not eligible for benefits under her or his continuity agreement if her or his termination is for “cause”.

Certain Offsets to Payments and Benefits Provided under Continuity Agreements

Pursuant to the terms of the Grossman Employment Agreement, Ms. Grossman agreed that, in the event amounts are payable under her continuity agreement as a result of her being terminated by the Company (other than termination for “cause” or by reason of long-term disability) or by Ms. Grossman for “good reason” during the three-month period prior to, but in connection with, a change in control of us, any amounts payable to her pursuant to her continuity agreement would be offset in full by any amounts paid (or to be paid) to her pursuant to the Grossman Employment Agreement.

Pursuant to the terms of the employment agreement, dated May 8, 2017, between Ms. Mowbray and the Company, as amended on February 8, 2018 (the “Mowbray Employment Agreement”), Ms. Mowbray agreed that any consideration payable or benefits provided to her pursuant to her continuity agreement will generally be offset in full by any amounts payable or benefits provided to her pursuant to any agreement between Ms. Mowbray and the Company or any of its affiliates, any plan, program or arrangement of the Company or any of its affiliates, or as provided for by local law.

In connection with Ms. Pollier and the Company entering into her continuity agreement, Ms. Pollier and the Company also entered into a letter agreement on September 15, 2015 (the “Pollier Side Letter”). Pursuant to the Pollier Side Letter, Ms. Pollier agreed that any consideration payable or benefits provided to her pursuant to her continuity agreement will generally be offset in full by any amounts payable or benefits provided to her pursuant to any agreement between Ms. Pollier and the Company or any of its affiliates, any plan, program or arrangement of the Company or any of its affiliates, or as provided for by local law.

Excess Parachute Payment Excise Taxes

Under the terms of Ms. Grossman’s continuity agreement, (i) if it is determined that the parachute payments would be subject to the 280G excise tax and the net after tax amount of such parachute payments (after the payment of all taxes) is less than the net after-tax amount of the parachute payments reduced to the maximum amount payable such that none of the parachute payments would be subject to the 280G excise tax (the “reduced amount”), then the aggregate amount of such parachute payments to Ms. Grossman shall be reduced to such reduced amount and (ii) if it is determined that the net after tax amount of the full payment of such parachute payments is greater than the net after tax amount of the reduced amount, Ms. Grossman shall receive the aggregate parachute payments; provided that Ms. Grossman shall not be entitled to a receive an additional tax gross-up payment.

Under the terms of the continuity agreement for the named executive officers (other than Ms. Grossman), (i) if it is determined that certain payments and benefits provided under the agreement and under any other plan or arrangement with the Company and its affiliates in the aggregate would be subject to the 280G excise tax, or to any similar tax, and the aggregate value of the parachute payment exceeds a certain threshold amount calculated under the Internal Revenue Code by 5% or less, then (ii) the parachute payment will be reduced to the extent necessary so that the aggregate value of the parachute payment is equal to an amount that is less than such threshold amount; provided, however, that if the aggregate value of the parachute payment exceeds the threshold amount by more than 5%, then the executive will be entitled to receive an additional payment or payments in an amount such that, after payment by the executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed upon this payment, the executive retains an amount equal to the excise tax imposed upon the parachute payment.

Other

Under the continuity agreements, the named executive officers (other than Ms. Grossman) agreed to keep in confidence any and all confidential information concerning the Company, its shareholders, officers, directors and customers and its respective business. In addition, upon the termination of employment, such named executive officer will not take or keep any proprietary or confidential information or documentation belonging to the Company.

Change in Control Impact on Named Executive Officers

The table below was prepared as though a “change in control” occurred and each of the named executive officer’s employment was terminated without “cause” or for “good reason” on December 28, 2018 (the last business day of fiscal 2018) using the closing price of the Company’s Common Stock as of December 28, 2018 (the last trading day of fiscal 2018) which was $41.29, each as defined in her or his continuity agreement. In addition to these assumptions, the Company believes the assumptions set forth below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. However, a change in control did not occur on December 28, 2018 and the named executive officers specified in the table below were not terminated on that date. Therefore, there can be no assurance that a change in control in the future would produce the same or similar results as those described below.

CHANGE IN CONTROL PAYMENT AND BENEFIT ESTIMATES

ON DECEMBER 28, 2018

Name	Aggregate Severance Pay and 2018 Bonus(1)	Medical, Dental, Vision and Life Insurance(2)	Accelerated Vesting of Equity Value		Executive Profit Sharing Plan(4)	Savings Plan(5)	Excise Tax and Gross-Up Payment(6)	Perqui- sites(7)	Accrued and Unused Vacation Days(8)	Outplace- ment Services	Total
			Stock Awards(3)	Stock Options
Mindy Grossman	$11,101,652	$63,402	$14,038,022	$2,423,250	$930,809	$—	$—	$3,000	$85,385	$30,000	$28,675,520
Nicholas P. Hotchkin	$4,032,656	$91,321	$3,789,391	$—	$304,325	$24,750	$2,274,249	$42,600	$46,407	$30,000	$10,635,699
Stacey Mowbray(9)	$1,814,601	$8,636	$1,884,473	$—	$—	$38,464	$905,167	$21,996	$15,629	$15,000	$4,703,966
Corinne Pollier (-Bousquet)(10)	$1,710,819	$4,152	$1,910,901	$—	$—	$—	$—	$25,879	$45,396	$15,000	$3,712,147
Michael F. Colosi	$2,612,862	$31,341	$2,036,217	$—	$232,797	$24,750	$1,536,146	$42,600	$23,328	$30,000	$6,570,041

(1)

Amounts shown represent the sum of (a) three years (two years for Mses. Mowbray and Pollier) of base salary; (b) three years (two years for Mses. Mowbray and Pollier) of “target” bonus (or, in the case of Mr. Colosi, his average annual bonus actually earned with respect to the prior three full fiscal years since such amount was higher than his fiscal 2018 target bonus); and (c) an additional year of actual bonus payable with respect to fiscal 2018.

(2)

Amounts shown represent three years (two years for Mses. Mowbray and Pollier) of continued medical, dental, vision and life insurance (excluding accidental death and disability insurance), as applicable.

(3)

Amounts shown represent accelerated vesting of awards of RSUs and PSUs. The award of an RSU is the right to receive one share of our Common Stock upon the vesting date of the RSU. A PSU award is the right to receive a number of shares of Common Stock equal to (x) the “target” number of PSUs granted multiplied by (y) the applicable achievement percentage with respect to the specified financial performance goal(s), rounded down to avoid the issuance of fractional shares, upon the satisfaction of both the time- and performance-vesting criteria. See the Outstanding Equity Awards at Fiscal 2018 Year-End table for additional details on the awards of PSUs which were accelerated and included in the amounts shown.

(4)

Amounts shown represent three years of Company contributions to and earnings on its executive profit sharing plan. With respect to Ms. Grossman, the amount shown also includes $214,500 which reflects accelerated vesting of her aggregate executive profit sharing plan balance as of December 28, 2018. Mses. Mowbray and Pollier, as non-U.S. named executive officers, were not eligible to participate in the Company’s executive profit sharing plan.

(5)

Messrs. Hotchkin and Colosi were assumed to have participated in the Company’s savings plan for salaried U.S. employees and the amounts shown for them represent three years of Company contributions to its savings plan for salaried U.S. employees for their benefit. Amount shown for Ms. Mowbray represents two years of Company contributions of CA$26,230 per annum to its savings plan for eligible, full-time Canadian employees for her benefit.

(6)

Pursuant to the applicable continuity agreements, if it is determined that the aggregate amounts payable to any named executive officer (other than Ms. Grossman) under the continuity agreement and any other plan or arrangement with the Company are parachute payments subject to excise tax imposed under Section 4999 of the Internal Revenue Code or any similar tax imposed by state or local law, then the named executive officer, depending on the amount of parachute payments, may be entitled to receive a “gross-up” payment, such that, after payment by the named executive officer of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax, imposed upon the gross-up payment, the named executive officer will retain an amount of the gross-up payment equal to the excise tax imposed upon the parachute payments. The amounts in this column represent such amount.

(7)

Amounts shown represent three years (two years for Mses. Mowbray and Pollier) of continued provision of perquisites enjoyed by the named executive officer prior to the date of termination, consisting of a car allowance of $39,600 for Messrs. Hotchkin and Colosi, a car allowance of $20,530 (CA$28,000) for Ms. Mowbray and a car allowance (including lease, related taxes, insurance and gas payments) of $25,237 (€22,055) in the aggregate for Ms. Pollier, as well as payments of wellness allowances.

(8)

Amounts shown represent the following number of accrued and unused vacation days: Ms. Grossman, 18.5 days; Mr. Hotchkin, 19.5 days; Ms. Mowbray, 9 days; Ms. Pollier, 26.6 days; and Mr. Colosi, 13 days.

(9)

Other than amounts with respect to RSUs, PSUs, excise tax and gross-up, and outplacement services, amounts shown are assumed paid to Ms. Mowbray in Canadian dollars and were converted to U.S. dollars using the applicable exchange rate on December 28, 2018 (i.e., $0.7332).

(10)

Other than amounts with respect to RSUs, PSUs, and outplacement services, amounts shown are assumed paid to Ms. Pollier in euros and were converted to U.S. dollars using the applicable exchange rate on December 28, 2018 (i.e., $1.1443).

General Assumptions

•

Ms. Grossman, Mr. Hotchkin, Mr. Colosi and Ms. Mowbray were assumed to be subject to U.S. federal, state, local (other than Ms. Mowbray) and FICA combined effective tax rate of 72.1%, 68.2%, 72.1% and 68.2%, respectively, including an excise tax rate of 20% applicable to excess parachute payments pursuant to Section 4999 of the Internal Revenue Code.

•

Amounts shown only reflect benefits triggered under the named executive officer’s continuity agreement and do not reflect the impact of any offset required pursuant to the Grossman Employment Agreement, Mowbray Employment Agreement and Pollier Side Letter. See “—Continuity Agreements” for additional details on these required offsets.

Equity-based Assumptions

•	All previously unvested Time-Vesting Options and RSUs vested on December 28, 2018.

•

Pursuant to the terms of the PSUs, on December 28, 2018, the time-vesting criteria was deemed satisfied and the performance-vesting criteria was deemed satisfied at “target” level performance (i.e., 100%) with respect to performance periods that were not ended as of such date and at the actual achieved level of performance with respect to performance periods that were ended as of such date.

•	RSUs and PSUs were valued using the closing price of the Company’s Common Stock on December 28, 2018.

•

Time-Vesting Options were valued at the greater of $0 or the actual spread between the exercise price of the option and the closing price of the Company’s Common Stock on December 28, 2018 (i.e., $41.29 minus exercise price). This would represent the true value received by the executives upon immediate vesting of their Time-Vesting Options.

Benefit Assumptions

•

Each executive’s “target” bonus is calculated based on his or her base salary and target bonus percentage at December 28, 2018 for the purposes of determining his or her severance and contributions to the executive profit sharing plan, if applicable. Ms. Grossman’s “target” bonus is $1,800,000, Mr. Hotchkin’s “target” bonus is $525,941, Ms. Mowbray’s “target” bonus is $270,905 (CA$369,483(1)), Ms. Pollier’s “target” bonus is $266,671 (€233,043(2)) and Mr. Colosi’s “target” bonus is $279,931.

•

For purposes of calculating each executive’s severance, the Company is deemed to have exceeded its performance targets under its annual cash bonus incentive plan if the applicable blended financial performance rating exceeds 100%.

•	The executive does not receive comparable perquisites from a subsequent employer.

•	Medical, dental, vision, life and car insurance, and car lease and related tax rates, as applicable, are paid at 2019 monthly rates.

•

Each U.S. executive is assumed to have participated in the Company’s qualified defined contribution plan and any other retirement plan so long as contributions were made by or on such executive’s behalf at any time during the fiscal year in which such termination occurred.

(1)	Amounts shown in Canadian dollars were converted to U.S. dollars using the applicable exchange rate on December 28, 2018 (i.e., $0.7332).
(2)	Amounts shown in euros were converted to U.S. dollars using the applicable exchange rate on December 28, 2018 (i.e., $1.1443).

•

Contributions to the executive profit sharing plan are based on the Company’s contribution rate applicable to, and base salary of, each executive as of December 28, 2018. Each executive will receive her or his respective “target” bonuses in March of each year, which is deemed eligible earnings under the plan. Interest is calculated under the plan using the annualized prime rate, as published in The Wall Street Journal on December 28, 2018, plus 2%, compounded as of the end of each fiscal month. No supplemental employer contributions are made.

•

3% matching contribution by the Company of the executive’s eligible earnings as of December 28, 2018 to the Company’s savings plan for U.S. salaried employees, subject to the applicable limitations of the Internal Revenue Code as in effect in fiscal 2018.

•	Contributions by the Company to its savings plan for eligible, full-time Canadian employees at the maximum amount permitted by law with respect to fiscal 2018.

•	No reimbursement of temporary housing costs for any of the executives.

•	No reimbursement of moving costs for any of the executives.

•	No travel costs or legal or professional tax services are paid for any of the executives.

•	Each executive is assumed to have received outplacement services provided to the fullest extent as set forth in her or his continuity agreement.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K of the Exchange Act, we are providing the following information regarding the ratio of the annual total compensation for our principal executive officer to the median of the annual total compensation of all our employees (other than our principal executive officer) (the “CEO Pay Ratio”). Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u). However, due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, our CEO Pay Ratio may not be comparable to the CEO pay ratios presented by other companies.

Our employee population was initially evaluated as of December 30, 2017, when the Company had approximately 18,000 employees, a majority of whom were part-time Studio Team Members (formerly known as “service providers”) who typically worked fewer than three workshops (formerly known as “meetings”) a week. Our Studio Team Members are offered work schedules that provide them with considerable flexibility regarding, among other things, the number of workshops and/or hours they work per week. Compensation for Studio Team Members is primarily comprised of pay for workshops, hourly pay for various additional miscellaneous tasks, and sales commissions. As is permitted under the SEC rules, to determine the Company’s median employee, we used “gross taxable wages” as our consistently applied compensation measure. We annualized this number for those full- and part-time employees who did not work the full fiscal 2017 year. We believe this consistently applied compensation measure reasonably reflects annualized compensation across our employee base. Using a determination date of October 15, 2017, we determined our median employee from our total worldwide employee workforce. Our median employee for fiscal 2017 was a Wellness Guide (formerly known as a “receptionist”) who worked on average 10.7 hours per week during fiscal 2017.

In accordance with SEC rules, as there were no significant changes in our employee population or employee compensation arrangements during the last completed fiscal year that we believe would significantly change our CEO Pay Ratio disclosure for fiscal 2018, we elected to use the same median employee identified in fiscal 2017 to compute the fiscal 2018 CEO Pay Ratio. Our median employee’s annual total compensation for fiscal 2018 was $6,194 – an increase of approximately $181 (3%) from fiscal 2017. For fiscal 2018, as reflected in the Company’s Summary Compensation Table, the annual total compensation for our President and Chief Executive Officer, Ms. Grossman, was $8,798,135. This amount represents a significant decrease from Ms. Grossman’s annual total compensation for fiscal 2017 due to the one-time compensation awards and benefits Ms. Grossman received upon her hire in 2017 to attract her to the position of President and Chief Executive Officer and to facilitate her employment transition. Accordingly, our CEO Pay Ratio for fiscal 2018 was approximately 1,420:1.

DIRECTOR COMPENSATION

The Company uses a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation for non-employee directors, the Board of Directors considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board of Directors. Directors who are employees of the Company receive no compensation for their service as directors.

Cash and Stock Compensation Paid to Directors

Members of the Board of Directors who are not employees of the Company are entitled to receive annual compensation of $150,000, payable quarterly, half in cash and half in fully vested Common Stock. The number of shares of Common Stock granted quarterly is determined by averaging the closing price of the Common Stock for the last five trading days of each fiscal quarter. This average price is then used to determine the number of shares required to satisfy the share portion of the director’s quarterly fees. Any fractional shares are paid in cash.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses related to their services as a member of the Board of Directors or one of its committees. The Company also reimburses certain expenses incurred by directors in connection with attending director education programs as well as memberships in director organizations.

Cash Compensation Paid to Directors Serving on Committees of the Board of Directors

Each director serving as a member of the Audit Committee is entitled to receive $10,000 per annum, payable quarterly, in cash. Each director who serves as Audit Committee chair is entitled to receive $12,500 per annum, payable quarterly, in cash, in addition to the annual amount payable for being a member of the Audit Committee. Also, each director serving as a member of the Compensation Committee is entitled to receive $6,000 per annum, payable quarterly, in cash.

On March 6, 2018, the Board of Directors established the NCG Committee and determined, upon the recommendation of the Compensation Committee, that each director serving as a member of the NCG Committee is entitled to receive $6,000 per annum, payable quarterly, in cash.

Transfer Restrictions on Director Equity-Based Compensation

Our non-employee directors are not subject to any minimum share ownership requirement. However, all equity-based compensation described above is paid in the form of shares of fully vested Common Stock and such shares are subject to restrictions on transfer so that they cannot be sold or transferred until the applicable director is no longer serving on the Board of Directors, provided, however, such restrictions may be removed to the extent that following the proposed sale or transfer of any such shares, the applicable director continues to hold shares of Common Stock with a value of at least $600,000 in the aggregate, such value based on the closing price of the Common Stock on the date of such director’s request for permission to consummate such sale or transfer pursuant to the Company’s Amended and Restated Securities Trading Policy, and any successor policy thereof.

Director Summary Compensation Table

The following table sets forth information concerning the compensation of our directors (other than Ms. Grossman who is a named executive officer) for fiscal 2018.

DIRECTOR COMPENSATION FOR FISCAL 2018

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation		Total
Raymond Debbane(2)	$81,116	$75,432	—		$156,548
Steven M. Altschuler(2)(3)	$91,116	$75,432	—		$166,548
Philippe J. Amouyal(2)(4)	$81,116	$75,432	—		$156,548
Julie Bornstein(5)	—	—	—		—
Tracey D. Brown(3)(5)	—	—	—		—
Cynthia Elkins(3)(4)(6)	$90,044	$75,432	—		$165,476
Jonas M. Fajgenbaum	$75,116	$75,432	—		$150,548
Denis F. Kelly(3)	$97,616	$75,432	—		$173,048
Sacha Lainovic(7)	$45,838	$64,749	—		$110,587
Julie Rice(6)(8)	$29,547	$10,828	—		$40,375
Thilo Semmelbauer(6)	$80,044	$75,432	—		$155,476
Christopher J. Sobecki(2)(6)	$80,044	$75,432	—		$155,476
Oprah Winfrey(9)	$75,116	$75,432	$180,000	(10)	$330,548

(1)

Stock awards consist solely of awards of fully vested Common Stock subject to certain transfer restrictions. The amounts shown represent the aggregate grant date fair value of stock awards granted in fiscal 2018 calculated in accordance with applicable accounting standards. The grant date fair value for each applicable stock award granted to each director on January 2, 2018 was $18,654; April 2, 2018 was $18,853; July 2, 2018 was $18,885; and October 1, 2018 was $19,040 (except in the case of Mr. Lainovic was $8,357 and in the case of Ms. Rice was $10,828, in each case reflecting the applicable proration for their time of service), in each case based solely on the closing price of our Common Stock on the date of the grant. The stock award granted on January 2, 2018 was for compensation earned for the fourth quarter of fiscal 2017.

(2)

Member of the Compensation Committee. Effective February 27, 2019, the Board of Directors elected Mr. Sobecki to serve as a member of the Compensation Committee to fill the vacancy resulting from Mr. Amouyal’s resignation.

(3)

Member of the Audit Committee. Effective February 27, 2019, the Board of Directors elected Ms. Brown to serve as a member of the Audit Committee to fill the vacancy resulting from Ms. Elkins’ resignation.

(4)	Mr. Amouyal and Ms. Elkins resigned from the Board of Directors effective February 26, 2019.

(5)

Effective February 27, 2019, the Board of Directors elected Mses. Bornstein and Brown to serve as directors to fill the vacancies resulting from Mr. Amouyal’s and Ms. Elkins’ resignations, respectively. Given Mses. Bornstein and Brown commenced their service as directors in fiscal 2019, they received no compensation for fiscal 2018.

(6)

Member of the NCG Committee. The NCG Committee was established on March 6, 2018. Therefore, the amounts reported for the NCG Committee members reflect prorated fees earned for their service from the date of formation of the committee. Effective February 27, 2019, the Board of Directors elected Ms. Rice to serve as a member of the NCG Committee to fill the vacancy resulting from Ms. Elkins’ resignation.

(7)

Mr. Lainovic resigned from the Board of Directors effective August 9, 2018. Therefore, the amounts reported for Mr. Lainovic reflect fees earned and stock awards granted with respect to his service prior to his departure.

(8)

Effective August 9, 2018, the Board of Directors elected Ms. Rice to serve as a director to fill the vacancy resulting from Mr. Lainovic’s resignation. Therefore, the amounts reported for Ms. Rice reflect fees earned and stock awards granted from the date of her election.

(9)

As of December 29, 2018, Ms. Winfrey held a fully vested, non-qualified stock option to purchase 2,108,081 shares of Common Stock granted to Ms. Winfrey in consideration of her entering into the Strategic Collaboration Agreement with the Company on October 18, 2015 and the performance of her obligations thereunder. For additional information on Ms. Winfrey’s current equity holdings, see “Security Ownership of WW.”

(10)

Amount shown represents the Company’s payment to the Screen Actors Guild-Producers Pension and Health Plans arising from Ms. Winfrey’s promotional work on behalf of the Company pursuant to the Strategic Collaboration Agreement.

SECURITY OWNERSHIP OF WW

The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 11, 2019 (unless otherwise indicated below) by (i) beneficial owners known to the Company to own more than 5% of the Company’s Common Stock, (ii) each of our named executive officers, as such term is defined in Item 402(a)(3) of Regulation S-K of the Exchange Act, (iii) each of our directors and (iv) all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, any shares of our Common Stock (i) subject to options held by that person that are currently exercisable or exercisable within 60 days of March 11, 2019 or (ii) issuable upon the vesting of RSUs or PSUs held by that person within 60 days of March 11, 2019 are deemed issued and outstanding. These shares, however, are not deemed issued and outstanding for purposes of computing percentage ownership of each other individual shareholder.

Our capital consists of our Common Stock and our preferred stock. The percent of class calculations are based on the 66,965,962 shares of our Common Stock outstanding and zero shares of our preferred stock outstanding as of March 11, 2019. None of the shares held by our directors or executive officers has been pledged as security as of March 11, 2019.

Except as otherwise indicated in the footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock.

	As of March 11, 2019
Name of Beneficial Owner	Amount of Beneficial Ownership of Common Stock	Percent of Class
Artal Group S.A.(1)	14,818,300	22.13%
Oprah Winfrey(2)(3)(4)	7,525,246	10.89%
The Vanguard Group(5)	5,349,143	7.99%
BlackRock, Inc.(6)	4,391,375	6.56%
Mindy Grossman(3)	391,039	*
Nicholas P. Hotchkin	90,445	*
Stacey Mowbray(3)	26,436	*
Corinne Pollier(-Bousquet)(3)	67,437	*
Michael F. Colosi(3)	57,205	*
Raymond Debbane(4)(7)	32,484	*
Steven M. Altschuler(4)	20,041	*
Julie Bornstein	—	—
Tracey D. Brown	—	—
Jonas M. Fajgenbaum(4)	42,484	*
Denis F. Kelly(4)	49,249	*
Julie Rice(4)	602	*
Thilo Semmelbauer(4)	25,500	*
Christopher J. Sobecki(4)	57,533	*
All current directors and executive officers as a group (14 persons)(8)	8,359,265	12.03%

*	Amount represents less than 1% of outstanding Common Stock.

(1)

The information concerning Artal Group S.A. is based on (i) a Schedule 13D/A (Amendment No. 13) reported as of August 14, 2018 filed jointly with the SEC on August 16, 2018 by Artal Luxembourg S.A., Artal International S.C.A., Artal International Management S.A. (“Artal International Management”), Artal Group S.A., Westend S.A. (“Westend”), Stichting Administratiekantoor Westend (the “Stichting”) and Mr. Pascal Minne and (ii) other information known to us. Mr. Minne is the sole member of the board of the Stichting. The Stichting is the parent of Westend. Westend is the parent of Artal Group S.A. Artal Group S.A. is the parent of Artal International

Management and Artal International S.C.A. Artal International Management is the managing partner of Artal International S.C.A., which is the parent of Artal Luxembourg S.A. As of August 16, 2018, Artal Luxembourg S.A. was the beneficial owner of 14,818,300 of our shares. As a result of the foregoing, Artal International S.C.A., Artal International Management, Artal Group S.A., Westend, the Stichting and Mr. Minne may each be deemed to be the beneficial owner of all of our shares beneficially owned by Artal Luxembourg S.A. The address of Artal Luxembourg S.A., Artal International S.C.A., Artal International Management, Artal Group S.A. and Westend is 44, Rue De La Vallée, L-2661 Luxembourg, Luxembourg. The address of the Stichting is Ijsselburcht 3, NL-6825 BS Arnhem, The Netherlands. The address of Mr. Minne is Rue de l’Industrie 44, B-1040 Bruxelles, Belgium.

(2)

The information concerning Oprah Winfrey is based on (i) a Schedule 13D/A (Amendment No. 2) reported as of May 15, 2018 filed with the SEC on May 18, 2018 by Ms. Winfrey; (ii) a Form 4 reported as of January 2, 2019 filed with the SEC on January 4, 2019 on behalf of Ms. Winfrey and (iii) other information known to us. Ms. Winfrey has sole voting power and sole dispositive power over 7,525,246 shares. The address for Ms. Winfrey is c/o Harpo, Inc., 1041 North Formosa Avenue, West Hollywood, California 90046.

(3)

The number of shares beneficially owned includes any shares issuable in connection with RSUs or PSUs that vest within 60 days after March 11, 2019 and any shares subject to purchase upon exercise of stock options that are currently exercisable or exercisable within 60 days after March 11, 2019 and is as follows: Ms. Winfrey, 2,108,081 shares; Ms. Grossman, 325,000 shares; Ms. Mowbray, 10,830 shares; Ms. Pollier, 41,254 shares; and Mr. Colosi, 40,307 shares. See “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons—Winfrey Transactions—Winfrey Partnership” for information on the transfer restrictions on the shares issuable upon exercise of the Winfrey Option. Ms. Mowbray’s 10,830 shares were subject to purchase upon exercise of stock options that were exercisable on March 11, 2019 and will remain exercisable for up to 90 days following her departure from the Company on March 22, 2019. All such options that are unexercised on June 20, 2019 will be cancelled on such date.

(4)

The number of director equity-based compensation shares beneficially owned by the directors that are subject to certain transfer restrictions are as follows: Ms. Winfrey, 9,377 shares; Mr. Debbane 32,484 shares; Dr. Altschuler, 20,041 shares; Mr. Fajgenbaum, 32,484 shares; Mr. Kelly, 12,249 shares; Ms. Rice, 602 shares; Mr. Semmelbauer, 15,500 shares; and Mr. Sobecki, 52,533 shares. For details on these transfer restrictions, see “Director Compensation—Transfer Restrictions on Director Equity-Based Compensation”. Ms. Winfrey also beneficially owns 5,407,788 shares of Common Stock, which she acquired pursuant to the Share Purchase Agreement she entered into with the Company on October 18, 2015, that are subject to certain transfer restrictions. See “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons—Winfrey Transactions—Winfrey Partnership” for information on the transfer restrictions on these purchased shares under the Share Purchase Agreement. The number of shares beneficially owned by Mr. Kelly also includes 2,200 shares held by his spouse in an Individual Retirement Account. The number of shares beneficially owned by Mr. Sobecki also includes 5,000 shares held in a 501(c)(3) family foundation over which Mr. Sobecki may be deemed to have investment and voting power.

(5)

The information concerning The Vanguard Group (“Vanguard”) is reported as of December 31, 2018 based on a Schedule 13G filed with the SEC on February 12, 2019 by Vanguard. Vanguard has sole voting power over 77,221 shares, shared voting power over 7,342 shares, sole dispositive power over 5,268,286 shares and shared dispositive power over 80,857 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(6)

The information concerning BlackRock, Inc. (“BlackRock”) is reported as of December 31, 2018 based on a Schedule 13G filed with the SEC on February 8, 2019 by BlackRock. BlackRock has sole voting power over 4,304,555 shares and sole dispositive power over 4,391,375 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(7)

Mr. Debbane is also the Chief Executive Officer and a director (Managing Director) of Artal Group S.A. and a managing director of Artal International Management and Artal Luxembourg S.A. Artal Group S.A. is the parent of Artal International Management and Artal International S.C.A. Artal International Management is the managing partner of Artal International S.C.A. Artal International S.C.A. is the parent of Artal Luxembourg S.A. Mr. Debbane disclaims beneficial ownership of all shares owned by Artal Luxembourg S.A.

(8)

The number of shares beneficially owned includes an aggregate of 2,514,642 shares that are either issuable in connection with RSUs or PSUs that vest within 60 days after March 11, 2019 or subject to purchase upon exercise of stock options that are currently exercisable or exercisable within 60 days after March 11, 2019.

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

Review, Approval or Ratification of Related Person Transactions

The Company’s Board of Directors has adopted a written Related Person Transaction Policy, which sets forth the Company’s policies and procedures for the review and approval or ratification of transactions with related persons. The procedures cover related person transactions between the Company and any “related person” (as defined in Item 404(a) of Regulation S-K of the Exchange Act), which includes our directors or director nominees, our executive officers, security holders who beneficially own more than 5% of our Common Stock, or the immediate family members of any of the foregoing. More specifically, the procedures cover transactions, arrangements or relationships in which the Company was or is to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest.

The Company’s legal department is primarily responsible for the development and implementation of processes and controls to obtain information with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. The Audit Committee (or another appropriate approving body) (the “Approving Body”) reviews and determines whether to approve or ratify any related person transaction that is required to be disclosed under Item 404(a) of Regulation S-K of the Exchange Act, and any material amendment or modification to a related person transaction. To assist the Approving Body in such review, Company management must disclose certain information regarding the transactions at issue. In the course of its review and approval or ratification of a related person transaction, the Approving Body considers all relevant facts and circumstances, including, without limitation:

•	the relationship of the related person to the Company;

•	the nature and extent of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance and fairness of the transaction both to the Company and to the related person;

•	the business rationale for engaging in the transaction;

•	whether the transaction would likely impair the judgment of a director or executive officer to act in the best interest of the Company;

•	whether the value and the terms of the transaction are substantially similar as compared to those of similar transactions previously entered into by the Company with non-related persons, if any; and

•	any other matters that management or the Approving Body deem appropriate.

Additionally, any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee or recommended by the Compensation Committee to the Board of Directors for its approval.

Transactions with Related Persons

Registration Rights Agreement

Simultaneously with the closing of our acquisition by Artal in 1999, we entered into a Registration Rights Agreement with Artal and The Kraft Heinz Company (successor to H.J. Heinz Company) (“Heinz”). The Registration Rights Agreement grants Artal the right to require us to register shares of our Common Stock for public sale under the Securities Act of 1933, as amended, (1) upon demand and (2) in the event that we conduct certain types of registered offerings. Heinz has sold all shares of our Common Stock held by it and accordingly no longer has any rights under this agreement. The Invus Group, LLC (“Invus”) is the exclusive investment advisor to Artal. The principals of Invus have received customary compensation from Artal in connection with transactions under this Registration Rights Agreement. Certain of our directors (Messrs. Debbane, Fajgenbaum and Sobecki) and our former director Mr. Amouyal are principals of Invus. Until December 31, 2006, when he became a co-founder and Managing Partner of Invus Financial Advisors, LLC, a New York-based investment firm, our former director Mr. Lainovic was a principal of Invus. Mr. Debbane is also the Chief Executive Officer and a director of Artal Group S.A.

Corporate Agreement

We entered into a Corporate Agreement with Artal in November 2001, which was amended in July 2005. Under the Corporate Agreement and subject to certain conditions, we agreed that Artal has the right to nominate a number of directors approximately equal to its ownership percentage multiplied by the number of directors on the Board of Directors.

We also agreed with Artal that both we and Artal have the right to:

•	engage in the same or similar business activities as the other party;

•	do business with any customer or client of the other party; and

•	employ or engage any officer or employee of the other party.

Neither Artal nor we, nor our respective related parties, will be liable to each other as a result of engaging in any of these activities.

Under the Corporate Agreement, if one of our officers or directors who also serves as an officer, director or advisor of Artal becomes aware of a potential transaction related primarily to the group education-based weight-loss business or an Internet diet business, as defined, that may represent a corporate opportunity for both Artal and us, the officer or director has no duty to present that opportunity to Artal, and we will have the sole right to pursue the transaction if the Board of Directors so determines. If one of our officers or directors who also serves as an officer, director or advisor of Artal becomes aware of any other potential transaction that may represent a corporate opportunity for both Artal and us, the officer or director will have a duty to present that opportunity to Artal, and Artal will have the sole right to pursue the transaction if Artal so determines. If one of our officers or directors who does not serve as an officer, director or advisor of Artal becomes aware of a potential transaction that may represent a corporate opportunity for both Artal and us, neither the officer nor the director nor we have a duty to present that opportunity to Artal, and we may pursue the transaction if the Board of Directors so determines. If any officer, director or advisor of Artal who does not serve as an officer or director of us becomes aware of a potential transaction that may represent a corporate opportunity for both Artal and us, none of the officer, director, advisor, or Artal has a duty to present that opportunity to us, and Artal may pursue the transaction if it so determines.

If Artal transfers, sells or otherwise disposes of our then outstanding voting stock, the transferee will generally succeed to the same rights that Artal has under the Corporate Agreement by virtue of its ownership of our voting stock, subject to Artal’s option not to transfer those rights.

Winfrey Transactions

The Company’s transactions with Ms. Winfrey, currently a director and beneficial owner of more than five percent of our Common Stock, are described below.

Winfrey Partnership

On October 18, 2015 (the “Partnership Date”), we entered into a Strategic Collaboration Agreement with Ms. Winfrey (the “Strategic Collaboration Agreement”) pursuant to which Ms. Winfrey granted us the right to use, subject to her approval, her name, image, likeness and endorsement for and in connection with the Company and its programs, products and services (including in advertising, promotion, materials and content), and we granted Ms. Winfrey the right to use our trademarks and service marks to collaborate with and promote the Company and its programs, products and services. The Strategic Collaboration Agreement has an initial term of five years, with additional successive one year renewal terms. During this period, Ms. Winfrey will consult with us and participate in developing, planning, executing and enhancing the WW program and related initiatives, and provide us with services in her discretion to promote the Company and its programs, products and services, including in advertisements and promotions, and making personal appearances on our behalf. Ms. Winfrey will not grant anyone but the Company the right to use her name, image, likeness or endorsement for or in connection with any other weight loss or weight management programs during the term of the Strategic Collaboration Agreement, and she will not engage in any other weight loss or weight management business, program, products, or services during the term of the Strategic Collaboration Agreement and for one year thereafter.

On the Partnership Date, we entered into a Share Purchase Agreement with Ms. Winfrey (the “Winfrey Purchase Agreement”) pursuant to which we issued and sold to Ms. Winfrey an aggregate of 6,362,103 shares of Common Stock for an aggregate cash purchase price of $43,198,679. Pursuant to the Winfrey Purchase Agreement, the purchased shares could not be transferred by Ms. Winfrey within the first two years of the Partnership Date, subject to certain limited exceptions. Thereafter, under the terms of the Winfrey Purchase Agreement, Ms. Winfrey was permitted to transfer up to 15% of the purchased shares prior to the third anniversary of the Partnership Date, and she may transfer up to 30% of the purchased shares prior to the fourth anniversary of the Partnership Date and up to 60% of the purchased shares prior to the fifth anniversary of the Partnership Date. On or after the fifth anniversary of the Partnership Date, Ms. Winfrey will be permitted to transfer all of the purchased shares. The purchased shares are also subject to a right of first offer and right of first refusal held by the Company. Under the Winfrey Purchase Agreement, Ms. Winfrey has certain demand registration rights and piggyback rights with respect to these purchased shares. The Winfrey Purchase Agreement also provides Ms. Winfrey with the right to be nominated as director of the Company for so long as she and certain permitted transferees own at least 3% of our issued and outstanding Common Stock.

In consideration of Ms. Winfrey entering into the Strategic Collaboration Agreement and the performance of her obligations thereunder, on the Partnership Date, we granted Ms. Winfrey a fully vested option to purchase 3,513,468 shares of Common Stock (the “Winfrey Option”). The term sheet for the Winfrey Option, which includes the terms and conditions appended thereto, relating to the grant of the Winfrey Option is referred to herein as the “Winfrey Option Agreement”. The Winfrey Option is exercisable at a price of $6.97 per share, in whole or in part, at any time prior to October 18, 2025, subject to earlier termination under certain circumstances, including if (i) the Strategic Collaboration Agreement expires as a result of Ms. Winfrey’s decision not to renew the term of such agreement and (ii) a change in control (as defined in the Winfrey Option Agreement) of the Company occurs. Subject to certain limited exceptions, pursuant to the Winfrey Option Agreement, the shares issuable upon exercise of the Winfrey Option generally could not be transferred by Ms. Winfrey within the first year of the Partnership Date. Thereafter, under the terms of the Winfrey Option Agreement, Ms. Winfrey was permitted to transfer up to 20% of the shares issuable upon exercise of the Winfrey Option prior to the second anniversary of the Partnership Date and up to 40% of such shares prior to the third anniversary of the Partnership Date, and she may transfer up to 60% of such shares prior to the fourth anniversary of the Partnership Date and up to 80% of such shares prior to the fifth anniversary of the Partnership Date. On or after the fifth anniversary of the Partnership Date, Ms. Winfrey will be permitted to transfer all of the shares issuable upon exercise of the Winfrey Option. The shares issuable upon exercise of the Winfrey Option are also subject to a right of first offer and right of first refusal held by the Company.

In March 2018, as permitted under the Winfrey Purchase Agreement and the Winfrey Option Agreement transfer provisions, Ms. Winfrey sold 954,315 of the purchased shares discussed above and exercised a portion of the Winfrey Option resulting in the sale of 1,405,387 shares issuable under such option, respectively. For additional details on Ms. Winfrey’s equity holdings in the Company, see “Security Ownership of WW”.

In connection with Ms. Winfrey’s purchase of Common Stock and the grant of the Winfrey Option described above, Artal Luxembourg entered into a Voting Agreement with Ms. Winfrey on the Partnership Date (the “Voting Agreement”), pursuant to which Ms. Winfrey agreed to vote all of her Common Stock or preferred stock of the Company and other securities convertible into or exercisable or exchangeable for any Common Stock or preferred stock of the Company so as to elect as directors such nominees designated by Artal. As a result of Artal selling a portion of its shares of our Common Stock in fiscal 2018, the Voting Agreement terminated pursuant to its terms on May 15, 2018 and we are no longer a “controlled company” under applicable Nasdaq rules.

Other Winfrey Transactions

In the ordinary course of our business, we enter into transactions in connection with advertising and marketing, including with companies in which Ms. Winfrey has a direct or indirect material interest (each, a “Winfrey Entity”). Such transactions with Winfrey Entities are entered into on an arm’s length basis often through a third party, media services agency, and Ms. Winfrey does not receive any additional compensation in connection with services she provides pursuant to the Strategic Collaboration Agreement. The table below sets forth the aggregate amount of expenses and fees the Company paid in fiscal 2018 in connection with the specified transaction category and the Winfrey Entities involved in such transactions.

Transaction Category	Transaction Description	Expenses and Fees Paid in Fiscal 2018	Winfrey Entities
Production	Payment for production of advertising assets	$499,016	Harpo Inc.(1)

Media	Payments for the placement of Online, print and television media on Winfrey properties (i.e., OWN television network, O Magazine and Oprah.com) and promotion of WW-related social media activity by Ms. Winfrey	$2,474,059 (all of which was paid through Horizon Media, Inc., a third party, media services agency)	Oprah Winfrey Network, LLC(2) O Magazine(3)

(1)	Ms. Winfrey owns 100% of the entity.

(2)	Joint venture with Discovery Communications, Inc. Ms. Winfrey, through Harpo Inc., owns 25.5% of entity and has some governance rights.

(3)	Ms. Winfrey has a royalty interest of 50% of net cash flow.

Other Related Person Transactions

Nicolas Chikhani, Vice President, Product of the Company, is the son-in-law of Mr. Debbane, the Chairman of our Board of Directors. Mr. Chikhani’s total compensation in connection with his employment by the Company in fiscal 2018, including salary, bonus, equity grants, and other benefits, was approximately $339,975. His compensation is consistent with our overall compensation principles based on his years of experience, performance, and position within the Company.

Affiliates of FMR LLC (collectively known as “Fidelity”), a security holder who reported beneficially owning more than 5% of our Common Stock during fiscal 2018, provide investment management and administrative functions to service the Company’s Third Amended and Restated Weight Watchers Savings Plan (the “Savings Plan”) and the funds therein. The participants in the Savings Plan and the Company paid approximately $730,000 in related fees to Fidelity in fiscal 2018. The service agreement with Fidelity was entered into on an arm’s length basis.

OTHER MATTERS

Other Matters

The Board of Directors knows of no other business that will be presented to shareholders at the 2019 Annual Meeting for a vote. If other matters properly come before the 2019 Annual Meeting, the persons named as proxies will vote on them in accordance with their discretion.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our Common Stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. Based on our records and written representations from our directors and officers, we believe that all such Reporting Persons complied with all Section 16(a) filing requirements in fiscal 2018.

Procedures for Submitting Shareholder Proposals

The Company currently intends to hold its next annual meeting of shareholders, the 2020 Annual Meeting, in May 2020.

Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in the Company’s 2020 proxy statement and proxy card by submitting their proposals to the Company on or before December 7, 2019. In addition, all shareholder proposals requested to be included in the Company’s proxy statement and proxy card must also comply with the requirements set forth in the federal securities laws, including Rule 14a-8, in order to be included in the Company’s proxy statement and proxy card for the 2020 Annual Meeting.

In addition, the Company’s Bylaws establish an advance notice procedure with regard to certain matters, including nominations of persons for election as directors and shareholder proposals included in the Company’s proxy statement, to be brought before an annual meeting of shareholders. In general, notice must be received by the Corporate Secretary of the Company not less than 120 days nor more than 150 days prior to the anniversary date of the proxy statement in connection with the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Therefore, to be presented at the 2020 Annual Meeting, such a proposal must be received by the Company on or after November 7, 2019 but no later than December 7, 2019. If the date of the annual meeting is more than 30 days earlier or later than the anniversary date of the prior year’s annual meeting, notice must be received not less than 60 days prior to such annual meeting. Copies of the Company’s Bylaws may be obtained free of charge by contacting the Corporate Secretary at Weight Watchers International, Inc., 675 Avenue of the Americas, 6th Floor, New York, New York 10010, (212) 589-2700.

All notices of proposals by shareholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Corporate Secretary at Weight Watchers International, Inc., 675 Avenue of the Americas, 6th Floor, New York, New York 10010.

Shareholders of Record with Multiple Accounts

SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside. Each shareholder continues to receive a separate proxy card. This procedure is referred to as “householding”. While the Company does not household its mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. The Company will deliver promptly a separate copy of the proxy statement and annual report to any shareholder who sends a written or oral request to the Company at Weight Watchers International, Inc., Attention: Investor Relations, 675 Avenue of the Americas, 6th Floor, New York, New York 10010, (212) 601-7569. Similarly, if a shareholder shares an address with another shareholder and has received multiple copies of the Company’s proxy statement or annual report, he or she may write or call the Company at the above address or phone number to request a single copy of these materials.

Annual Report and Other Corporate Documents

The Annual Report to Shareholders covering fiscal 2018 has been mailed together with the proxy solicitation material. The Annual Report does not form any part of the material for the solicitation of proxies.

Corporate information and our press releases, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments thereto, are available without charge on our corporate website at corporate.ww.com/sec-filings as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC (i.e., generally the same day as the filing). Copies of our Annual Report on Form 10-K for fiscal 2018, including financial statements and schedules thereto, filed with the SEC, as well as our Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, NCG Committee Charter and Code of Business Conduct and Ethics, are also available without charge to shareholders upon written request addressed to Weight Watchers International, Inc., Attention: Investor Relations, 675 Avenue of the Americas, 6th Floor, New York, New York 10010.

By Order of the Board of Directors

Michael F. Colosi

General Counsel and Secretary

Dated: April 5, 2019

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.

Votes submitted Online or by phone must be received by 11:59 p.m., Eastern Time, on May 6, 2019.
Online Go to www.investorvote.com/WW or scan the QR code — login details are located in the shaded bar below.
Phone Call 1-800-652-VOTE (8683) (toll-free within the United States, U.S. territories and Canada).
Uising a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposals 1, 2, and 3 and FOR Proposals 4 and 5.	+

1. Election of Class III Directors: To elect four members to the Board of Directors to serve for a three-year term as Class III directors.

			For	Withhold					For	Withhold			For	Withhold
	01 -	Steven M. Altschuler, M.D.	☐	☐	02 -	Julie Bornstein			☐	☐	03 -	Mindy Grossman	☐	☐

	04 -	Thilo Semmelbauer	☐	☐

2. Election of Class I Director: To elect one member to the Board of Directors to serve for a one-year term as a Class I director.

			For	Withhold

	05 -	Tracey D. Brown	☐	☐

3. Election of Class II Director: To elect one member to the Board of Directors to serve for a two-year term as a Class II director.

			For	Withhold

	06 -	Julie Rice	☐	☐

						For	Against	Abstain					For	Against	Abstain
4.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2019.					☐	☐	☐	5.	Advisory vote to approve the Company’s named executive officer compensation.			☐	☐	☐

B	Non-Voting Items

Change of Address – Please print new address below.

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A & C OF THIS CARD.

▼ IF VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – WEIGHT WATCHERS INTERNATIONAL, INC.	+

2019 Annual Meeting of Shareholders to be held on May 7, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Mindy Grossman, Nicholas P. Hotchkin and Michael F. Colosi, and each of them, with full power of substitution, as proxies to represent and vote all shares of stock of Weight Watchers International, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the 2019 Annual Meeting of Shareholders of the Company to be held on Tuesday, May 7, 2019, and at any and all adjournments and postponements thereof, upon the matters set forth in the Notice of 2019 Annual Meeting of Shareholders and Proxy Statement, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any and all adjournments and postponements thereof.

DUE TO A SCHEDULING CONFLICT, OPRAH WINFREY, A DIRECTOR OF THE COMPANY, WILL NOT BE IN ATTENDANCE AT THE 2019 ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY.

The Board of Directors recommends a vote “FOR” the election of each of the nominees for Class III, Class I and Class II director to the Board of Directors; “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2019; and “FOR” the advisory approval of the compensation of the Company’s named executive officers.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR IN PROPOSALS 1, 2 AND 3 TO THE BOARD OF DIRECTORS; “FOR” THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 4; AND “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS IN PROPOSAL 5.

YOUR VOTE IS IMPORTANT TO US. PLEASE VOTE BY USING THE INTERNET OR TELEPHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU PLAN TO ATTEND THE 2019 ANNUAL MEETING OF SHAREHOLDERS IN PERSON, PLEASE MARK THE APPROPRIATE BOX.

CONTINUED ON REVERSE SIDE

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. A corporation or partnership must sign its full name by an authorized person.

⬛	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A & C OF THIS CARD.	+